As filed with the Securities and Exchange Commission on June
7
, 2023.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM
S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Heart Test Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Texas	334510	26-1344466
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
550 Reserve St, Suite 360
Southlake, Texas 76092
682-237-7781
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Danielle Watson
550 Reserve St, Suite 360
Southlake, Texas 76092
682-237-7781
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sasha Ablovatskiy Jonathan Shechter Foley Shechter Ablovatskiy LLP 1180 Avenue of the Americas, 8th Floor New York, New York 10036 Tel: (212) 335-0466	David E. Danovitch Angela Gomes Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 7, 2023

Heart Test Laboratories, Inc.

Up to 8,000,000 Shares of Common Stock

Heart Test Laboratories, Inc. (the “Company”, “Heart Test”, “HeartSciences”, “we”, “us” or “our”) is offering on a best efforts basis up to 8,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), based on an assumed public offering price of $1.00 per share, which is equal to the closing price of our shares of Common Stock on the Nasdaq Capital Market on June 1, 2023. See “Description of the Securities We Are Offering” in this prospectus for more information. We refer to the securities offered by this prospectus as the “Securities.”

We previously completed our initial public offering (“IPO”) of units (the “IPO Units”) consisting of shares of Common Stock and warrants to purchase shares of Common Stock (the “IPO Warrants”), on June 17, 2022. Our Common Stock and our IPO Warrants are listed on the Nasdaq Capital Market under the symbols “HSCS” and “HSCSW,” respectively. On June 6, 2023, the closing price of our Common Stock was $1.05 per share and the closing price of our IPO Warrants was $0.12 per warrant.

We expect this offering to be completed no later than two (2) business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

We have engaged Maxim Group LLC as our exclusive placement agent (the “placement agent”) to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to purchase any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Share of Common Stock	Total
Public offering price	$	$
Placement agent fees(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering. Does not include warrants that are issuable by us to the placement agent or its permitted designees to purchase up to a number of shares of Common Stock equal to 4% of the shares of Common Stock sold in this offering, exercisable at a price per share equal to 110% of the public offering price of the shares of Common Stock offered hereby (the “placement agent warrants”) or certain out-of-pocket expenses of the placement agent that are reimbursable by us. See “Plan of Distribution” beginning on page 130 of this prospectus for a description of the compensation to be received by the placement agent.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of this prospectus for a discussion of certain risks and uncertainties you should consider before investing in our securities.

We anticipate that the initial delivery of the shares of our Common Stock against payment therefor will be made on or before                 , 2023.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus is                 , 2023.

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents, or to which we have referred you, before making your investment decision. Neither we, nor the placement agent engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell the Securities, and seeking offers to buy the Securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Securities.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, unless the context suggests otherwise, references to “Heart Test,” “HeartSciences,” the “Company,” “we,” “us” and “our” refer to Heart Test Laboratories, Inc., a Texas corporation. References to “Fiscal 2023” refer to the 12 months ending April 30, 2023, references to “Fiscal 2022” refer to the 12 months ended April 30, 2022, and references to “Fiscal 2021” refer to the 12 months ended April 30, 2021.

Neither we nor the placement agent have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the placement agent is will make an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

TRADEMARKS AND TRADE NAMES

Certain of our trademarks are the subject of trademark registrations in the United States as well as various other countries. Other brand names, names and trademarks contained in this prospectus are the property of their respective owners. Solely for convenience, trademarks, service marks and tradenames are referred to in this prospectus without the SM, TM and/or ® symbols or any typographical emphasis (such as italicized or underlined text), but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to their service marks, trade names and trademarks.

MyoVista (and design)®, wavECG®, HEARTSCIENCES®, Heart Test Laboratories (and design) ®, the Company’s heart logo and HSECG® are trademarks and/or service marks of the Company registered with the United States Patent and Trademark Office (“USPTO”). Other trademarks, service marks and trade names in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. We are liable for all information in this prospectus and the registration statement on Form S-1 filed with the SEC of which this prospectus constitutes a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward- looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our device, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

•	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

•

our ability to receive regulatory clearance for the MyoVista wavECG (the “MyoVista”) from the U.S. Food and Drug Administration (the “FDA”), state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to the MyoVista or other future potential products;

•

our ability to further advance the development of the MyoVista, our 12-lead electrocardiograph (“ECG”) device that would also incorporate an additional proprietary artificial intelligence (“AI”) -based algorithm that we have been designing to detect cardiac dysfunction, and future potential products;

•	our ability to launch sales of the MyoVista or any future potential products into the U.S.;

•	our assessment of the potential of the MyoVista and any future potential products;

•	our planned level of capital expenditures and liquidity;

•	our plans to continue to invest in research and development to develop technology for new products;

•	our failure to meet the continued listing requirements of Nasdaq (as defined below) could result in a de-listing of our shares and penny stock trading;

•

the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

•	our ability to meet our expectations regarding the commercial supply of the MyoVista and any future products;

•	our ability to retain key executives;

•	our ability to internally develop new inventions and intellectual property;

•	the overall global economic environment;

•	the impact of COVID-19 and resulting government actions on us;

•	the impact of competition and new technologies;

•	general market, political and economic conditions in the countries in which we operate;

•	our ability to develop new devices and intellectual property;

•	changes in our strategy; and

•	potential litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

The Company will continue to file annual, quarterly and current reports, proxy statements and other information with the SEC. Forward-looking statements speak only as of the dates specified in such filings. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after any such date, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Unless defined elsewhere, capitalized terms used in this prospectus are defined in the section of this prospectus titled “Glossary of Terms.”

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto included in this prospectus. You should also consider, among other things, the information set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” in each case appearing elsewhere in this prospectus.

Company Overview

We are a medical technology company focused on applying innovative AI-based technology to an ECG, also known as an “EKG,” to expand and improve an ECG’s clinical usefulness. Our objective is to make an ECG a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences’ first product candidate for FDA clearance, the MyoVista is a resting 12-lead ECG that is designed to provide diagnostic information related to cardiac dysfunction as well as conventional ECG information in the same test. The cardiac dysfunction information has only traditionally been available through the use of cardiac imaging. Our business model, which involves the use of the MyoVista and consumables for each test, is expected to be “razor-razorblade” as the cable connection to the electrodes used with the MyoVista are proprietary to HeartSciences, and new electrodes are used for every test performed. As of June 6, 2023, we had 12 full-time employees.

Our device is not cleared for marketing by the FDA and our future success is dependent upon receiving FDA De Novo clearance for the MyoVista. Additional funding may be required as part of achieving FDA clearance and thereafter would be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further research and development (“R&D”).

We believe that there is currently no low-cost, front-line, medical device that is effective at screening for heart disease. As a result, we believe that frontline physicians face a significant challenge in determining if a patient has heart disease. Although many think of the ECG as the frontline test for heart disease, in 2012, the United States Preventive Services Task Force conducted an evaluation of conventional ECG testing and stated: “There is no good evidence the test, called an ECG, helps doctors predict heart risks any better than traditional considerations such as smoking, blood pressure and cholesterol levels in people with no symptoms.”

ECG devices record the electrical signals of a patient’s heart. The ECG is a ubiquitous, relatively low-cost, simple and quick test; it is portable and can be performed in a wide range of clinical settings by a non-specialist clinician or clinical aide. There are three basic categories of heart disease: electrical (such as an arrhythmia), structural (such as valvular disease) and ischemic (such as coronary artery disease, or CAD). Conventional resting ECGs have limited sensitivity in detecting structural and ischemic disease and are typically used for diagnosing cardiac rhythm abnormalities, such as atrial fibrillation, or acute coronary syndrome, such as a myocardial infarction which is also known as a heart attack. However, traditional ECGs have a limited role in identifying cardiac dysfunction associated with structural and ischemic disease.

HeartSciences has designed the MyoVista to help address these limitations and extend the clinical capability of an ECG in detecting cardiac dysfunction. We have been applying AI-machine learning to the signal processed electrical signal of the heart to develop a proprietary algorithm designed to detect cardiac dysfunction caused by heart disease and/or age-related cardiac dysfunction. The MyoVista has not yet received FDA clearance.

The editorial comment associated with the study titled “Prediction of Abnormal Myocardial Relaxation from Signal Processed Surface ECG” presented below discusses recent applications of machine learning to data derived from surface 12-lead ECGs in relation to cardiac dysfunction:

“These represent some of the most significant advances in electrocardiography since its inception, which has historically had a limited, if any, role in the evaluation of cardiac dysfunction. In the past, our cardiovascular community was resigned to the fact that surface ECGs are poor indicators for cardiac dysfunction.”

Khurram Nasir, MD, MPH, MSC, Department of Cardiology, Houston Methodist DeBakey Heart & Vascular Center, Houston, Texas, et. al., Journal of American College of Cardiology Editorial Comment Volume 76 Number 8 2020.

Almost all forms of heart disease, including CAD and structural disease, affect heart muscle, or cardiac, function prior to symptoms. Impaired cardiac function is first observed as impaired cardiac relaxation which is an early indicator of diastolic dysfunction and usually continues to increase in severity as heart disease progresses. The diastolic phase of the cardiac cycle occurs when the heart muscle relaxes (following contraction). Diastolic dysfunction may also be related to age-related cardiac dysfunction.

If we receive FDA clearance for the MyoVista, our main target markets would be frontline healthcare environments in the U.S., such as primary care, to assist physician decision making in the cardiology referral process. Currently, cardiology referral decisions are often based on a patient’s risk factors and/or a conventional ECG test. Accordingly, many patients with heart disease are left undetected while no treatment or intervention is required for most patients referred for cardiac imaging. We believe that adding the capability to detect cardiac dysfunction to a standard 12-lead resting ECG could help improve cardiac referral pathways and be valuable for patients, physicians, health systems and third-party payors.

New Class II devices, such as the MyoVista, require FDA De Novo premarket review. The MyoVista along with its proprietary software and hardware is classified as a Class II medical device by the FDA. Premarket review and clearance by the FDA for these devices is generally accomplished through the 510(k) premarket notification process or De Novo classification request, or petition process. We previously submitted an FDA De Novo classification request in December 2019 and, following feedback and communications with the FDA during and since that submission, we have been making modifications to our device, including our proprietary algorithm. We are part-way through a new, pivotal clinical validation study and have been undertaking device and algorithm development testing for a revised FDA De Novo submission, which we expect to take place during 2023.

We have been using the net remaining proceeds from the IPO, and intend to use the net proceeds we may receive from the sale of any shares of our Common Stock pursuant to the purchase agreement dated March 10, 2023 (the “Lincoln Park Purchase Agreement”) with an institutional investor, Lincoln Park Capital Fund, LLC (“Lincoln Park”), providing for the purchase of up to $15.0 million worth of our Common Stock (the “Purchase Shares”) as further described in “Company Overview – Recent Developments,” and a portion of the net proceeds from this offering, to continue our work towards FDA resubmission and clearance and for general corporate purposes. Although our current aim is to achieve FDA clearance, which would allow us to market the MyoVista in the U.S., there is no assurance that this will be the case. Additional funding would be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further R&D. Our independent registered public accounting firm has issued an opinion on our audited financial statements included in this prospectus that contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, limited capital resources, and a net stockholders’ deficit. These events and conditions indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Heart Disease Facts and Current ECG Testing Limitations

Heart disease refers to a variety of conditions that affect the heart—including heart rhythm problems, heart valve problems, genetic defects and blood-vessel diseases such as CAD. It is often referred to as the “silent killer” and, according to the American Heart Association, one in three patients are not properly diagnosed until after a heart attack occurs and 50% of men and 64% of women who died suddenly of coronary heart disease had no previous symptoms. Statistics published by the U.S. Centers for Disease Control and Prevention, or CDC, show that in the United States heart disease is the leading cause of death for men, women, and people of most racial and ethnic groups. According to the CDC, one person dies from cardiovascular disease every 34 seconds. In 2020 about 20.1 million U.S. adults aged 20 and older have CAD (about 7.2%), with approximately one in five heart attacks being a silent heart attack therefore the person is not even aware of it, but the damage is done. Approximately 697,000 people in the U.S. died from heart disease in 2020, that’s one in every five deaths. The scale of the problem is similar worldwide. In 2020, the World Health Organization confirmed that heart disease has remained the leading cause of death at the global level for the last 20 years. Cardiovascular diseases are the leading cause of death globally. An estimated 17.9 million people died from cardiovascular diseases in 2019, representing 32% of all global deaths.

As heart disease progresses to more acute stages, the cost to treat patients increases significantly. Cardiovascular disease is the leading cost to the healthcare system and is estimated to be responsible for one in every six healthcare dollars spent in the United States. Heart disease cost the United States about $229 billion in each of 2017 and 2018, including the cost of health care services, medicines, and lost productivity due to death. Governments, healthcare providers and payors are motivated to shift the diagnosis and management of these conditions to earlier stages where better patient outcomes can be delivered at lower costs.

We believe that there is currently no low-cost, front-line, medical device that is effective at screening for heart disease. As a result, frontline physicians face a significant challenge in determining if a patient has heart disease. The conventional ECG is thought of by many to be the front-line tool in cardiac testing, but it has poor sensitivity in detecting CAD or structural heart disease.

Overuse of Expensive Cardiology-Based Diagnostic Testing

We believe that the absence of cost-effective front-line or primary-care-based testing has resulted in the over-use of costly cardiology-based diagnostic tests. Noninvasive cardiac tests are significant contributors to healthcare costs, accounting for greater than 40% of Medicare Part B spending on medical imaging, or over $17 billion annually according to the U.S. Centers for Medicare & Medicaid Services (“CMS”). There are a variety of effective, though expensive, diagnostic tests for patients used to detect heart disease. These are typically performed in a specialist cardiology or hospital setting and include:

•	Stress ECG testing, a non-invasive diagnostic test with a cost of approximately $200 with, according to the American College of Cardiology, a sensitivity of 68% in the detection of CAD.

•

Echocardiogram, or echo, a non-invasive diagnostic imaging test, similar to an ultrasound, that is effective in the detection of heart disease; however, the Medicare cost of an echo in a hospital is approximately $600 and can be as much as $3,000 if performed privately.

•	Cardiac imaging tests, such as nuclear stress tests and coronary computerized tomography angiograms alternatively can be conducted noninvasively, but typically cost $1,000 or more.

•	Coronary angiogram, an invasive test in which dye that is visible by X-ray is injected into the blood vessels of the heart. A coronary angiogram can cost in excess of $5,000.

Diastolic Dysfunction, an Early Indicator of Heart Disease

The symptoms and causes of cardiac dysfunction have been researched for many years. The causes of cardiac dysfunction during the contraction (systolic) phase, also called reduced left ventricular ejection fraction, have been well understood for many years. However, according to the American Heart Association Statistics Committee report in 2013, approximately 50% of patients with heart failure (“HF”) symptoms have ejection fraction measures that are not markedly abnormal. In addition, multiple articles published by the National Institutes of Health (“NIH”), state that approximately 50% of HF cases are due to severe diastolic dysfunction, also called heart failure with preserved ejection fraction. HF with preserved ejection fraction (“HFpEF”) is a clinical syndrome in which patients have symptoms and signs of HF with normal or near-normal left ventricular ejection fraction (“LVEF”) (LVEF ≥50%). Roughly half of all patients with HF worldwide have an LVEF ≥50% and nearly half have an LVEF <50%. Thanks to the increased scientific attention about the condition and improved characterization and diagnostic tools, the incidence of HF with reduced ejection fraction (“HFrEF”) dropped while that of HFpEF has increased by 45%. As a result, understanding the causes and progression of diastolic dysfunction has become a key area of scientific and clinical interest. This research has led to the understanding that almost all patients with systolic dysfunction also have diastolic dysfunction and almost all types of heart disease including CAD, valvular disease, cardiomyopathy, hypertension, congenital heart disease, and pericardial disease induce diastolic dysfunction.

According to an article by Dr. Dalane W. Kitzman, MD and Dr. William C. Little, MD published in the February 14, 2012 issue of the Journal of the American Heart Association, diastolic performance is sensitive to nearly all of the common disease processes that affect cardiovascular function. The article indicates that left ventricular, or LV, diastolic function is impaired by all of the common disease processes that affect LV function or produce LV hypertrophy or fibrosis, including hypertension, diabetes, ischemia, myocarditis, toxins, and infiltrative cardiomyopathies. LV diastolic dysfunction (“LVDD”), begins early in the heart disease process and continues to increase in severity as heart disease progresses. LVDD is now recognized as one of the earliest signs of heart disease and typical onset occurs when a patient is still asymptomatic. We believe that the early detection of diastolic dysfunction can be a valuable marker for almost all forms of heart disease and age-related cardiac abnormalities that may otherwise be missed by current conventional ECG devices.

Product and Technology

The MyoVista has been developed in response to the relatively recent understanding in cardiology that most forms of heart disease are associated with LV relaxation abnormalities and diastolic dysfunction. The MyoVista is a 12-lead resting ECG device that features our proprietary algorithm developed to detect cardiac dysfunction in the diastolic phase, specifically slower than normal left ventricular relaxation rates as defined by the American Society of Echocardiology Guidelines.

The MyoVista also includes the capabilities of a full-featured conventional 12-lead resting ECG including analysis using the Glasgow Algorithm, also known as the Glasgow ECG Interpretation Algorithm. Developed by the University of Glasgow in the United Kingdom, the 12-lead ECG Analysis Algorithm has been relied upon for more than 35 years and is a widely used resting ECG interpretive algorithm. The Glasgow Algorithm was developed and has been continuously improved over the years by a team of world-renowned ECG researchers. The Glasgow Algorithm is licensed to us pursuant to a licensing agreement with The University Court of the University of Glasgow, under which we obtained a non-exclusive, worldwide license, which includes automatic renewal provisions, to software modules for an Android platform for analysis of resting 12-lead electrocardiograms and all intellectual property rights (including patents, copyright, trademarks, trade secrets and know-how) relating to the software modules to be used in the MyoVista (the “Glasgow Licensing Agreement”).

In the MyoVista, the conventional ECG (including the Glasgow Algorithm) and our proprietary algorithm, which has been designed to detect impaired left ventricular cardiac relaxation abnormalities, are combined as a single test with results presented separately. The MyoVista has a high-resolution touchscreen display and incorporates many easy and intuitive to use features commonly associated with a tablet device.

MyoVista device with 1 lead view of signal processed waveform

Market Opportunity

Diagnostic Gap

We believe that the significant diagnostic gap in heart disease is early identification. Heart disease often remains asymptomatic for many years as disease progresses until it reaches an acute stage, at which point many patients have a heart attack or die without prior diagnosis of disease. For this reason, heart disease is often referred to as the “silent killer.” In 2012, the United States Preventative Services Task Force stated that there is no good evidence that an ECG helps physicians predict heart risks in people with no symptoms any better than traditional considerations such as smoking, blood pressure and cholesterol levels, acknowledging the diagnostic gap that currently exists.

According to the CDC, cardiovascular disease remains the biggest cost for the US healthcare system at approximately $219 billion per year. The cost of treating acute cardiac events and heart failure is especially high in comparison to preventative treatment. Governments, healthcare providers and third-party payors are focused on shifting the diagnosis and management of heart disease to earlier stages where better patient outcomes can be delivered at lower cost; however, to make substantial progress the existing diagnostic gap needs to be closed.

We believe that the scale of cardiac disease as well as changing demographics, growing ECG market, impetus to identify risks earlier through low-cost testing which is better able to detect heart disease at an early stage, along with the increasing number and type of health care settings creates a significant opportunity for a device such as the MyoVista.

Changing Demographics

Heart disease is most commonly found in individuals age 65 and older with incidences of heart disease increasing at 65 years for men and 71.8 years for women. According to the Organization for Economic Co-operation and Development, advances in the field of medicine have led to an increase in life expectancy which, as of 2020, was estimated to average 77.3. years for a person in the U.S., up from 75.4 years in 1990. As life expectancy increases, the average age of the population is expected to increase. According to the U.S. Health and Human Services — Office of the Inspector General (the “HHS”), the population age 65 and older increased from 38.8 million in 2008 to 52.4 million in 2018 (a 35% increase) and is projected to reach 94.7 million in 2060. By 2030, more than 20 percent of U.S. residents are projected to be age 65 and over. Since heart disease is most commonly found in individuals age 65 years and older, and that population pool is increasing, we believe there is a significant opportunity for a device such as the MyoVista.

Growing ECG Market

The demand for electrocardiograph devices and related supplies known as electrodes is on the rise worldwide. Despite the limitations of the conventional ECG and healthcare guidance around the world that recommends against its use for screening, in the absence of a better alternative, the ECG remains a ubiquitous and widely-used test throughout healthcare including non-cardiology settings. It is estimated that 1.5 million to 3 million ECGs are performed worldwide every day, making it one of the most commonly used cardiovascular diagnostic tests in healthcare and a fundamental tool in clinical practice. It is estimated that more than 100 million ECGs are performed each year in the United States. The 2019 National Ambulatory Medical Care Survey indicated that office-based patient care physicians, excluding anesthesiologists, radiologists and pathologists, ordered or provided 47 million ECG tests during office visits, and the 2020 National Hospital Ambulatory Medical Care Survey showed that during ambulatory care visits to hospital emergency departments, an additional 32 million ECG tests were ordered or performed by hospital emergency departments.

Impetus to Identify Risks Earlier for More Effective Low-Cost Testing

A key goal of the HHS is reducing healthcare costs. This places pressure on physicians and healthcare institutions to contain healthcare costs. Additionally, one of the key objectives of HHS’s Healthy People 2030, is to increase preventive care for people of all ages. We believe that efforts towards preventive care and maintenance will lead to more testing for high-risk individuals and patients who have existing cardiac conditions. This trend, we believe, in tandem with the push to shorten hospital stays, has created an impetus to identify pre-symptomatic patients at risk more effectively at the front-line physician or clinic level and to treat recovering cardiac patients through outpatient care and rehabilitation.

It is our belief that the MyoVista is positioned to respond to the global need for more effective, low-cost ECG testing that screens for heart disease.

Changing Nature of Healthcare Providers

The delivery of healthcare in the U.S. is evolving. Alternative treatment sites, such as retail clinics, concierge medicine, urgent care clinics and ambulatory surgical centers, deliver care from qualified providers in settings outside of emergency departments, hospitals or traditional physician offices. We expect this trend to accelerate the drive to provide more effective preventative care and represents a significant opportunity for the introduction of the MyoVista as a new medical device that offers an enhanced ability to screen for heart disease.

Capitation Provides an Incentive to Identify Medicare Advantage Patients

Healthcare providers are paid either through fee-for-service or capitation. Fee-for-service is a payment model where services are unbundled and paid for separately. In health care, the fee-for-service payment model incentivizes physicians to provide more treatments because payment is dependent on the quantity, rather than quality, of care. Capitation is a payment arrangement that pays a physician or group of physicians a set amount for each enrolled person assigned to them, per period of time, whether or not that person seeks care. Under capitation, the amount of remuneration is based on the average expected healthcare utilization of that patient, with greater payment for patients with significant history of medical problems.

Approximately 48% (approximately 28 million people) of those covered by Medicare according to CMS are enrolled in a Medicare Advantage plan. With respect to these patients, CMS pays capitation to healthcare providers. CMS uses risk adjustment to adjust capitation payments to health plans, either higher or lower, to account for the differences in the health costs of individuals with ailments such as heart failure, CAD, angina and valvular heart disease. Accordingly, under CMS guidelines, risk factor adjustments per patient will provide payment that is higher for sicker patients who have conditions where diagnosis codes are documented in the medical record as a result of a face-to-face visit. Therefore, there is a financial incentive to identify those Medicare Advantage patients who are sicker, including those who have undiagnosed ailments such as heart disease. We believe that undiagnosed heart disease represents a significant problem, and we believe insurance plans that have a high number of Medicare Advantage patients could be a target market for the MyoVista.

Market Strategy

General

Our objective is to make the MyoVista a standard-of-care, as an affordable and valuable medical test. Our business model, which involves the capital sale (typically any item that would be capitalized as an asset and not expensed as a supply item) of the MyoVista and the use of proprietary supplies (electrodes) for each test, is “razor-razorblade.” The electrode connection system is patented which, together with our proprietary high quality electrodes, facilitate high quality, stable ECG signal capture, which, we believe is important as the MyoVista analyzes frequency data as well as conventional ECG information. Because new electrodes are needed for each test, our proprietary electrodes, if purchased, would provide recurring per-test revenue for each MyoVista sold. In short, unlike many new healthcare products, we do not expect to primarily rely on high device pricing and instead will seek to encourage adoption and to rely on recurring revenue as an important aspect of our business model.

Territories

Our initial sales focus will primarily be within the U.S. We intend to market the MyoVista in the U.S. using a direct sales force following FDA clearance. Outside of the U.S., for markets such as Europe and Latin America, we intend to utilize medical device distributors that have existing healthcare provider relationships and experience selling ECG devices, which will be supported by a small number of local field personnel.

Potential Markets

We believe that there is a large variety of potential markets for the MyoVista. Conventional ECGs are used throughout healthcare in almost every clinical setting including clinics, doctor’s offices, urgent care centers, and hospitals. We believe that, in many of those settings, the additional information on cardiac dysfunction which the MyoVista is designed to provide, in addition to the conventional ECG information provided, could be extremely valuable.

The MyoVista’s range of applications and potential uses are vast, and include providing:

•	Primary care — front-line cardiac testing/referral tool, heart disease screening.

•	Retail Healthcare — access to ECG testing at retail sites such as CVS, Walmart and Walgreens.

•	Emergency Departments — enhanced ECG testing for emergency room patients.

•	Cardiologists — prescreening cardiology patients.

•	Hospitals — in-patient testing or testing prior to discharge, particularly cardiac wards.

•	Surgery — pre-anesthesia testing, pre/post intervention.

•	Life Insurance testing — ECGs when required in connection with the issuance of life insurance policies.

•	Specialty Environments — screening for conditions such as, cardiomyopathy, cardiac oncology, drug trials, heart failure, and diabetes.

•	Athlete testing — cardiac screening programs for athletes.

Early Target Markets

Initially, our focus markets will be on: cardiology; primary care providers that serve upper to middle income regions including concierge medicine providers; retail clinics; and insurers with high levels of Medicare Advantage patients.

Reimbursement

In addition to targeting the health care settings described above, a key element of our strategy is to qualify for third-party payor reimbursement. This strategy has two stages. During the first stage, we intend to seek the support of the American College of Cardiology to use existing Current Procedural Terminology, or CPT, codes for the standard ECG functionality of the MyoVista. CPT codes are numbers assigned to each task or service provided by a healthcare provider including medical, surgical and diagnostic services. Insurers use the numbers to determine the amount to pay a provider. While we cannot assure you that we will receive such approval by ACC, this would provide physicians with the ability to use existing 12-lead ECG reimbursement codes. Medicare reimbursement for existing ECG testing procedures with interpretation and report ranges from approximately $17 to $55 depending on the type of healthcare facility. These charges would go directly to the healthcare facility/ physician.

After this initial stage, our longer-term reimbursement strategy is to obtain additional reimbursement for the MyoVista capabilities related to detecting cardiac dysfunction. In July 2022, the American Medical Association issued new CPT Category III codes for novel AI assistive algorithmic ECG risk assessment for cardiac dysfunction. These codes are expected to cover the proprietary algorithm to be incorporated in the MyoVista. CPT Category III codes are designed to facilitate the use, adoption, and potential reimbursement of emerging technologies. The new codes went into effect in the CPT codebook on January 1, 2023. While we cannot assure you that these new codes will ultimately lead to the issuance of CPT Category I codes or that insurance coverage or payment can be obtained, if successful, this could potentially provide total reimbursement that is larger than reimbursement for conventional ECG devices, which, in turn, could provide MyoVista with a competitive advantage as compared to conventional ECG devices.

Competition

The medical device industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. There are many medical device companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to the MyoVista. Competitors could include traditional ECG manufacturers such as GE Healthcare Technologies, Inc., (“GE Healthcare”), Koninklijke Philips N.V. (“Phillips”), Baxter International, Inc. (“Baxter”), and Nihon Kohden Corporation that may seek to innovate, and new commercial entrants to the AI ECG market, such as anumana, Inc. or companies involved in AI healthcare, such as Tempus Labs, Inc. that also see the opportunity to finally innovate in a market that, we believe, has significant need for improved products and technology change.

Intellectual Property

Our technology is protected by a patent portfolio as well as trade secrets, which together comprise an important part of technology protection for our existing and any future proprietary algorithms (especially when developing proprietary algorithms). We believe that the combination of patents and trade secrets creates valuable competitive barriers in favor of HeartSciences.

The USPTO has issued eight utility patents and one design patent to us. The patent expiration dates range from March 2031 to August 2040. We also have fourteen international design registrations and eighteen international utility patents granted (with expiration dates ranging from September 2036 to March 2037) in jurisdictions such as China, Japan, South Korea, the United Kingdom, France, Germany, Mexico and Australia. We currently have several pending patent applications in multiple jurisdictions including India, Brazil, Europe and the United States.

In addition, we have entered into two agreements that are material to our rights to the intellectual property utilized in the MyoVista:

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In January 2014, we entered into an invention assignment agreement under which certain specified MyoVista technology and proprietary and intellectual property rights thereto (including patents, copyright, trademarks, trade secrets and know-how) were transferred and assigned to us by the inventor; and

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In December 2015, we entered the Glasgow Licensing Agreement with The University Court of the University of Glasgow under which we obtained a non-exclusive, worldwide license to software modules for an Android platform for analysis of resting 12-lead electrocardiograms and all intellectual property rights (including patents, copyright, trademarks, trade secrets and know-how) relating to the software modules to be used in the MyoVista.

Research and Development

The Company’s R&D staff designs our hardware, software and AI-based algorithms. Hardware development assistance is provided by outside consulting firms. The Company internally develops the signal processing software elements along with outside assistance. The user interface elements of the software are designed by the Company along with the assistance of outside consultants. The data science work necessary to build the AI-based algorithms is performed both internally and externally using outside consultants. Incorporation of all software elements into the MyoVista hardware is performed internally. We currently employ four full-time R&D staff.

We believe, based on our research and other published research, that further algorithms could be developed for a range of additional clinical indications. Studies involving use of the MyoVista and proof of concept algorithms for alternative clinical indications have already been published and there is a growing body of third- party published research in this field.

On November 29, 2022, we entered into a multi-year collaboration agreement with Rutgers, The State University of New Jersey, to develop AI-based ECG algorithms with our intention being to augment our product development pipeline for additional new ECG algorithms in the medium term. We believe that in the future the ECG will have significantly greater clinical value and will facilitate far more effective heart disease screening and referral.

Implications of Being an “Emerging Growth Company” and a “Smaller Reporting Company”

We qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we may take advantage of relief from certain reporting requirements and other burdens generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors—We are an ‘emerging growth company,’ and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make the Common Stock less attractive to investors.”

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Common Stock held by non-affiliates (and are not otherwise eligible to be a smaller reporting company), or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Certain of the reduced reporting requirements and exemptions available to us as an “emerging growth company” are also available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. We will continue to be a smaller reporting company so long as (i) the market value of our stock held by non-affiliates is less than $250 million as of the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of the last business day of our second fiscal quarter. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Recent Developments

Going Concern

On July 29, 2022, our independent registered public accounting firm issued an opinion on our audited financial statements, included in our Annual Report on Form 10-K for the year ended April 30, 2022, that contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, limited capital resources and a net stockholders’ deficit. These events and conditions raise substantial doubt about our ability to continue as a going concern.

Collaboration with Rutgers

On November 29, 2022, we entered into a multi-year collaboration agreement with Rutgers, The State University of New Jersey, to develop AI-based ECG algorithms, which we intend to augment our product development pipeline for additional new ECG algorithms in the medium term.

Compliance with Nasdaq Listing Requirements

On December 21, 2022, we received notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC, or Nasdaq, indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”), because our stockholders’ equity of $1,082,676 as reported in our Quarterly Report on Form 10-Q for the period ended October 31, 2022 was below the required minimum of $2.5 million, and because, as of October 31, 2022, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On February 3, 2023, we submitted a plan to Nasdaq to regain compliance with the Minimum Stockholders’ Equity Requirement. On February 8, 2023, Nasdaq notified us that they have granted us an extension of up to 180 calendar days from December 21, 2022, i.e. through June 19, 2023, to regain compliance. If we fail to evidence compliance upon filing our Annual Report on Form 10-K for the year ending April 30, 2023 with the SEC and Nasdaq, our Common Stock and IPO Warrants may be subject to delisting. If Nasdaq determines to delist our Common Stock and IPO Warrants, we will have the right to appeal to a Nasdaq hearings panel.

Bridge Warrant Amendment No. 2

On February 3, 2023, we entered into a second amendment to the Bridge Warrants (as defined in the Glossary of Terms), which we refer to as the Bridge Warrant Amendment No. 2. The Bridge Warrant Amendment No. 2 amended the Bridge Warrants (as previously amended) by (i) lowering the exercise price of $4.25 for a period of ten (10) business days beginning February 3, 2023 and ending February 16, 2023 (the “Limited Period”), during which period the exercise price was set at $1.00, subject to adjustments set forth in the Bridge Warrant; (ii) providing that during the Limited Period, the holder was able, in its sole discretion, to elect a cashless exercise of the Bridge Warrant in whole or in part, pursuant to which the holder received a net number of shares of Common Stock equal to one-third of the total number of shares into which the Bridge Warrant could otherwise have been exercised; and (iii) removing the exercise price adjustment provisions of the Bridge Warrants with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits. Additionally, the Bridge Warrant Amendment No. 2 provided that in the event that the aggregate number of shares of Common Stock to be received by a holder upon an exercise of its Bridge Warrant during the Limited Period would result in such holder’s receiving shares of Common Stock in excess of its applicable Bridge Maximum Percentage (as defined in the Glossary of Terms), in lieu of delivery of shares of Common Stock in excess of the Bridge Maximum Percentage, the holder would receive such excess shares as pre-funded warrants substantially in the form of the Pre-Funded Bridge Warrants (as defined in the Glossary of Terms), with certain exercise price adjustment provisions removed. Further, the Bridge Warrant Amendment No. 2 included a waiver of Section 4(w) of the Bridge SPA (as defined in the Glossary of Terms), which placed certain restrictions on the Company’s ability to issue securities for a specified period of time.

During the Limited Period, the Company issued 1,172,304 shares of Common Stock and a pre-funded warrant to purchase 150,000 shares of Common Stock (the “Remaining Pre-Funded Bridge Warrant”) pursuant to exercises of the Bridge Warrants and received approximately $1.3 million in proceeds from these exercises. At the end of the Limited Period, Bridge Warrants to purchase 298,667 shares of Common Stock (the “Remaining Bridge Warrants”) remained outstanding, with an exercise price of $4.25 per share, subject to adjustments as set forth in the Bridge Warrants.

Lincoln Park Purchase Agreement

On March 10, 2023, we entered into the Lincoln Park Purchase Agreement pursuant to which we have the right, but not the obligation, to sell to Lincoln Park up to $15,000,000 of Purchase Shares from time to time over a 36-month term beginning only after certain conditions set forth in the Lincoln Park Purchase Agreement have been satisfied, including that the registration statement registering the Purchase Shares for resale (the “Lincoln Park Registration Statement”) shall have been declared effective under the Securities Act, which we refer to as the Commencement Date. In accordance with the Lincoln Park Purchase Agreement, on March 13, 2023, we issued 100,000 shares of our Common Stock (the “Initial Commitment Shares”) to Lincoln Park as consideration for its commitment to purchase the Purchase Shares under the Lincoln Park Purchase Agreement. At the time Lincoln Park’s purchases cumulatively reach an aggregate amount of $2,000,000 of Purchase Shares, in accordance with the Lincoln Park Purchase Agreement, we will issue an additional 62,500 shares of our Common Stock (the “Additional Commitment Shares”, and, together with the Initial Commitment Shares, the “Commitment Shares”) to Lincoln Park as consideration for such purchases.

Under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Lincoln Park Purchase Agreement shares of our Common Stock, including the Commitment Shares, in excess of 1,927,022 shares, which is equal to 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Lincoln Park Purchase Agreement (the “Exchange Cap”) unless (i) we obtain shareholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the average price of all shares of Common Stock issued to Lincoln Park under the Lincoln Park Purchase Agreement equals or exceeds $1.16 per share (which represents the official closing price of our Common Stock on The Nasdaq Capital Market the day of signing of the Lincoln Park Purchase Agreement), such that the transactions contemplated by the Lincoln Park Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Lincoln Park Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Lincoln Park Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq. The Lincoln Park Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Lincoln Park (as calculated pursuant to

Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in Lincoln Park and its affiliates beneficially owning more than 9.99% of the then total outstanding shares of Common Stock, which we refer to herein as the Beneficial Ownership Limitation.

Lincoln Park Registration Rights Agreement

Concurrently with entering into the Lincoln Park Purchase Agreement, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”) pursuant to which we agreed to register the resale of the Purchase Shares and Commitment Shares that have been and may be issued to Lincoln Park under the Lincoln Park Purchase Agreement pursuant to the Lincoln Park Registration Statement. On March 29, 2023, we filed with the SEC the Lincoln Park Registration Statement registering the resale of the Purchase Shares and Commitment Shares that have been and may be issued to Lincoln Park under the Lincoln Park Purchase Agreement, and the SEC declared the Lincoln Park Registration Statement effective on April 10, 2023.

As of June 1, 2023, we have issued 619,930 shares to Lincoln Park, including the Initial Commitment Shares, receiving gross proceeds of approximately $498,000.

Corporate Information

We are a Texas corporation based in Southlake, Texas and were incorporated in Texas in August 2007. Our principal executive offices are located at 550 Reserve Street, Suite 360, Southlake TX 76092. Our telephone number is 682-237-7781. We are doing business under an assumed name, HeartSciences. Our website address is www.heartsciences.com. The information contained on, or that can be accessed through, our website is not part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

Risk Factor Summary

Risks Related to Our Financial Condition and Capital Requirements

•	We have a limited operating history and have incurred significant operating losses since our inception, and anticipate that we will incur continued losses for the foreseeable future.

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We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

•	Our future operating results are dependent on regulatory approval for the MyoVista, which we have not received as of the date of filing of this registration statement.

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We will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our development efforts and other operations.

•	All of our assets are subject to security interests.

•	There is substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing either on reasonable terms or at all.

Risks Related to Our Business and Industry

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Our future success depends on our ability to develop, receive regulatory clearance or approval for, and introduce the MyoVista to the market in a timely manner. If we do not obtain and maintain the regulatory registrations and clearances for our device, we will be unable to market and sell the MyoVista in the United States, Europe or other regions.

•	Our success will be dependent upon physician acceptance.

•	If third-party payors do not provide adequate coverage and reimbursement for the use of the MyoVista, our revenue will be negatively impacted.

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We will be dependent upon third-party manufacturers and suppliers, making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

Risks Related to Product Development and Regulatory Approval

•	Our device and operations are subject to extensive government regulation and oversight both in the U.S. and abroad, and our failure to comply with applicable requirements could harm our business.

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If and when our products are ready for sales launch into the U.S., modifications to our marketed products may require new 510(k) clearances, or may require us to cease marketing or recall the modified products until clearances or approvals are obtained.

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Clinical studies may be necessary to support future product submissions to the FDA. The clinical trial process is lengthy and expensive with uncertain outcomes, and often requires the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical studies will prevent us from launching sales of modified or new products into the U.S. and will adversely affect our business, operating results and prospects.

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If the third parties on which we rely to conduct our clinical studies and to assist us with pre-clinical development do not perform as required or expected, we may be delayed or unable to obtain regulatory clearance or approval for sales launch of our device in the U.S.

•	We may encounter substantial delays in our clinical studies, or we may fail to demonstrate specificity and sensitivity to the satisfaction of applicable regulatory authorities.

•	The results of future clinical studies may not support additional or new claims for future products or may result in the discovery of adverse side effects.

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Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

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The MyoVista must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

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Our device may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations.

Risks Related to Our Intellectual Property

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If we are unable to obtain and maintain effective patent rights for our device, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

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Intellectual property rights of third-parties could adversely affect our ability to market our device, and we might be required to litigate or obtain licenses from third parties in order to develop or market our device. Such litigation or licenses could be costly or not available on commercially reasonable terms.

•	We may be subject to claims challenging the inventorship of our intellectual property.

Risks Related to the Ownership of Our Securities and this Offering

•	The market price of our Common Stock may be highly volatile, and you could lose all or part of your investment.

•	Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

•	This is a best efforts offering, no minimum amount of Securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

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If you purchase our securities being sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

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We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

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We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make the Common Stock less attractive to investors.

THE OFFERING

Shares of Common Stock offered by us	Up to 8,000,000 shares of Common Stock.

Common Stock outstanding after this offering(1)	18,260,346 shares of Common Stock (assuming the sale of all shares of Common Stock offered hereby, at an assumed public offering price of $1.00 per share, the closing sale price of our shares of Common Stock on the Nasdaq Capital Market on June 1, 2023).

Use of proceeds	We expect to receive net proceeds from this offering of approximately $7.2 million (assuming the sale of all securities offered hereby, at an assumed public offering price of $1.00 per share, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for costs directly related to obtaining FDA clearance for the MyoVista, for R&D, working capital and general corporate purposes, including personnel costs, capital expenditures and the costs of operating as a public company. See “Use of Proceeds” on page 59 of this prospectus.

Lock-up agreements	We have agreed with the placement agent not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any securities or file any registration statement or amendment or supplement thereto, other than this prospectus or filing a registration statement on Form S-8 in connection with any equity incentive plan, for a period from the date of this prospectus until seventy-five (75) days from the final closing date without the prior written consent of the placement agent. Our officers and directors have agreed with the placement agent not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our securities for a period from the date of this prospectus to six months from the final closing date without the prior written consent of the placement agent. See “Plan of Distribution — Lock-up Agreements.”

Transfer agent, warrant agent and registrar	The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

Nasdaq symbol and trading	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “HSCS”.

Risk factors	Investment in our shares of our Common Stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” in this prospectus and the financial statements and the related notes to those statements included in this prospectus, before investing in our securities.

Reasonable best efforts	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 130 of this prospectus.

(1)

Shares of Common Stock that will be outstanding after this offering as shown above are based on 10,260,346 shares of Common Stock outstanding as of June 1, 2023, and excludes the following as of such date:

•	1,704,607 shares of Common Stock issuable upon conversion of the 380,871 shares of issued and outstanding Series C Preferred Stock;

•	1,761,119 shares of Common Stock issuable upon the exercise of stock options issued to directors, employees and consultants of the Company, of which 449,000 have vested;

•	326,423 shares of Common Stock issuable upon exercise of the Investor Warrants, the $1M Lender Warrants and the $1.5M Lender Warrants;

•	298,667 shares of Common Stock issuable upon exercise of the Remaining Bridge Warrants;

•	1,725,000 shares of Common Stock issuable upon exercise of the IPO Warrants, which includes the IPO Warrants issued pursuant to the underwriter’s over-allotment option in the IPO;

•	105,000 shares of Common Stock issuable upon exercise of the IPO Underwriter Warrants;

•	150,000 shares of Common Stock issuable upon exercise of the Remaining Pre-Funded Bridge Warrant;

•

1,244,592 shares that may still be issued and/or sold under the Lincoln Park Purchase Agreement based on 1,927,000 shares, which is the current maximum number of shares that may be issued and/or sold under the Lincoln Park Purchase Agreement based on the price of $1.16 per share (which represents the official closing price of our Common Stock on Nasdaq the day of signing of the Lincoln Park Purchase Agreement).

•	the shares of our Common Stock underlying the placement agent warrants.

This number of shares of our Common Stock also excludes shares issuable pursuant to antidilution provisions set forth in the Certificate of Designations, which are each dependent on the market price of our Common Stock at the time of conversion.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information included in this prospectus, including the financial statements and related notes, before deciding whether to purchase our Securities. Our business, results of operations, financial condition and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the following risks actually occur, our business, platform, reputation, brand, results of operations, financial condition and prospects could be materially and adversely affected. In such event, the market price of our Securities could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history and we have incurred significant operating losses since our inception, and anticipate that we will incur continued losses for the foreseeable future.

We are a development-stage medical device company with a limited operating history. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the medical device industry. To date, we have generated limited revenue from the sale of the MyoVista during its development stage. We have incurred losses in each year since our inception, including net losses of approximately $4.8 million and $2.5 million for Fiscal 2022 and Fiscal 2021, respectively. As of January 31, 2023, we had an accumulated deficit of approximately $59.1 million and stockholder’s deficit of approximately $0.26 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” section included elsewhere in this prospectus for additional information.

Even if we obtain regulatory approval for sales launch of the MyoVista into the U.S., our future revenue will depend upon the size of the market in which the device or any future product receives approval as well as our ability to achieve sufficient market acceptance, pricing, and reimbursement from third-party payors, which we may never achieve.

We also anticipate that our expenses will increase substantially if and as we:

•	continue research and development;

•	are granted regulatory and marketing approvals;

•	establish a sales, marketing, and distribution infrastructure;

•	seek to identify, assess, acquire, license, and/or develop subsequent generations of the MyoVista and any new products;

•	seek to maintain, protect, and expand our intellectual property portfolio;

•	seek to attract and retain skilled personnel;

•	create additional infrastructure to support our operations as a public company as well as our device development and planned future marketing efforts; and

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experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

We expect to continue to incur significant operating losses for the foreseeable future. As a result of the numerous risks and uncertainties associated with developing a medical device, we are unable to predict the extent of any future losses or whether we will ever achieve and maintain profitability. Further, the operating losses that we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Other unanticipated costs may also arise.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock and IPO Warrants are currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On December 21, 2022, we received notice from the Listing Qualifications Staff of Nasdaq indicating that we were not in compliance with the Minimum Stockholders’ Equity Requirement, because our stockholders’ equity of $1,082,676 as reported in our Quarterly Report on Form 10-Q for the period ended October 31, 2022 was below the required minimum of $2.5 million, and because, as of October 31, 2022, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On February 3, 2023, we submitted to Nasdaq a plan to regain compliance with the Minimum Stockholders’ Equity Requirement. On February 8, 2023, Nasdaq notified us that they have granted us an extension of up to 180 calendar days from December 21, 2022, or through June 19, 2023, to regain compliance. If we fail to evidence compliance upon filing our periodic report for the year ending April 30, 2023 with the SEC and Nasdaq, we may be subject to delisting. If Nasdaq determines to delist our Common Stock and IPO Warrants, we will have the right to appeal to a Nasdaq hearings panel.

There can be no assurances that we will be able to regain compliance with the Minimum Stockholders’ Equity Requirement or, if we do regain compliance with the Minimum Stockholders’ Equity Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock and IPO Warrants will be delisted from Nasdaq.

In the event that our Common Stock and IPO Warrants are delisted from Nasdaq, as a result of our failure to comply with the Minimum Stockholders’ Equity Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

Our future operating results are dependent on regulatory approval for the MyoVista, which we have not received as of the date of filing of this registration statement.

The MyoVista is our only current product candidate. As a result, the success of our business plan is entirely dependent on our ability to obtain regulatory approval and to subsequently develop, manufacture and launch sales of the MyoVista into the U.S. Our failure to do so would likely cause our business to fail. Successful marketing of medical devices is a complex, lengthy, costly and uncertain process, dependent on the efforts of management, manufacturers, local operators, integrators, medical professionals, third-party payors, as well as general economic conditions, among other factors. For more information, see “— Risks Related to Our Business and Industry — Our future success depends on our ability to develop, receive regulatory clearance or approval for, and introduce the MyoVista to the market in a timely manner. If we do not obtain and maintain the regulatory registrations and clearances for our device, we will be unable to market and sell the MyoVista in the United States, Europe or other regions.” Any factor that adversely impacts the approval, development and sales launch of the MyoVista into the U.S. will have a negative impact on our business, financial condition and results of operations. We may face several challenges with respect to launching sales of the MyoVista into the U.S. including, among others, that:

•	we may fail to obtain regulatory clearance or approvals or, even if regulatory approval is obtained, we may face adverse regulatory and/or legal actions;

•	we may not have adequate financial or other resources to properly market the MyoVista or sell it in economically viable quantities;

•	we may not be able to manufacture in commercial quantities, at an adequate quality or at an acceptable cost;

•	we may not be able to establish adequate sales, marketing and distribution channels;

•	healthcare professionals and patients may not accept the MyoVista;

•	we may not be able to compete with existing solutions for cardiac screening;

•	technological breakthroughs in heart disease screening solutions may reduce the potential demand for the MyoVista;

•	third-party payors may not agree to reimburse patients for any or all of the charges related to testing the MyoVista, which may adversely affect physicians’ adoption and use of the device; and

•	we may face third-party claims of intellectual property infringement.

If we are unable to obtain regulatory approval and accomplish any one or more of the challenges listed above, our ability to effectively launch sales of the MyoVista into the U.S. could be limited, which in turn could have a material adverse effect on our business, financial condition and results of operations. For additional information regarding risks related to our ability to successfully develop, market and sell the MyoVista, see “— Risks Related to Our Business and Industry — Our success will be dependent upon physician acceptance.”

We will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our development efforts and other operations.

If we are unable to obtain funding on a timely basis, we may (i) not be able to complete the process of FDA clearance, (ii) need to significantly curtail, delay or discontinue our efforts to launch sales of the MyoVista into the U.S. if FDA clearance is achieved or (iii) be unable to continue operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations. Even if we achieve FDA clearance with the proceeds of the IPO, we expect that we will require substantial additional capital for sales launch and marketing of the MyoVista. In addition, our planned expenses and operations may change as a result of many factors that could be currently unknown to us and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors including:

•	the progress, results and costs of our ongoing and planned studies and, if applicable, clinical trials of the MyoVista as well as any future products and services;

•	the cost, timing and outcomes of regulatory review of current and any future products and services;

•

the scope, progress, results and costs of product development, testing, manufacturing, pre-clinical development and, if applicable, clinical trials for any other product that we may develop or otherwise obtain in the future;

•

the cost of our future activities, including establishing sales, marketing and distribution capabilities for the MyoVista, in any particular geography, where we receive marketing and/or regulatory approval;

•	the terms and timing of any collaborative, licensing, payment plan and/or other arrangements that we may establish;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

•	the level of revenue, if any, received from commercial sales of the MyoVista if we receive approval for sales launch of the MyoVista into the U.S.

We could also be required to seek additional funds at an earlier stage than would otherwise be desirable and, as a result, we may be required to relinquish rights to some of our intellectual property, our device, or otherwise agree to terms unfavorable to us or our shareholders, any of which may have a material adverse effect on our business. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic objectives such as acquiring IP, partnering with a vendor or other worthwhile business endeavors.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and launch sales of the MyoVista and any future product into the U.S. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all.

All of our assets are subject to security interests.

Our ability to service our indebtedness will depend upon, among other things, further funding. A breach of the terms and conditions of our indebtedness would likely result in an event of default. If an event of default occurs (after any applicable notice and cure periods), the lenders would be entitled to accelerate the repayment of amounts outstanding (including accrued and unpaid interest and fees). Upon such a default, the lenders could also foreclose against any collateral securing such obligations, which consists of all of our assets. In addition to the assets securing our indebtedness, our obligation to pay certain royalties to the inventor of certain specified MyoVista technology and proprietary and intellectual property rights thereto (including patents, copyright, trademarks, trade secrets and know-how) is secured by a first lien security interest. If we fail to pay those royalties, the inventor could foreclose on the technology. For more information, please see “Business—Intellectual Property.” If any such foreclosure occurred, we would likely not be able to continue to operate as a going concern.

There is substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing either on reasonable terms or at all.

Our independent registered public accounting firm has issued an opinion on our audited financial statements included in this registration statement that contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, and have a working capital deficiency. These events and conditions indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. The perception that we may not be able to continue as a going concern may have a material adverse effect on our share price and our ability to raise new capital (whether it is through the issuance of equity or debt securities or otherwise), enter into critical contractual relations with third parties and otherwise execute our business objectives. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Risks Related to Our Business and Industry

Our future success depends on our ability to develop, receive regulatory clearance or approval for, and introduce the MyoVista to the market in a timely manner. If we do not obtain and maintain the regulatory registrations and clearances for our device, we will be unable to market and sell the MyoVista in the United States, Europe or other regions.

In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to, an existing product, we must first receive either approval of a Premarket Approval Application (the “PMA”), clearance under Section 510(k), or be granted a De Novo classification, in accordance with the Federal Food, Drug, and Cosmetic Act (the “FDCA”). For additional information on the PMA or the De Novo classification processes, see “Business — FDA and Other Government Regulation.”

The FDA can delay, limit or deny clearance or approval of a medical device for many reasons, including:

•	we may not be able to demonstrate to the FDA’s satisfaction that the MyoVista is safe and effective for its intended use;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

•	the manufacturing process or facilities we use or contract to use may not meet applicable requirements; and

•	disruptions at the FDA caused by funding shortages or global health concerns, including the COVID-19 pandemic.

We previously submitted a De Novo application in late 2019. The FDA determined that the Company would need to undertake a new algorithm validation clinical study using patients gathered from institutions that were not part of the studies used for algorithm development. Due to the time of completion of the study, submission of the new validation study results requires a new De Novo submission. The new validation study is currently underway and we intend to submit a new De Novo application for the MyoVista later in the fiscal year ending April 30, 2024. Additional clinical studies are being conducted as part of the outcome of the previous application process. The De Novo process can be expensive, lengthy and unpredictable. De Novo classification requests require the performance of at least one clinical trial. Despite the time, effort and cost, we may not ultimately be successful in completing the review process and our De Novo application may not be granted by the FDA in a timely manner or at all. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the MyoVista, which may limit the market for the device in the United States.

In order to sell the device in member countries of the European Economic Area (the “EEA”), our device must comply with the essential requirements of the EU Medical Device Regulation (EU) 2017/745, or (the “EU MDR”). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene (the “CE”), mark to our device, without which it cannot be sold or marketed in the EEA. For additional information on the PMA or the De Novo classification processes, see “Business — FDA and Other Government Regulation.”

The Company previously achieved a CE Mark under the EU Medical Devices Directive or the MDD in February 2017. The Medical Device Directive was established on June 14, 1993 but the EU Medical Devices Directive, or the MDD regulatory framework, has since been replaced by EU MDR. In order to sell in member countries of the European Economic Area, or EEA, our device must now comply with the essential requirements of the newer, updated regulatory framework or EU MDR. Our CE Mark issued under the MDD lapsed in February 2022 and we will need to establish compliance under EU MDR. An updated CE mark certificate under EU MDR, which we have not yet obtained, would entitle the Company to market the MyoVista in the European Economic Area as well as other countries for which CE Mark represents an appropriate regulatory standard.

Sales of our device outside of the United States and the EEA are also subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our device or we may be unable to do so on a timely basis. If we modify our device, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified device. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable device in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Our success will be dependent upon physician acceptance.

Our future growth and profitability largely depend on our ability to increase physician awareness of the MyoVista and on the willingness of hospitals, physicians, patients and/or third-party payors to use it. These parties may not use our device unless they are able to determine, based on experience, clinical data, medical society recommendations and other analyses, that our device is safe, effective and cost-effective, on a stand-alone basis and relative to our competitors’ products. If we fail to deliver a device that physicians want to use, our revenue potential, financial results and business may be significantly harmed. Even if we are able to deliver a superior device and are able to raise physician awareness of our device through effective marketing, physicians tend to be slow in making changes to their medical treatment practices and may be hesitant to select our device as their preferred diagnostic device for a variety of reasons, including:

•	long-standing relationships with competing companies and distributors that sell competing devices;

•	lack of experience with the MyoVista and concerns that we are new to market;

•	lack or perceived lack of sufficient clinical evidence, including long-term data, supporting safety or clinical benefits; and

•	time commitment and skill development that may be required to gain familiarity and proficiency with the MyoVista.

Physicians play a significant role in determining the course of a patient’s treatment and, as a result, the type of treatment that will be utilized and provided to a patient. We intend to focus our sales, marketing and education efforts on educating cardiologists and any other potential referring physicians. However, if physicians do not perceive the MyoVista to be useful and reliable, we may not be able to attract or retain customers.

If third-party payors do not provide adequate coverage and reimbursement for the use of the MyoVista, our revenue will be negatively impacted.

The MyoVista does not currently have coverage and reimbursement approved for third-party payor coverage or reimbursement. Such reimbursement, if and when approved, will vary based on the identity of the third-party.

Our ability to successfully launch sales of the MyoVista into the U.S. and achieve market acceptance of the MyoVista depends, in significant part, on the availability of adequate financial coverage and reimbursement from third-party payors, including governmental payors (such as the Medicare and Medicaid programs in the U.S.), managed care organizations and private health insurers. Third-party payors decide which treatments they will cover and then establish reimbursement rates for those treatments. If approved and successfully marketed, we expect that the MyoVista may be purchased by hospitals and other providers who will then seek reimbursement from third-party payors for the use of the MyoVista and, in many cases, the decision whether or not to purchase the MyoVista will be dependent upon whether or not such purchaser will be able to seek reimbursement.

Increasingly, third-party payors are also examining the cost effectiveness of products, in addition to their safety and efficacy, when making coverage and payment decisions. Third-party payors have also instituted initiatives to limit the growth of healthcare costs using, for example, price regulation or controls and competitive pricing programs. Some third-party payors also require demonstrated superiority, on the basis of randomized clinical trials, or pre-approval of coverage, for new or innovative devices before they will reimburse healthcare providers who use such devices. Additionally, there is no uniform policy for coverage and reimbursement in the U.S., and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from the Medicare coverage determination process. It is uncertain whether the MyoVista will be viewed as sufficiently cost effective to warrant coverage and adequate reimbursement levels for use in any given jurisdiction.

We expect to engage with the American Medical Association (the “AMA”) and American College of Cardiology to gain approval for use of the standard ECG reimbursement coding for the conventional ECG functions of the MyoVista. We will also seek to have private third-party payors provide reimbursement for the wavECG proprietary algorithm, or the MyoVista Algorithm. We cannot assure you that these efforts will be successful to our obtaining third-party payor reimbursement. The lack of reimbursement from third-party payors would have an adverse effect on our revenues, which could have an adverse effect on our business, financial condition and results of operations.

Reimbursement systems in international markets vary significantly by country and, within some countries, by region and reimbursement approvals must be obtained on a country-by-country or a region-by-region basis. In certain international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Furthermore, many international markets have government-managed healthcare systems that control reimbursement for new devices. In most markets, there are private insurance systems as well as government-managed systems. For more information regarding the process of receiving reimbursement approval, please see “Business — Market Strategy — Reimbursement.”

We will be dependent upon third-party manufacturers and suppliers, making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

The MyoVista consists mostly of off-the-shelf components and once we are able to sell the MyoVista, we will need to rely on third parties to supply components and assemble the components into a completed device. Any third-party supplier that we work with, and may eventually depend on, could encounter problems during sourcing and manufacturing that could delay or impede such supplier’s ability to meet our requirements. Any reliance on these third-party suppliers will also subjects us to other risks that could harm our business, including:

•	we are not currently a major customer of any of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

•	our suppliers may make errors in manufacturing that could negatively affect the efficacy or safety of our device or cause delays in shipment;

•	we may have difficulty locating and qualifying alternative suppliers;

•

switching components or suppliers may require product redesign and possibly additional future submission(s) to the FDA or other similar foreign regulatory agencies, which could impede or delay our commercial activities;

•	one or more of our suppliers may be unwilling or unable to supply components of our device;

•	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and

•	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities and incur additional expenses to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain suppliers, we may be susceptible to supply shortages while looking for alternate suppliers.

Medical device development is costly and involves continual technological change in order to remain competitive which may render the MyoVista obsolete.

Even if we are successful in obtaining regulatory clearance or approval for the MyoVista and are able to launch sales of the MyoVista into the U.S., our future success will depend on our ability to enhance the MyoVista as well as develop or acquire new technologies to keep pace with technological developments, evolving industry standards, as well as responses to changes in customer needs and expectations. The market for medical devices is unique due to factors such as: rapid technological change, medical advances, short device lifecycles, changing regulatory requirements and evolving industry standards.

Any one of these factors could either reduce potential demand for the MyoVista or require substantial resources and expenditures for, among other things, research, design and development, to avoid technological or market obsolescence. A failure to adequately develop enhancements and improvements to the MyoVista or acquire new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations. We might have insufficient financial resources to improve the MyoVista at a competitive rate, if at all. Technological advances by one or more competitors or future entrants into the field may result in the MyoVista becoming non-competitive or obsolete, which may adversely affect our business and results of operations.

We face intense competition in the market and, as a result, we may be unable to effectively compete in our industry.

Many of our competitors, such as GE Healthcare, Philips and Baxter, have long histories and strong reputations within the industry. These competitors have significantly greater brand recognition, and financial and human resources than we do. They also have more experience and capabilities in researching and developing diagnostic devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment. In addition, we may be unable to develop additional products in the future or to keep pace with developments and innovations in the market and lose market share to our competitors.

Medical device markets, and more specifically ECG technologies and solutions markets, are competitive, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for our device as compared to other solutions currently available in the cardiac screening market or advanced cardiac screening offering. For more information regarding risks related to our dependence on physician acceptance, see “— Our success will be dependent upon physician acceptance.”

If our competitors offer significant discounts on certain products and solutions, we may need to lower our prices or offer other favorable terms in order to compete successfully. Any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues to decline. Moreover, if our competitors develop and market products and solutions that are more effective or desirable than products and solutions than we may develop, we may not convince our customers to use our products and solutions. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

If we are not able to attract and retain highly skilled managerial, scientific, technical and marketing personnel, we may not be able to implement our business model successfully.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management as well as clinical and scientific personnel to implement our business strategy. We are highly dependent upon our senior management, our employees, consultants and scientific and medical collaborators. Our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. In order to attract and retain highly skilled managerial, sales, scientific and technical personnel, we may need to pay them higher compensation or fees than currently expected and such higher compensation may have a negative effect on our operating results. Competition for experienced, high-quality personnel in the medical device field is intense. Our failure to hire and retain quality personnel on acceptable terms could impair our ability to develop new products and services and manage our business effectively.

We may need to expand our organization and we may experience difficulties in recruiting additional employees and consultants, which could disrupt our operations.

As our development and marketing plans and strategies develop, we will likely need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require capital expenditures and may divert financial resources from other projects, such as the development of additional medical device products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to market and sell medical device products and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our management team has limited experience managing a public company.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our recent transition to being a public company due to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, any committees of our Board of Directors, or as executive officers and/or adversely affect our business, financial condition, results of operations and prospects.

We manage our business through a small number of employees and key consultants.

As of June 5, 2023, we had 12 full-time employees and several independent consultants. Our future growth and success depend, to a large extent, on the continued service of members of our current management. Any of our employees and contractors may leave our Company or discontinue services at any time. Our operational success will substantially depend on the continued employment of our management, including our executive officers, technical staff and other key personnel. We do not currently maintain key person life insurance policies on any of our employees. The loss of key personnel may have an adverse effect on our operations and financial performance and adversely affect our ability to execute our business plan.

We expect to conduct business outside of the U.S. and doing so exposes us to additional business, regulatory, political, operational, financial and economic risks.

We plan to conduct business outside of the U.S. which will therefore subject us to a number of risks, including, but not limited to, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses.

Since we anticipate conducting business outside of the U.S., we anticipate that we will be subject to rules and regulations in non-U.S. jurisdictions. In some countries, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental agencies can take considerable time after the receipt of marketing approval for a medical device. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of the MyoVista to other available products. If reimbursement of our device is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We are subject to certain U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We could face serious consequences for any violations of such laws and regulations.

Among other matters, U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase over time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals, and we can be held liable for the corrupt or other illegal activities of our personnel, agents or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

We could become subject to product liability, warranty or similar claims and product recalls that could be expensive, divert management’s attention and harm our business reputation and financial results.

Our business exposes us to an inherent risk of potential product liability, warranty or similar claims and product recalls. The medical device industry has historically been litigious, and we face financial exposure to product liability, warranty or similar claims if the use of the MyoVista were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of the MyoVista may necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or a deficiency in our cybersecurity.

Despite the implementation of security measures and safeguards intended to secure our data against impermissible access and to preserve the integrity and confidentiality of our data, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, including under data privacy and protection laws, damage to our reputation, disruption to our operations, and the further development of the MyoVista. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology, or IT, and infrastructure, we may be vulnerable to cyber-attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. We rely extensively on IT systems, networks and services, including internet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third parties or their vendors, to assist in conducting our business. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems or infrastructure, by our workforce, others with authorized access to our systems or unauthorized persons could negatively impact operations. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices. We could also experience a business interruption, theft of confidential information or reputational damage from industrial espionage attacks, malware or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers. Although the aggregate impact on our operations and financial condition has not been material to date, we may become the target of events of this nature and expect them to continue as cybersecurity threats have been rapidly evolving in sophistication and becoming more prevalent in the industry. There can be no assurance, however, that our efforts will prevent breakdowns or breaches to our or our third-party providers’ databases or systems that could materially and adversely affect our business, financial condition and results of operations.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as war, hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations. Some of our operations are located in areas that may be in the future, susceptible to such occurrences.

We face business disruption and related risks resulting from the outbreak of the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

COVID-19 continues to mutate which may reduce the efficacy of treatments currently available and the final implications of the pandemic are difficult to estimate at this stage; however, it is clear that it has affected the lives of a large portion of the global population. At this time, the pandemic has caused states of emergency to be declared in various countries, travel restrictions to be imposed globally and quarantines established in certain jurisdictions.

COVID-19 infection of our workforce could result in a temporary disruption in our business activities. The spread of an infectious disease, including COVID-19, may also result in the inability of our manufacturers to deliver components or finished products on a timely basis and may also result in the inability of our suppliers to deliver the parts required by our manufacturers to complete manufacturing of components or finished products. In addition, governments may divert spending from other budgeted resources as they seek to reduce and/or stop the spread of COVID-19. Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

Risks Related to Product Development and Regulatory Approval

Our device and operations are subject to extensive government regulation and oversight both in the U.S. and abroad, and our failure to comply with applicable requirements could harm our business.

The MyoVista is subject to extensive regulation in the U.S. and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice (the “DOJ”) and the HHS. The FDA and foreign regulatory agencies regulate, among other things, with respect to our device: design, development and manufacturing; non-clinical and clinical testing, safety, efficacy, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations our product is subject to are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved, cleared or authorized product. FDA enforces these regulatory requirements through, among other means, periodic unannounced inspections. We do not know whether we will be found compliant in connection with any future regulatory inspections. Moreover, the FDA and state authorities have broad enforcement powers. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: adverse publicity; warning, untitled letters, or it has come to our attention letters; fines; injunctions; consent decrees; civil penalties; customer notifications; repair, replacement, or refunds; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our device; withdrawals or suspensions of regulatory clearances or approvals in place, resulting in prohibitions on sales of our device; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

If and when our products are ready for sales launch into the U.S., modifications to our marketed products may require new 510(k) clearances, or may require us to cease marketing or recall the modified products until clearances or approvals are obtained.

If a De Novo classification is granted, any future modifications to the device may require us to submit a 510(k) premarket notification or obtain FDA approval prior to implementing the change. The FDA requires every manufacturer to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new clearance or approval is necessary. The FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. We may make modifications or add additional features in the future that we believe, based on FDA’s regulatory framework, do not require a new 510(k) clearance or PMA. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications or even a PMA for modifications to our previously cleared products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant enforcement actions. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or cancelled, which could adversely affect our ability to grow our business.

Clinical studies may be necessary to support future product submissions to the FDA. The clinical trial process is lengthy and expensive with uncertain outcomes, and often requires the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical studies will prevent us from launching sales of modified or new products into the U.S. and will adversely affect our business, operating results and prospects.

Initiating and completing clinical studies necessary to support any future PMA or De Novo applications, and additional safety and efficacy data beyond that typically required for a 510(k) clearance, for our possible future product candidates, will be time-consuming and expensive and the outcome uncertain. Moreover, the results of early clinical studies are not necessarily predictive of future results, and any product we advance into clinical studies may not have favorable results in later clinical studies. The results of preclinical studies and clinical studies of our device conducted to date and ongoing or future studies and studies of our current, planned or future products may not be predictive of the results of later clinical studies, and interim results of a clinical trial do not necessarily predict final results. Our interpretation of data and results from our clinical studies do not ensure that we will achieve similar results in future clinical studies. In addition, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in preclinical studies and earlier clinical studies have nonetheless failed to replicate results in later clinical studies. Products in later stages of clinical studies may fail to show the desired safety and efficacy despite having progressed through nonclinical studies and earlier clinical studies. Failure can occur at any stage of clinical testing. Our clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and non-clinical testing in addition to those we have planned.

The initiation and completion of any of clinical studies may be prevented, delayed, or halted for numerous reasons. We may experience delays in our ongoing clinical studies for a number of reasons, which could adversely affect the costs, timing or successful completion of our clinical studies, including related to the following:

•

we may be required to submit an IDE application to the FDA, which must become effective prior to commencing certain human clinical studies of medical devices, and the FDA may reject our IDE application and notify us that we may not begin clinical studies;

•	regulators and other comparable foreign regulatory authorities may disagree as to the design or implementation of our clinical studies;

•

regulators and/or an Institutional Review Board (the “IRB”) or other reviewing bodies may not authorize us or our investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

•

we may not reach agreement on acceptable terms with prospective contract research organizations (the “CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical studies or abandon product development programs;

•

the number of subjects or patients required for clinical studies may be larger than we anticipate, enrollment in these clinical studies may be insufficient or slower than we anticipate, and the number of clinical studies being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical studies at a higher rate than we anticipate;

•

our third-party contractors, including those manufacturing products or conducting clinical studies on our behalf, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	we might have to suspend or terminate clinical studies for various reasons, including a finding that the subjects are being exposed to unacceptable health risks;

•

we may have to amend clinical trial protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB and/or regulatory authorities for re-examination;

•

regulators, IRBs, or other parties may require or recommend that we or our investigators suspend or terminate clinical research for various reasons, including safety signals or noncompliance with regulatory requirements;

•	the cost of clinical studies may be greater than we anticipate;

•	clinical sites may not adhere to the clinical protocol or may drop out of a clinical trial;

•	we may be unable to recruit a sufficient number of clinical trial sites;

•

regulators, IRBs, or other reviewing bodies may fail to approve or subsequently find fault with our manufacturing processes or facilities of third-party manufacturers with which we enter into agreement for clinical and commercial supplies, the supply of devices or other materials necessary to conduct clinical studies may be insufficient, inadequate or not available at an acceptable cost, or we may experience interruptions in supply;

•	approval policies or regulations of the FDA or applicable foreign regulatory agencies may change in a manner rendering our clinical data insufficient for approval; and

•	our current or future products may have undesirable side effects or other unexpected characteristics.

Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates.

Clinical studies must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs at the medical institutions where the clinical studies are conducted. Conducting successful clinical studies will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical studies and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and able to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical studies if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our device or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts.

We depend on our collaborators and on medical institutions and CROs to conduct our clinical studies in compliance with good clinical practice, or GCP, requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study to GCP standards or are delayed for a significant time in the execution of studies, including achieving full enrollment, we may be affected by increased costs, program delays or both. In addition, clinical studies that are conducted in countries outside the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical studies. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted sales launch of our device in the U.S. or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical studies, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

Medical device development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. There is a high failure rate for medical devices proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired sensitivity and specificity parameters despite having progressed satisfactorily through preclinical studies and initial clinical studies. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical studies due to insufficient sensitivity and specificity or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any pivotal studies we may conduct will demonstrate consistent or adequate sensitivity and specificity sufficient to obtain regulatory approval to market our product candidates.

If the third parties on which we rely to conduct our clinical studies and to assist us with pre-clinical development do not perform as required or expected, we may be delayed or unable to obtain regulatory clearance or approval for sales launch of our device in the U.S.

We may not have the ability to independently conduct our pre-clinical and clinical studies for our future products and we may need to rely on third parties, such as CROs, medical institutions, clinical investigators and contract laboratories to conduct such studies. We would depend on our collaborators and on medical institutions and CROs to conduct our clinical studies in compliance with GCP requirements and other regulatory requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical studies, fail to conduct the study to GCP standards or are delayed for a significant time in the execution of studies, including achieving full enrollment, including on account of the outbreak of infectious disease, such as the COVID-19 pandemic, or otherwise, we may be affected by increased costs, program delays or both, any resulting data may be unreliable or unusable for regulatory purposes, and we may be subject to enforcement action.

If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully launch sales of, our device on a timely basis, if at all, and our business, operating results and prospects may be adversely affected.

We may encounter substantial delays in our clinical studies, or we may fail to demonstrate specificity and sensitivity to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for sales launch of the MyoVista into the U.S., we must conduct extensive clinical studies to demonstrate its specificity and sensitivity. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. Our clinical studies involve adults and, before we are permitted to enroll them in clinical studies, we must demonstrate that although the research may pose a risk to the subjects, there is a prospect of direct benefit to each patient. We must do so to the satisfaction of each research site’s IRB. If we fail to adequately demonstrate this to the satisfaction of the relevant IRB, it will decline to approve the research, which could have significant adverse consequences for us.

A failure of one or more clinical studies can occur at any stage of testing, and our future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	delays in reaching a consensus with regulatory agencies on study design;

•

delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays in obtaining required IRB approval at each clinical study site;

•	imposition of a clinical hold by regulatory agencies, after review of an IDE application, or equivalent application, or an inspection of our clinical study operations or study sites;

•	delays in recruiting suitable patients to participate in our clinical studies;

•	difficulty collaborating with patient groups and investigators;

•	failure by our CROs, other third parties or us to adhere to clinical study requirements;

•	failure to perform in accordance with the FDA’s GCP requirements, or applicable regulatory guidelines in other countries;

•	delays in having patients complete participation in a study;

•	patients dropping out of a study;

•	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	the cost of clinical studies of our product candidates being greater than we anticipate;

•

clinical studies of our product candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon product development programs; and

•	delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product for use in clinical studies or the inability to do any of the foregoing.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue. We may also be required to conduct additional safety, efficacy and comparability studies before we will be allowed to start clinical studies. Clinical study delays could also shorten any periods during which our device has patent protection and may allow our competitors to market products in the U.S. before we do, which could impair our ability to successfully launch sales of and market our product candidates and may harm our business and results of operations.

The results of future clinical studies may not support additional or new claims for future products or may result in the discovery of adverse side effects.

We cannot be certain that the results of our future clinical studies will support our claims for the MyoVista or any future product claims or that the FDA will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical studies does not ensure that later clinical studies will be successful, and we cannot be sure that the later studies will replicate the results of prior studies and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical studies will delay the filing of our product submissions and, ultimately, our ability to launch sales of our product candidates and generate revenues. It is also possible that patients enrolled in clinical studies will experience adverse side effects that are not currently part of the future product’s profile.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

If and when we receive regulatory clearance or approval of our product, we will remain subject to ongoing and pervasive regulatory requirements governing, among other things:

•

the manufacture — as set forth in the FDA’s Quality System Regulation (the “QSR”) requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•

labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provides adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;;

•	medical device reporting, sale, promotion, import, export, registration, and listing of devices.

•

clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

•

medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•

correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•

complying with the new federal law and regulations requiring Unique Device Identifiers (“UDI”) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (the “GUDID”);

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•

post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory clearance or approval to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

•	adverse publicity;

•	“it has come to our attention” letters, untitled letters or warning letters;

•	fines, injunctions, consent decrees and civil penalties;

•	recalls, termination of distribution, administrative detention, or seizure of our device;

•	customer notifications or repair, replacement or refunds;

•	operating restrictions or partial suspension or total shutdown of production;

•	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorizations of new products, new intended uses, or modifications to existing products;

•	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our device;

•	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may require, prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain.

The MyoVista must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our device must comply with the FDA’s Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. As manufacturers of electron radiation-emitting products, we are also responsible for compliance with the radiological health regulations and certain radiation safety performance standards.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which include the facilities of subcontractors. Our device is also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our device. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our device or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our device; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our device; clinical holds; refusal to permit the import or export of our device; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect supply of our device. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

The misuse or off-label use of our device may harm our reputation in the marketplace, could potentially cause harm to the patient and that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our future products that obtains approval in the United States may be heavily scrutinized by the FDA, the DOJ, HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

We expect that, if cleared or approved, the MyoVista will also be cleared by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” Physicians may use our devices off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of a warning letter, an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties, which could have an adverse impact on our reputation and financial results. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment or restructuring of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our device is cleared or approved, healthcare providers may misuse our device or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our device may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our device, or a recall of our device either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If the MyoVista receives clearance, authorization, or approval, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our device may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our device or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of marketed products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our device in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

The MyoVista may in the future be subject to product recalls that could harm our reputation, business and financial results.

Medical devices can experience performance problems in the field that require review and possible corrective action. The occurrence of component failures, manufacturing errors, software errors, design defects or labeling inadequacies affecting a medical device could lead to a government-mandated or voluntary recall by the device manufacturer, in particular when such deficiencies may endanger health. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our device in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. Product recalls may divert management attention and financial resources, expose us to product liability or other claims, harm our reputation with customers and adversely impact our business, financial condition and results of operations.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Many federal, state and foreign healthcare laws and regulations apply to medical devices. We may be subject to certain federal and state regulations, including the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, offering, receiving, or paying any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, ordering or arranging for or recommending the purchase or order of any item or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of, or payment for, healthcare benefits, items or services; the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal healthcare programs to provide items or services reimbursable by a federal healthcare program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items, or services; the federal civil False Claims Act, or the FCA, which prohibits, among other things, knowingly presenting, or causing to be presented claims for payment of government funds that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government; and other federal and state false claims laws. The FCA prohibits anyone from knowingly presenting, conspiring to present, making a false statement in order to present, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. This law also prohibits anyone from knowingly underpaying an obligation owed to a federal program. Increasingly, U.S. federal agencies are requiring nonmonetary remedial measures, such as corporate integrity agreements in FCA settlements. The DOJ announced in 2016 its intent to follow the “Yates Memo,” taking a far more aggressive approach in pursuing individuals as FCA defendants in addition to corporations.

The majority of states also have statutes similar to the federal Anti-Kickback Statute and false claims laws that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, that apply regardless of whether the payor is a government entity or a private commercial entity. The Federal Open Payments, or Physician Payments Sunshine Act, program requires manufacturers of drugs, medical devices, and biologics for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program, to track and report annually to the federal government (for disclosure to the public) certain payments and other transfers of value made to physicians and teaching hospitals as well as disclosure of payments and other transfers of value provided to physicians and teaching hospitals, and ownership and investment interests in the manufacturer held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations. Our failure to appropriately track and report Sunshine Act covered payments to the government could result in civil fines and penalties, which could adversely affect the results of our operations. In addition, several U.S. states and localities have enacted legislation requiring medical device companies to establish marketing compliance programs, file periodic reports with the state, and/or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities. Other state laws prohibit certain marketing-related activities including the provision of gifts, meals or other items to certain healthcare providers. Many of these laws and regulations contain ambiguous requirements that government officials have not yet clarified. Given the lack of clarity in the laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

Legislative or regulatory reforms in the United States or the European Union may make it more difficult and costly for us to obtain regulatory clearances or approvals for our device or to manufacture, market or distribute our device after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of planned or future products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our device. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance for or approval of, manufacture, market or distribute our device. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our device; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, certain forthcoming policies of the Biden administration could impact our business and industry. It is difficult to predict what policies may be implemented or how any such executive actions will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If executive actions or new policies impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

The European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. Among other things, the Medical Devices Regulation:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•	establish explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;

•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•	strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. In the United States and some foreign jurisdictions, there have been, and continue to be, legislative and regulatory changes and proposed changes regarding the healthcare system and how its costs should be controlled or managed. Certain of these proposals could limit the prices we are able to charge for our device or the coverage and reimbursement available for our device and could limit the acceptance and availability of our device. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that are directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future or their full impact. Additionally, it remains unclear how any new legislation or regulation might affect the prices we may obtain for any of our product for which regulatory approval is obtained. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or market our device.

Recently, there has been heightened governmental scrutiny over the manner in which companies set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. Additionally, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase and which suppliers will be included in their healthcare programs. Adoption of price controls and other measures designed to restrict spending or purchasing power may prevent or limit our ability to generate revenue and attain profitability.

In addition, the delivery of healthcare in the European Union, including the establishment and operation of health services, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval, restrict or regulate post-approval activities and affect our ability to launch sales of any products for which we obtain marketing approval.

We are currently unable to predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what effect recently enacted federal legislation or any such additional legislation or regulation would have on our business. The pendency or approval of such proposals or reforms could result in a decrease in the price of our Common Stock or limit our ability to raise capital or to enter into collaboration agreements for the further development and potential marketing of our device.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or launched for sale into the U.S. in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in response to the COVID-19 pandemic, in March of 2020 the FDA postponed most inspections of foreign manufacturing and domestic facilities. Although limited inspections were again initiated in 2021, FDA also utilized alternative methods for inspections and could continue to exercise discretion on a case-by-case basis to approve products based on a desk review, particularly for foreign inspections. If a prolonged government shutdown occurs, or if global health concerns continue to prevent or temporarily restrict the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

In the normal course of business, we will receive health information and other highly sensitive or confidential information and data of patients and other third parties, which we compile and analyze. Our collection and use of this data, including that of our vendors, might raise privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the United States and the European Union), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we are subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security of personal information) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business.

In addition, we expect to obtain health information that is subject to privacy and security requirements under HIPAA and its implementing regulations. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards. As part of our normal operations, we expect to collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we expect to be subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we improperly handle or knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates (like us) to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information, and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

In addition, certain state laws govern the privacy and security of health-related and other personal information in certain circumstances, some of which may be more stringent, broader in scope or offer greater individual rights with respect to protected health information than HIPAA, many of which may differ from each other, thus, complicating compliance efforts. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California enacted the California Consumer Privacy Act, or CCPA, which creates individual privacy rights for California consumers (as defined in the law), including the right to opt out of certain disclosures of their information, and places increased privacy and security obligations on entities handling certain personal data of consumers or households and may apply to us in the future. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Further, the California Privacy Rights Act, or CPRA, was recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for sensitive data such as health information, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. The CCPA and CPRA are reflective of a trend toward more stringent privacy legislation in the United States, as other states or the federal government have followed or may follow California’s lead and increase protections for U.S. residents. For example, on March 2, 2021, the Virginia Consumer Data Protection Act, which went into effect on January 1, 2023, was signed into law, and on July 8, 2021 the Colorado Privacy Act, which will take effect on July 1, 2023, was also signed into law. The CCPA has already prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, add layers of complexity to compliance in the U.S. market, increase our compliance costs and adversely affect our business.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data.

The General Data Protection Regulation (the “GDPR”), which went into effect in May 2018, imposes stringent requirements for controllers and processors of personal data of individuals within the European Economic Area, or EEA. As Switzerland and the United Kingdom are not part of the European Union they enforce separate laws governing personal data, which are derived from or directly based on the GDPR. The GDPR applies to any company established in the EEA as well as to those outside the EEA if they collect, process, and use personal data in connection with the offering of goods or services to individuals in the EEA or the monitoring of their behavior. The GDPR, together with national legislation, regulations and guidelines of the EEA countries governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting. In particular, these obligations and restrictions involve the consent of the individuals to whom the personal data relates, the information provided to the individuals, the transfer of personal data out of the EEA to jurisdictions deemed to have inadequate data protection laws, security breach notifications, security and confidentiality of the personal data and imposition of substantial potential fines for breaches of the data protection obligations. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the European Union, or EU, and the United States remains uncertain. In 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union, or CJEU. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must have been migrated to the revised clauses by December 27, 2022. If applicable, we would be required to implement the revised standard contractual clauses, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR.

While we implement various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our device. Additionally, if third parties we work with violate applicable laws, regulations, or agreements or suffer data breaches such violations or data breaches may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our device, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Our success and future revenue growth will depend, in part, on our ability to protect our patent rights. In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements with our employees, consultants, and contractors to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable, or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, agreements may be breached, trade secrets may be difficult to protect, and we may not receive adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors or other unauthorized third parties.

There is no guarantee that the patent applications that we submitted with regards to our technologies will result in patent grants. In the event of failure to obtain patent registration, our developments will not be proprietary, which might allow other entities to manufacture our device and compete with them.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our device, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, products and provide exclusivity for our new products or future services or prevent others from designing around our claims. Furthermore, there is no guarantee that third parties will not infringe or misappropriate our patents or similar proprietary rights. In addition, there can be no assurance that we will not have to pursue litigation against other parties to assert its rights.

Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our device, we may not be able to compete effectively, and our business and results of operations would be harmed.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

The patent position of medical device companies generally is highly uncertain and involves complex legal and factual questions for which many legal principles remain unresolved. In recent years, patent rights have been the subject of significant litigation within our industry. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Further, the issuance of a patent is not conclusive as to its scope, validity or enforceability, and our owned and in-licensed patents may be challenged, invalidated or legally circumvented by third parties, or may expire. We cannot be certain that our patents will be upheld as valid and enforceable or will prevent the development of competitive products by third parties. For example, we may become involved in opposition, interference, derivation, inter partes review or other proceedings challenging our patent rights, and the outcome of any proceedings are highly uncertain. Such challenges may result in the patent claims of our owned or in-licensed patents being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or marketing similar or identical technology and products, or limit the duration of the patent protection of our products and technology. Consequently, competitors could develop, manufacture and sell products that directly compete with our products, which could decrease our sales and affect our ability to compete. In addition, competitors could attempt to reverse engineer our device to replicate some or all of the competitive advantages we derive from our development efforts, design around our protected technology, or develop their own competitive technologies that fall outside the scope of our patents. If our intellectual property does not adequately protect us from our competitors’ products and methods, our business and competitive position could be adversely affected. We may in the future become involved in litigation to protect the patents associated with our products, which could result in substantial costs and distraction to management and other employees.

Intellectual property rights of third-parties could adversely affect our ability to market our device, and we might be required to litigate or obtain licenses from third parties in order to develop or market our device. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties in the future or other third-party intellectual property rights are held to cover our device or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or market products or services unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products or services. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or services or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our services, our new products or the use of our new products. Third-party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products or services. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from selling or marketing our new products or services that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our device. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Such litigation or proceedings could increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to devote significantly more resources to intellectual property proceedings, and may have significantly broader intellectual property portfolios to assert against us if we assert our rights against them. Further, because of the substantial discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be disclosed or otherwise compromised leading to others making, using, importing or selling products that are the same or substantially the same as ours, which could adversely affect our ability to compete in the market.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third-party to enforce a patent covering one of our new products or services, the defendant could counterclaim that the patent covering our product is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us launch sales of new products or services into the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Common Stock.

Third-party claims of intellectual property infringement may prevent or delay our development and marketing efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new products and services. As our industries expand and more patents are issued, the risk increases that our device may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our device. There may be currently pending patent applications or continued patent applications that may later result in issued patents that our device may infringe. In addition, third parties may obtain patents or services in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and market the applicable product unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and market our device. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while generally outside the United States, the first to file a patent application is entitled to the patent.

After March 15, 2013, under the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

The America Invents Act also includes a number of significant changes that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of the patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Further, because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products and services, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies develop their own products or services in jurisdictions where we have not obtained patent protection to and may export infringing products or services to territories where we have patent protection, but where patents are not enforced as strictly as they are in the United States. These products or services may compete with our device or services. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products or services in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly, put the issuance of our patent applications at risk, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and any damages or other remedies that we may be awarded, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to the Ownership of Our Securities and this Offering

Although our Common Stock began trading on The Nasdaq Stock Market LLC on June 15, 2022, we do not know whether an active, liquid trading market for our Common Stock will develop or, if developed, will be sustained, or what the trading price of our Common Stock will be in the future. Our Common Stock may trade at a price below the price you paid and may be difficult for you to sell the Common Stock you purchase.

Although our Common Stock is listed on The Nasdaq Stock Market LLC, or Nasdaq, an active trading market for our Common Stock may not be achieved or sustained. It may be difficult for you to sell your Common Stock without depressing the market price for the Common Stock or at all. Consequently, you may not be able to sell your Common Stock at or above the price you paid, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional shares of Common Stock and it also may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration. Prior to the IPO, there was not a public trading market for shares of our Common Stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling your Common Stock at an attractive price or at all. The initial public offering price per share of Common Stock in the IPO was determined by agreement between us and the representative of the underwriters, and may not be indicative of the price at which shares of our Common Stock will trade in the public market in the future. The market price of our Common Stock may decline below the price you paid and you may not be able to sell your Common Stock at or above the price you paid, or at all.

The market price of our Common Stock has been and may continue to be highly volatile, and you could lose all or part of your investment.

Since our IPO the highest and lowest price of our Common Stock has been $6.00 and $0.71, respectively. The market price of our Common Stock is likely to continue to be volatile, which may prevent you from being able to sell your Common Stock at or above the price you paid for your shares. This volatility could be the result of a variety of factors, which include:

•	whether we achieve our anticipated corporate objectives;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in our financial or operational estimates or projections;

•	our ability to implement our operational plans;

•	termination of lock-up agreements or other restrictions on the ability of our shareholders to sell shares after the IPO;

•	changes in the economic performance or market valuations of companies similar to ours;

•	general economic or political conditions in the U.S. or elsewhere; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

In addition, the stock market in general, and the stock of publicly-traded medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance, and we have little or no control over these factors.

Since our management will have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of the shares of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of the shares of our Common Stock to decline and impair the commercialization of our products and/or delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

This is a best efforts offering, no minimum amount of Securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the Securities being offered in this offering. The placement agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. There is no required minimum number of Securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations as described in the “Use of Proceeds” section herein. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

If you purchase our securities being sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per share of our Common Stock being offered in this offering may be higher than the net tangible book value per share of the outstanding shares of our Common Stock prior to this offering. Assuming the sale of all Securities offered hereby, based on an assumed public offering price of $1.00 per share, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023, for aggregate net proceeds of approximately $7.2 million, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering will incur immediate dilution of $0.56 per share. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding preferred stock or convertible notes are converted or outstanding stock options or warrants are exercised, there will be further dilution to new investors.

Future sales of a substantial number of shares of our Common Stock by our existing shareholders in addition to the shares offered by this prospectus could cause our stock price to decline.

As of June 1, 2023, there were 10,260,346 shares of our Common Stock outstanding. In addition, as of June 1, 2023 there were 380,871 shares of Series C Preferred Stock outstanding that, as of such date, were convertible into 1,704,607 shares of Common Stock and options exercisable for 4,366,209 shares of our Common Stock. Additional shares will be eligible for sale in the public market upon expiration of the remaining unexpired lock-up agreements entered into in connection with the IPO. Subject to any applicable lock-up agreements, pursuant to Rule 144 under the Securities Act as in effect on the date hereof, or Rule 144, a person who holds restricted shares of Common Stock (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of shares of our Common Stock, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. It is conceivable that following the holding period, many shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our Common Stock in the public market at the same time, the market price of our Common Stock could decrease significantly due to an imbalance in the supply and demand of our Common Stock. Even if they do not actually sell the Common Stock, the perception in the public market that our shareholders might sell significant Common Stock could also depress the market price of our Common Stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they publish negative reports regarding our business or our securities, our share price and trading volume could decline.

The trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding the Common Stock, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Common Stock or trading volume to decline.

We will need additional capital beyond the capital raised in this offering, and the sale of additional shares of the Common Stock or equity or debt securities could result in additional dilution to our shareholders.

Although the remaining net proceeds from our IPO, the proceeds of the sale of shares of our Common Stock to Lincoln Park, if any, and the net proceeds from this offering are anticipated to be sufficient to achieve FDA clearance, which would allow us to market the MyoVista in the United States, there is no assurance that this would be the case and further funding may be required. We will need to raise additional capital beyond the capital raised in the IPO and from the sale of shares to Lincoln Park in order to support the sales launch of the MyoVista into the U.S., provide working capital and support further R&D. Such additional capital may be raised through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of our Common Stock, equity and/or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our Common Stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, without prior approval, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development, sales launch or marketing efforts or grant rights to develop and market product that we would otherwise prefer to develop and market ourselves.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

Prior to the completion of the IPO, we had been a private company with limited accounting personnel to adequately execute our accounting processes and limited supervisory resources with which to address our internal control over financial reporting. While a private company, we had not designed or maintained an effective control environment as required of public companies under the rules and regulations of the SEC. Management and our independent registered public accounting firm, Haskell & White LLP, identified several material weaknesses in our internal control over financial reporting in connection with our preparation and the audits of our financial statements for Fiscal 2022 and Fiscal 2021.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financing reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses we and our independent registered public accounting firms identified are listed below:

•	we did not maintain sufficient U.S. GAAP and SEC accounting resources commensurate with those required of a public company;

•	we had an insufficient number of staff to maintain optimal segregation of duties and levels of oversight; and

•	we did not have strong accounting consideration and analysis over equity accounts and inventory valuation.

These material weaknesses resulted in adjustments to our prior year financial statements primarily related to equity accounts, accruals, and inventory and could result in a misstatement of any account balances or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.

We have taken and continue to take remedial steps to improve our internal controls over financial reporting, which includes hiring additional accounting and financial reporting personnel and implementing additional policies, procedures, and controls. We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. Management is monitoring the effectiveness of these and other processes, procedures and controls and will make any further changes deemed appropriate. Management believes the foregoing actions will effectively remediate the material weaknesses, however, our material weaknesses will not be considered remediated until controls are in place for a period of time, the controls are tested, and management concludes that the controls are properly designed and operating effectively. As a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

Our independent registered public accounting firm was not required to perform an evaluation of our internal control over financial reporting as of either April 30, 2022 or April 30, 2021 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting in the future as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act.

If we are unable to successfully remediate the existing material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting, and our stock price, may be adversely affected and we may be unable to maintain compliance with the applicable stock exchange listing requirements. Implementing any appropriate changes to our internal controls may divert the attention of our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are adequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our services to new and existing customers.

Our Board of Directors is authorized to issue and designate shares of our preferred stock in additional series without shareholder approval.

Our amended and restated certificate of formation (the “Certificate of Formation”) authorizes our Board of Directors, without the approval of our shareholders, to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our Certificate of Formation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, privileges and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our Common Stock, which may reduce its value.

As of June 1, 2023, our principal shareholders, officers and directors beneficially owned approximately 15.9% of our Common Stock. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of June 1, 2023, our principal shareholders, officers and directors beneficially owned approximately 15.9% of the outstanding shares of our Common Stock (assuming the sale of all shares of Common Stock offered hereby, at an assumed public offering price of $1.00 per share, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), including shares issuable pursuant to antidilution provisions set forth in the Series C Preferred Stock. This significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders. For more information regarding the beneficial ownership of such principal shareholders, officers and directors, see “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.”

We have incurred and will continue to incur significant costs as a result of the listing of our securities for trading on Nasdaq. As a public company in the U.S., our management is required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.

Upon the listing of securities on Nasdaq, we became a publicly traded company in the United States and as such, we are incurring significant accounting, legal and other expenses that we did not incur before the IPO. We also are incurring costs associated with corporate governance requirements of the SEC, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to continue to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, any committees of our Board of Directors, or as executive officers.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make the Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have opted for taking advantage of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Jobs Act.

Anti-takeover provisions could make a third party acquisition of us difficult.

Our Certificate of Formation and amended and restated bylaws (“Bylaws”) eliminate the ability of shareholders to take action by less than unanimous written consent. This provision could make it more difficult for a third party to acquire us without the approval of our board. In addition, the Texas Business Organizations Code, or the TBOC, also contains certain provisions that could make an acquisition by a third party more difficult.

Provisions of the IPO Warrants, the Remaining Bridge Warrants and our Series C Preferred Stock could discourage an acquisition of us by a third party.

In addition to the provisions of our Certificate of Formation and Bylaws, certain provisions of the IPO Warrants, the Remaining Bridge Warrants and the Series C Preferred Stock could make it more difficult or expensive for a third party to acquire us. The terms of the IPO Warrants, the Remaining Bridge Warrants and the

Series C Preferred Stock prohibit us from engaging in certain transactions constituting “fundamental transactions” or a “Deemed Liquidation Event”, unless, among other things, the surviving entity assumes our obligations under the IPO Warrants, the Remaining Bridge Warrants or the Series C Preferred Stock. These and other provisions of the IPO Warrants, the Remaining Bridge Warrants or the Series C Preferred Stock could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our shares Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker- dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares of Common Stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our shares of Common Stock is less than $5.00, our shares of Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares of Common Stock, and therefore shareholders may have difficulty selling their shares of Common Stock.

We have never paid cash dividends on our Common Stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have neither declared nor paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Common Stock as a source for any future dividend income. Our Board of Directors has complete discretion as to when or whether to distribute dividends. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Securities offered in this offering will be approximately $7.2 million (assuming the sale of all Securities offered hereby, based on an assumed public offering price of $1.00 per share, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023, and after deducting placement agent fees and estimated offering expenses payable by us). However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering. We intend to use the net proceeds from this offering for costs directly related to obtaining FDA clearance for the MyoVista, for R&D, working capital and general corporate purposes, including personnel costs, capital expenditures and the costs of operating as a public company. We have not allocated specific amounts of net proceeds for any of these purposes.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, our development efforts and the overall economic environment.

Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed. We believe that the funds raised in this offering will be sufficient to finance the purposes described above, and we do not think that material amounts of other funds will be necessary to finance such purposes.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

Each $0.05 increase (decrease) in the assumed public offering price of $1.00 per share of Common Stock (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), would increase (decrease) the net proceeds to us from this offering by approximately $0.4 million, assuming the number of shares of Common Stock offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of shares of Common Stock that we are offering. An increase (decrease) of 1.0 million shares of Common Stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $0.9 million (assuming the sale of all Securities offered hereby, at an assumed public offering price of $1.00 per share, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), after deducting commissions and estimated offering expenses payable by us and assuming the number of shares of Common Stock to be offered in this offering as set forth on the cover page of this prospectus remains the same. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of January 31, 2023 (unaudited):

•	on an actual basis;

•

on a pro forma basis to give effect to: (i) the issuance of 150,000 pre-funded warrants pursuant to the Bridge Warrant exercises; (ii) the issuance of 117,768 shares of Common Stock pursuant to the conversion of Series C Preferred Stock; (iii) the conversion of the $130K Note into 5,200 shares of Series C Preferred Stock; (iv) the issuance of 485 shares of Common Stock to a certain unrelated third party; and (v) the issuance of the 100,000 Initial Commitment Shares and 519,930 shares of Common Stock pursuant to the Lincoln Park Purchase Agreement; and

•

on an as adjusted basis to give effect to the issuance and sale of 8,000,000 shares of Common Stock at an assumed public offering price of $1.00 per share (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), and after deducting placement agent fees and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes for the quarter ended January 31, 2023 and for the fiscal year ended April 30, 2022, which are included in the registration statement of which this prospectus forms a part.

	As of January 31, 2023 (unaudited)
	Actual	Pro Forma	Pro Forma as Adjusted
	(U.S. dollars in thousands, unaudited)
Cash and cash equivalents	$1,931	$3,720	$10,900
Indebtedness:
$130k Note	$130	$—	$—
Loan and Security Agreement	1,000	1,000	1,000

Total indebtedness:	1,130	1,000	1,000

Shareholders’ (deficit) equity:
Series A convertible preferred stock, $0.001 par value, 10,000 shares designated, none issued	—	—	—
Series B convertible preferred stock, $0.001 par value, 10,000 shares designated, none issued	—	—	—
Series C convertible preferred stock, $0.001 par value, 600,000 shares designated, 403,228 issued actual, 380,871 issued pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized, 8,349,859 issued actual; 10,260,346 shares issued and outstanding, pro forma; and 18,260,346 shares issued and outstanding pro forma as adjusted	8	10	18
Additional paid-in-capital	58,858	60,645	67,817
Accumulated deficit	(59,124)	(59,124)	(59,124)

Total shareholders’ (deficit) equity	(258)	1,531	8,711

Total capitalization	$872	$2,531	$9,711

The number of shares of Common Stock reflected in the discussion and table above is based on 8,349,859 shares of Common Stock issued and outstanding as of January 31, 2023 (on an actual basis) and assumes no exercise of any placement agent warrants issued pursuant to this offering. The table above excludes the following as of January 31, 2023:

•

1,624,015 shares of Common Stock issuable upon conversion of the Series C Preferred Stock (including 20,677 shares issuable upon conversion of the shares of Series C Preferred Stock issuable upon conversion of the $130K Note) on an actual basis and 1,704,607 shares and 2,334,773 of Common Stock issuable upon conversion of the Series C Preferred Stock on a pro forma and as adjusted basis, respectively. See “Description of Our Securities—Preferred Stock” for additional information;

•	832,195 shares of Common Stock issuable upon the exercise of stock options issued to directors, employees and consultants of the Company, of which 395,679 have vested;

•	76,423 shares of Common Stock issuable upon exercise of the Investor Warrants, the $1M Lender Warrants and the $1.5M Lender Warrants;

•

1,683,470 shares of Common Stock issuable upon the exercise of the Bridge Warrants on an actual basis and 298,667 shares of Common Stock issuable upon exercise of the Remaining Bridge Warrants on a pro forma basis;

•	1,725,000 shares of Common Stock issuable upon exercise of the IPO Warrants, which includes the IPO Warrants issued pursuant to the underwriter’s over-allotment option in the IPO;

•	105,000 shares of Common Stock issuable upon exercise of the IPO Underwriter Warrants;

•	150,000 shares of Common Stock issuable upon exercise of the Remaining Pre-Funded Bridge Warrants on a pro forma basis;

•

1,244,592 shares that may still be issued and/or sold under the Lincoln Park Purchase Agreement based on 1,927,000 shares, which is the current maximum number of shares that may be issued and/or sold under the Lincoln Park Purchase Agreement based on the price of $1.16 per share (which represents the official closing price of our Common Stock on Nasdaq the day of signing of the Lincoln Park Purchase Agreement); and

•	the shares of our Common Stock issuable pursuant to the exercise of any Placement Agent Warrants issued pursuant to this offering.

This number of shares of our Common Stock also excludes shares issuable pursuant to antidilution provisions set forth in the Series C Preferred Stock, which are each dependent on the market price of our Common Stock at the time of conversion.

DILUTION

If you invest in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of Common Stock and the pro forma as adjusted net tangible book value per share after this offering. Historical net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. The amounts set forth below in this Dilution section are as of January 31, 2023, unless otherwise indicated.

The historical net tangible book deficit of our Common Stock was approximately ($0.3 million), or ($0.03) per share as of January 31, 2023. Historical net tangible deficit per share represents the amount of our total tangible assets less our total liabilities, divided by 8,349,859, the total number of shares of Common Stock issued and outstanding on January 31, 2023.

Our pro forma historical net tangible book value was $1.7 million, or $0.16 per shares as of January 31, 2023. Pro forma historical net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of Common Stock outstanding at January 31, 2023, after giving effect to (i) the issuance of 1,172,304 shares of our Common Stock and 150,000 pre-funded warrants pursuant to the Bridge Warrant exercises; (ii) the issuance of 117,768 shares of our Common Stock pursuant to the conversion of Series C Preferred Stock; (iii) the issuance of 485 shares of Common Stock to a certain unrelated third party; and (iv) the issuance of the 100,000 Initial Commitment Shares and 519,930 shares of Common Stock pursuant to the Lincoln Park Purchase Agreement.

After giving effect to the sale of all of the Securities offered by us in this offering based on an assumed public offering price of $1.00 per share (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), after deducting commissions and estimated offering expenses payable by us, and assuming no exercise of any placement agent warrants, our pro forma as adjusted historical net tangible book value as of January 31, 2023 would have been approximately $8.8 million or $0.48 per share. Based on an assumed public offering price for this offering of $1.00 per share of Common Stock (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), this represents an immediate increase in net tangible book value of $0.51 per share to existing shareholders and an immediate dilution in net tangible book value of $0.52 per share to purchasers in this offering, as illustrated by the table below. Dilution for this purpose represents the difference between the price per share of Common Stock paid by purchasers in this offering and pro forma net tangible book value per share of Common Stock immediately after the completion of this offering.

Public offering price per share of Common Stock		$1.00
Historical net tangible book deficit per share of Common Stock at January 31, 2023	$(0.03)
Change in net tangible book value per share as of January 31, 2023, after giving effect to the pro forma transactions	$0.19
Change in net tangible book value per share as of January 31, 2023, after giving effect to the offering attributable to new investors	$0.32

Pro forma as adjusted net tangible book value per share as of January 31, 2023		$0.48

Dilution per share of Common Stock to new investors in this offering		$0.52

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

A $0.05 increase in the assumed public offering price of $1.00 per share of our Common Stock (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), would increase our as adjusted net tangible book value after giving effect to this offering by $0.53 and the dilution per share to new investors in this offering by $0.55 per share, after deducting placement agent fees and estimated offering expenses payable by us, and assuming the number of shares of Common Stock to be offered in this offering as set forth on the cover page of this prospectus remains the same.

We may also increase or decrease the number of shares of Common Stock that we are offering. An increase of 1.0 million shares of Common Stock offered by us would increase our as adjusted net tangible book value after giving effect to this offering by $0.54 and the dilution per share to new investors in this offering by $0.49 per share, after deducting placement agent fees and estimated offering expenses payable by us.

A decrease of 1.0 million shares of Common Stock offered by us would decrease our as adjusted net tangible book value after giving effect to this offering by $0.49 and the dilution per share to new investors in this offering by $0.54 per share, after deducting placement agent fees and estimated offering expenses payable by us.

The following table summarizes, on a pro forma basis as of January 31, 2023, the differences between the number of shares of Common Stock acquired from us, the total amount paid and the average price per share paid by the existing holders of our Common Stock and by investors in this offering, based upon the assumed public offering price of $1.00 per share of Common Stock (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023).

	Shares		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	10,260,346	56%	10,260,346	56%	$1.00
New investors	8,000,000	44%	8,000,000	44%	$1.00

Total	18,260,346	100%	18,260,346	100%

The number of shares of Common Stock owned by existing shareholders is based on 8,349,859 shares of Common Stock issued and outstanding as of January 31, 2023, plus the issuance of 1,172,304 shares of Common Stock and 150,000 pre-funded warrants pursuant to the Bridge Warrant exercises at an exercise price of $1.00 per share or pursuant to cashless exercises in which the holder received a net number of shares of Common Stock equal to one-third of the total number of shares with respect to which the Bridge Warrant was exercised, the issuance of 117,768 shares of Common Stock pursuant to the conversion of Series C Preferred Stock, the issuance of 485 shares of Common Stock to a certain unrelated third party, and the issuance of the Initial Commitment Shares and 519,930 shares of Common Stock pursuant to the Lincoln Park Purchase Agreement. This number of shares of Common Stock assumes no exercise of any placement agent warrants issued pursuant to this offering, and excludes:

•

1,624,015 shares of Common Stock issuable upon conversion of the Series C Preferred Stock (including 20,677 shares issuable upon conversion of the shares of Series C Preferred Stock issuable upon conversion of the $130K Note) on an actual basis and 1,704,607 and 2,334,773 shares of Common Stock issuable upon conversion of the Series C Preferred Stock on a pro forma basis and as adjusted basis, respectively. See “Description of Our Securities—Preferred Stock” for additional information;

•	832,195 shares of Common Stock issuable upon the exercise of stock options issued to directors, employees and consultants of the Company, of which 395,679 have vested;

•	76,423 shares of Common Stock issuable upon exercise of the Investor Warrants, the $1M Lender Warrants and the $1.5M Lender Warrants;

•

1,683,470 shares of Common Stock issuable upon the exercise of the Bridge Warrants on an actual basis and 298,667 shares of Common Stock issuable upon exercise of the Remaining Bridge Warrants on a pro forma basis;

•	1,725,000 shares of Common Stock issuable upon exercise of the IPO Warrants, which includes the IPO Warrants issued pursuant to the underwriter’s over-allotment option in the IPO;

•	105,000 shares of Common Stock issuable upon exercise of the IPO Underwriter Warrants;

•	150,000 shares of Common Stock issuable upon exercise of the Remaining Pre-Funded Bridge Warrants on a pro forma basis; and

•

1,244,592 shares that may still be issued and/or sold under the Lincoln Park Purchase Agreement based on 1,927,000 shares, which is the current maximum number of shares that may be issued and/or sold under the Lincoln Park Purchase Agreement based on the price of $1.16 per share (which represents the official closing price of our Common Stock on Nasdaq the day of signing of the Lincoln Park Purchase Agreement).

This number of shares of Common Stock also excludes shares issuable pursuant to antidilution provisions set forth in the Series C Preferred Stock, which are dependent on the market price of our Common Stock at the time of conversion. For additional information, see “Description of Our Securities—Antidilution Provisions.”

To the extent that our outstanding options, warrants or notes are exercised or converted, as applicable, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this registration statement. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” elsewhere in this registration statement.

Overview

We are a medical technology company focused on applying innovative AI-based technology to an ECG (also known as an EKG) to expand and improve an ECG’s clinical usefulness. Our objective is to make an ECG a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences’ first product candidate for FDA clearance, the MyoVista wavECG (the “MyoVista”) is a resting 12-lead ECG that is designed to provide diagnostic information related to cardiac dysfunction, as well as conventional ECG information in the same test. The cardiac dysfunction information has only traditionally been available through the use of cardiac imaging. Our business model, which involves the use of the MyoVista device and consumables for each test, is expected to be “razor-razorblade” as the electrodes used with the MyoVista are proprietary to HeartSciences, and new electrodes are required for every test performed. As of June 5, 2023, we had 12 full-time employees and one part-time employee.

Our device is not yet cleared for marketing by the FDA and our future success is dependent upon receiving FDA De Novo clearance for the MyoVista. Additional funding may be required in order to achieve FDA clearance for the MyoVista and, if clearance is achieved, would then be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further research and development, or R&D.

We believe that there is currently no low-cost, front-line, medical device that is effective at screening for heart disease. As a result, we believe that frontline physicians face a significant challenge in determining if a patient has heart disease. Although many think of the ECG as the frontline heart disease test, in 2012, the United States Preventive Services Task Force, or USPSTF, conducted an evaluation of conventional ECG testing and stated: “There is no good evidence that an ECG helps physicians predict heart risks in people with no symptoms any better than traditional considerations such as current or former smoking, blood pressure and cholesterol levels.”

ECG devices record the electrical signals of a patient’s heart. The ECG is a ubiquitous, relatively low-cost, simple and quick test; it is portable and can be performed in a wide range of clinical settings by a non-specialist clinician or clinical aide. There are three basic categories of heart disease: electrical (such as an arrhythmia), structural (such as valvular disease) and ischemic (such as coronary artery disease, or CAD). Conventional resting ECGs have limited sensitivity in detecting structural and ischemic disease and are typically used for diagnosing cardiac rhythm abnormalities, such as atrial fibrillation, also known as Afib, or acute coronary syndrome, such as a myocardial infarction, which is also known as a heart attack. However, traditional ECGs have a limited role in identifying cardiac dysfunction associated with structural and ischemic disease.

HeartSciences has designed the MyoVista to help address these limitations and extend the clinical capability of an ECG in detecting cardiac dysfunction. We have been applying AI-machine learning to the signal processed electrical signal of the heart to develop a proprietary algorithm designed to detect cardiac dysfunction caused by heart disease and/or age-related cardiac dysfunction. The MyoVista has not yet received FDA clearance.

The editorial comment associated with the study titled “Prediction of Abnormal Myocardial Relaxation from Signal Processed Surface ECG” presented below discusses recent applications of machine learning to data derived from surface 12-lead ECGs in relation to cardiac dysfunction:

“These are some of the most significant advances in electrocardiography since its inception, which has historically had a limited, if any, role in the evaluation of cardiac dysfunction. In the past, our cardiovascular community was resigned to the fact that surface ECGs are poor indicators for cardiac dysfunction.”

Khurram Nasir, MD, MPH, MSC, Department of Cardiology, Houston Methodist DeBakey Heart & Vascular Center, Houston, Texas, et. al., Journal of American College of Cardiology Editorial Comment Volume 76 Number 8 2020.

Almost all forms of heart disease, including CAD and structural disease, affect heart muscle, or cardiac, function prior to symptoms. Impaired cardiac function is first observed as impaired cardiac relaxation which is an early indicator of diastolic dysfunction and usually continues to increase in severity as heart disease progresses. The diastolic phase of the cardiac cycle occurs when the heart muscle relaxes (following contraction). Diastolic dysfunction may also be related to age-related cardiac dysfunction.

If we receive FDA clearance for the MyoVista, our main target markets would be frontline healthcare environments in the U.S., such as primary care, to assist physician decision making in the cardiology referral process. Currently, cardiology referral decisions are often based on a patient’s risk factors and/or a conventional ECG test. Accordingly, many patients with heart disease are left undetected while no treatment or intervention is required for most patients referred for cardiac imaging. We believe that adding the capability to detect cardiac dysfunction to a standard 12-lead resting ECG could help improve cardiac referral pathways and be valuable for patients, physicians, health systems and third-party payors.

New Class II devices, such as the MyoVista, require FDA De Novo premarket review. The MyoVista along with its proprietary software and hardware is classified as a Class II medical device by the FDA. Premarket review and clearance by the FDA for these devices is generally accomplished through the 510(k) premarket notification process or De Novo classification request, or petition process. We previously submitted an FDA De Novo classification request in December 2019 and following feedback and communications with the FDA during and since that submission, we have been making modifications to our device, including our proprietary algorithm. We are part way through a new, pivotal clinical validation study and have been undertaking device and algorithm development and testing for a revised FDA De Novo submission, which we expect to take place during 2023.

We have been using the funding from the IPO to continue our work towards FDA resubmission and clearance and for general corporate purposes. Although our current aim is to achieve FDA clearance, which would allow us to market the MyoVista in the U.S., with the remaining net proceeds of the IPO, there is no assurance that this will be the case. Additional funding would be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further R&D. These events and conditions indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Our independent registered public accounting firm has issued an opinion on our audited financial statements included in our 2022 Annual Report on Form 10-K that contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, limited capital resources and a net stockholders’ deficit.

Recent Developments

Collaboration Agreement

On November 29, 2022, we entered into a multi-year Collaboration Agreement with Rutgers, The State University of New Jersey, to develop AI-based ECG algorithms for new or improved ECG indications, which is expected to accelerate our product development pipeline and further expand the clinical value of an ECG for low-cost detection of heart disease.

Compliance with Nasdaq Listing Requirements

On December 21, 2022, we received notice from the Listing Qualifications Staff of The Nasdaq Stock Market, LLC, or Nasdaq, stating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”), because our stockholders’ equity of $1,082,676 as reported in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022 was below the required minimum of $2.5 million, and because, as of October 31, 2022, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On February 3, 2023, we submitted to Nasdaq a plan to regain compliance with the Minimum Stockholders’ Equity Requirement. On February 8, 2023, Nasdaq notified us that they have granted us an extension of up to 180 calendar days from December 21, 2022, or through June 19, 2023, to regain compliance. If we fail to evidence compliance upon filing our annual report for the year ending April 30, 2023 with the SEC and Nasdaq, we may be subject to delisting. If Nasdaq determines to delist our Common Stock, we will have the right to appeal to a Nasdaq hearings panel.

Patent Grant

In February 2023, we were granted patents from the Korean Intellectual Property Office (“KIPO”) and the Israel Patent Office for MyoVista Wavelet Technology, further extending international coverage.

Bridge Warrant Amendment

On February 3, 2023, the Company entered into a second written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities. The amendment lowered the exercise price of the Bridge Warrants from $4.25 per share to $1.00 per share for a period of ten business days beginning February 3, 2023 and ending February 16, 2023 (the “Limited Period”). The amendment also amended the Bridge Warrants to provide that, during the Limited Period, the holders of the Bridge Warrants were permitted to elect a cashless exercise of the Bridge Warrants in whole or in part, pursuant to which the holder would receive a number of shares of Common Stock equal to one-third of the total number of shares with respect to each Bridge Warrant exercised. During the Limited Period, the Company issued 1,172,304 shares of Common Stock and a pre-funded warrant to purchase 150,000 shares of Common Stock pursuant to the exercise of the Bridge Warrants and received approximately $1.3 million in proceeds from these exercises. Immediately after the end of the Limited Period, Bridge Warrants to purchase 298,667 shares of Common Stock remained outstanding, with a fixed exercise price of $4.25.

Equity Purchase Agreement

On March 10, 2023, the Company entered into a purchase agreement and registration rights agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) providing for the purchase, from time to time at the Company’s discretion of up to $15.0 million of the Company’s Common Stock, over the thirty-six (36) month term of the purchase agreement. The Company issued to Lincoln Park 100,000 shares of its Common Stock as initial commitment shares in consideration for entering into the purchase agreement and has agreed to issue an additional 62,500 shares of Common Stock, as additional commitment shares, upon receiving $2.0 million of proceeds. The Company does not have the right to commence any sales until all of the conditions set forth in the purchase agreement have been satisfied , including, but not limited to, a resale registration statement being declared effective by the SEC.

Results of Operations

For the Nine Months Ended January 31, 2023 Compared with the Nine Months Ended January 31, 2022:

Revenues

Revenues, which have been minimal to date, consist mainly of sales of devices, electrodes and other supplies in the establishment of distributor relationships outside the U.S. during the approval, development and improvement of the MyoVista.

Cost of Sales

Cost of sales consists primarily of costs related to materials, components and subassemblies. Cost of sales also includes certain direct costs such as those incurred for shipping and freight.

Operating Expenses

Our operating expenses have consisted solely of research and development expenses and selling, general and administrative expenses.

Research and Development Expenses

Our research and development activities primarily consist of clinical, regulatory, engineering and research and development work associated with our MyoVista device. Research and development expenses include payroll and personnel-related costs for our research and development, clinical and regulatory personnel, including expenses related to stock-based compensation for such employees, consulting services, clinical trial expenses, regulatory expenses, prototyping and testing. Research and development expenses also include costs attributable to clinical trial expenses including clinical trial design, site development and study costs, data, related travel expenses, the cost of products used for clinical activities, internal and external costs associated with regulatory compliance and patent costs. We have expensed research and development costs as they have been incurred.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist of payroll and personnel-related costs for our field support, business development, and administrative and management personnel that support our general operations including executive management and financial accounting, including expenses related to stock-based compensation. Selling, general and administrative expenses also include costs attributable to our public company and related costs, professional fees including legal and audit, premises costs, IT, insurance, consulting, recruiting fees, related travel expenses and depreciation.

Interest Expense

Interest expense relates to our loan facilities and convertible notes.

Other Income (Expense), Net

Other income (expense), net primarily consists of forgiveness of loans issued under the CARES Act.

The following table summarizes our results of operations for the periods presented on our statement of operations data.

	For the three months ended January 31,				For the nine months ended January 31,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
	(In thousands, except percentages, unaudited)
Revenue	$2	$3	$(1)	(29)%	$5	$10	$(5)	(50)%
Cost of sales	1	1	—%	—%	3	7	(4)	(58)%

Gross margin	1	2	(1)	(37)%	2	4	(1)	(35)%

Operating expenses:
Research and development	643	699	(56)	(8)%	1,926	1,646	281	17%
Selling, general and administrative	667	403	264	66%	2,590	1,089	1,501	138%

Total operating expenses	1,310	1,102	208	19%	4,517	2,735	1,781	65%

Loss from operations	(1,309)	(1,100)	(209)	19%	(4,514)	(2,732)	(1,783)	65%

Other income (expense)
Interest expense	(33)	(139)	106	(76)%	(209)	(295)	85	(29)%
Gain on extinguishment of debt	—	—	—	—%	—	250	(250)	(100)%
Other income	—	1	(1)	(100)%	2	1	1	87%

Other income (expense), net	(33)	(138)	105	(76)%	(208)	(44)	(164)	377%

Net loss	$(1,342)	$(1,239)	$(104)	8%	$(4,722)	$(2,775)	$(1,947)	70%

Summary of Statements of Operations for the three and nine months ended January 31, 2023 compared with the three and nine months ended January 31, 2022:

Revenues were $2,000 and costs of sales were $1,000 for the three months ended January 31, 2023, representing a decline of $1,000 in revenue, or 29%, and no change in cost of sales. Revenues were $5,000 and cost of sales were $3,000 for the nine months ended January 31, 2023, representing a decline of $5,000 in revenue, or 50%, and $4,000 in cost of sales, or 58%, when compared to the same period ended January 31, 2022. Our revenues to date have been mainly generated in the establishment of distributor relationships outside the United States as part of obtaining feedback during product development and improvement. The decrease in revenue, and related decrease in cost of sales, is due to our proactive reduction in new international distributor engagement in the run up to FDA submission and until we update our certificate of conformity, called a CE Mark, under the new European Union Medical Device Regulation regime to reflect hardware and software improvements being incorporated into the device for FDA submission.

Research and development expenses were $643,000 and $1.9 million for the three and nine months ended January 31, 2023, respectively, representing a decrease of $56,000, or 8%, and an increase of $281,000, or 17%, respectively, as compared to the same periods in 2022. For the three months ended January 31, 2023, the decrease is primarily due to reductions in clinical trial and hardware development expenditure for a period in the quarter ended January 31, 2023. For the nine months ended January 31, 2023, the increase is primarily due to an increase in software consulting and hardware development of approximately $233,000 and an increase in clinical trial studies of approximately $195,000, when compared to the same periods ended January 31, 2022, which is consistent with work being performed for device development and ongoing clinical validation studies in preparation for a new De Novo submission, offset by approximately $160,000 consisting of approximately $81,000 in supplier credits and approximately $70,000 in prior year inventory adjustments.

Selling, general, and administrative expenses were $667,000 and $2.6 million for the three and nine months ended January 31, 2023, respectively, representing an increase of $264,000, or 66%, and $1.5 million, or 138%, respectively as compared to the same periods in 2022. This is primarily due to an increase of approximately $369,000 and $1.3 million for the three and nine months ended January 31, 2023, respectively, for preparatory expenses, or on-going expenses associated with, being a public company including investor and public relations, SEC reporting, accounting and legal, insurance, and stock registrar expenses, and an approximately $16,000 and $381,000 increase in payroll related expenses and stock compensation for the three and nine months ended January 31, 2023, respectively, due to the vesting of options when compared to the same periods ended January 31, 2022.

Interest expense during the three and nine months ended January 31, 2023, of $33,000 and $209,000, respectively, is related to interest on the $1M Loan and Security Agreement and interest and debt service amortization related to the Bridge Notes for approximately half of the quarter ended July 31, 2022. All of the Bridge Notes and accrued interest were converted to equity upon consummation of the IPO in June 2022.

For the Fiscal Year Ended April 30, 2022 Compared with the Fiscal Year Ended April 30, 2021:

Revenues

Revenues, which have been minimal to date, consist mainly of sales of devices, electrodes and other supplies in the establishment of distributor relationships outside the U.S. during the approval, development and improvement of the MyoVista.

Cost of Sales

Cost of sales consists primarily of costs related to materials, components and subassemblies. Cost of sales also includes certain direct costs such as those incurred for shipping and freight.

Operating Expenses

Our operating expenses have consisted solely of research and development expenses and selling, general and administrative expenses.

Research and Development Expenses

Our research and development activities primarily consist of clinical, regulatory, engineering and research work associated with our MyoVista device. Research and development expenses include payroll and personnel-related costs for our research and development, clinical and regulatory personnel, including expenses related to stock-based compensation for such employees, consulting services, clinical trial expenses, regulatory expenses, prototyping and testing. Research and development expenses also include costs attributable to clinical trial expenses including clinical trial design, site development and study costs, data, related travel expenses, the cost of products used for clinical activities, internal and external costs associated with regulatory compliance and patent costs. We have expensed research and development costs as they have been incurred.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist of payroll and personnel-related costs for field support personnel, business development, consulting, stock-based compensation, and for administrative personnel that support our general operations such as executive management and financial accounting. Selling, general and administrative expenses also include costs attributable to professional fees for legal and accounting services, premises costs, IT, insurance, consulting, recruiting fees, travel expenses and depreciation.

Interest Expense

Interest expense relates to our loan facilities and convertible notes. For more information, see “—Description of Indebtedness.”

Other Income (Expense), Net

Other income (expense), net primarily consists of forgiveness of loans issued under the CARES Act.

The following table summarizes our results of operations for the periods presented and as a percentage of our total revenue for those periods based on our statement of operations data. The year over year comparison of results of operations is not necessarily indicative of results of operations for future periods.

Summary of Statements of Operations for Fiscal 2022 and Fiscal 2021:

	For the year ended April 30,
	2022	2021	$ Change	% Change
	(In thousands, except percentages)
Revenue	$14	$26	$(12)	(46)%
Cost of sales	8	11	(3)	(27)%

Gross margin	6	15	(9)	(60)%

Operating expenses:
Research and development	3,001	1,708	1,293	76%
Selling, general and administrative	1,714	875	839	96%
(Gain) loss on disposal of property and equipment	—	(2)	2	(100)%

Total operating expenses	4,715	2,581	2,134	83%

Loss from operations	(4,709)	(2,566)	(2,143)	84%
Interest expense	(372)	(132)	(240)	182%
Gain on extinguishment of debt	250	250	—	—
Other income	3	—	3	NM
Other expense	—	(4)	4	(100)%

Other income (expense), net	(119)	114	(233)	(204)%

Net loss	$(4,828)	$(2,452)	$(2,376)	97%

*	NM—Not meaningful

Revenues declined from $26,000 to $14,000 in Fiscal 2022 when compared to Fiscal 2021, a decrease of approximately 46%. Our revenues to date have been in relation to establishing distributor relationships outside the United States and obtaining feedback during product development and improvement. The decrease in revenue is due to the timing of engaging new distributors and fact that our CE Mark under the MDD lapsed in Fiscal 2022 as well as the continuing effects of the COVID-19 pandemic which impacted engagement with medical institutions and distributors.

The cost of sales decreased $3,000, or 27%, to $8,000 during Fiscal 2022 compared to $11,000 for Fiscal 2021 and the decline is consistent with the decrease noted in revenue.

During Fiscal 2022, research and development expenses increased $1.3 million when compared to Fiscal 2021, an increase of 76%, primarily resulting from increase of $783,000 related to clinical trial studies, $328,000 in software consulting and hardware development, and $120,000 in payroll expenditures which is consistent with work being performed for device development and ongoing clinical validation studies in preparation for a new De Novo submission.

During Fiscal 2022, selling, general, and administrative expenses increased $839,000, or 96%, when compared to Fiscal 2021. The increase is primarily due to additional accounting, audit, and professional and recruiting fees incurred as part of preparation for the IPO.

Interest expense increased $240,000 during Fiscal 2022 when compared to Fiscal 2021, an increase of 182%, primarily due to interest and debt service amortization related to the Bridge Notes. For more information, see “—Description of Indebtedness.”

Liquidity and Capital Resources

As of January 31, 2023, we had approximately $1.9 million of cash, an increase of $1.0 million from $918,000 as of April 30, 2022. We incurred a net loss of $4.7 million and $2.8 million for the nine months ended January 31, 2023, and 2022, respectively. As of January 31, 2023, we had an accumulated deficit of $59.1 million and working capital of $0.9 million.

Since our inception through April 30, 2022, we have funded our operations principally from sales of equity and debt securities. On June 17, 2022, we completed our IPO, which consisted of the sale of 1,500,000 Units, with each Unit consisting of one share of Common Stock and one IPO Warrant to purchase one share of Common Stock at a combined public offering price of $4.25 per Unit. We received approximately $5.2 million in net proceeds from the IPO after deducting the underwriting discount and commission and other IPO expenses payable by the Company of approximately $1.2 million. In February 2023, we raised approximately $1.3 million from the exercise of Bridge Warrants. On March 10, 2023, we entered into Lincoln Park Purchase Agreement and registration rights agreement with Lincoln Park providing for the purchase, from time to time at our discretion, of up to $15.0 million of the Common Stock, over the 36-month term of the purchase agreement. Actual sales of shares of Common Stock to Lincoln Park will depend on a variety of factors to be determined by us from time to time. The net proceeds received from these purchases will depend on the frequency and prices at which we sell shares of our Common Stock to Lincoln Park. As of June 1, 2023, we have received approximately $498,000 from the sale of Common Stock pursuant to the Lincoln Park Purchase Agreement. We expect that any proceeds received from such sales to Lincoln Park will be used for working capital and general corporate purposes.

Our cash requirements are, and will continue to be, dependent upon a variety of factors. We expect to continue devoting significant capital resources to R&D, clinical studies and go-to-market strategies. Our principal sources of capital are cash on hand and the proceeds of future offerings of equity and debt securities. We cannot assure you that we will be able to consummate the sale of any such securities on terms acceptable to us, if at all.

Our independent registered public accounting firm has issued an opinion on our audited financial statements included in this registration statement that contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, and have a working capital deficiency. The events and conditions described in this paragraph, along with other matters, indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. Additionally, financial statements for future fiscal years may continue to include this explanatory paragraph with respect to our ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or efforts with respect to launch of sales of, our device. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our business objectives.

The table below presents our cash flows for the periods indicated:

	For the nine months ended January 31,
U.S. dollars, in thousands	2023	2022
	(Unaudited)
Net cash used in operating activities	$(3,912)	$(2,452)
Net cash (used in) provided by investing activities	$(11)	$(2)
Net cash provided by financing activities	$4,935	$3,058
Net change in cash and cash equivalents during the period	$1,013	$605

	Year Ended April 30,
U.S. dollars, in thousands	2022	2021
Net cash used in operating activities	$(3,644)	$(2,452)
Net cash (used in) provided by investing activities	$(2)	$(1)
Net cash provided by financing activities	$3,841	$2,680
Net change in cash and cash equivalents during the period	$195	$227

Operating Activities

Net cash used by our operating activities of $3.9 million during the nine months ended January 31, 2023 is primarily due to our net loss of $4.7 million plus $149,000 in non-cash expenses plus $661,000 of net changes in operating assets and liabilities. Net cash used by our operating activities of $2.5 million during the nine months ended January 31, 2022 is primarily due to our net loss of $2.8 million less $78,000 in non-cash expenses plus $401,000 of net changes in operating assets and liabilities.

Net cash used by our operating activities of $3.6 million during Fiscal 2022 was primarily due to our net loss of $4.8 million plus net non-cash items of $59,000, offset by $1.0 million of net changes in operating assets and liabilities. Net cash used by our operating activities of $2.5 million during Fiscal 2021 was primarily due to our net loss during the period.

Financing Activities

Net cash provided by financing activities of $4.9 million during the nine months ended January 31, 2023 is primarily from the issuance of Common Stock in the IPO. Net cash provided by financing activities of $3.1 million during the nine months ended January 31, 2022 is primarily from the issuance of Bridge notes.

During Fiscal 2022, net cash provided by financing activities was $3.8 million and was primarily from the issuance of the Bridge Securities. During Fiscal 2021, net cash provided by financing activities was $2.7 million and was primarily from the issuance of convertible promissory notes, Series C Preferred Stock, and shareholder notes. For additional information, please refer to “—Description of Indebtedness.”

Future Capital Needs

Although our current aim is that the proceeds from our IPO and this offering would be sufficient to achieve FDA clearance, which would allow us to market the MyoVista in the U.S., there is no assurance this will be case. Additional funding will be required to support the sales launch of the MyoVista into the U.S., provide working capital, and support further R&D.

Our primary current sources of capital are the net proceeds from the IPO, the net proceeds of the 2021 Bridge Financing, the Lincoln Park Purchase Agreement and this offering, if it is successfully completed. If an opportunity presents itself, we may in the future attempt to obtain funding through the sale of debt or equity securities, although we may not be able to complete financing on terms acceptable to us or at all. The accompanying financial statements have been prepared assuming that we will continue as a “going concern.” For more information, please refer to “Risk Factors—There is substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing either on reasonable terms or at all.”

Description of Indebtedness

As of January 31, 2023 and April 30, 2022, we had the following indebtedness, excluding accrued and unpaid interest, outstanding:

	As of
	January 31, 2023	April 30, 2022
Bridge Notes	$—	$3,442
$130K Note	130	130
$1.5M Notes	—	1,500
$1M Loan and Security Agreement	1,000	1,000

Total:	$1,130	$6,072

2021 Bridge Financing

In December 2021 the Board approved the sale of the Bridge Notes and associated Bridge Warrants. The Company sold $4,695,555 principal value of the Bridge Notes which were issued with a 10% original issue discount (OID), and accrued interest at 8% per annum and had a maturity date of December 22, 2024. In accordance with their terms, the entire amount of the Bridge Notes, including $165,516 of accrued interest, converted upon the IPO into 1,606,027 shares of Common Stock at a conversion price of $2.89 and pre-funded warrants to acquire 77,443 shares of Common Stock at an exercise price of $0.0001 per share (see Note 5—Notes to our condensed unaudited financial statements included elsewhere in this prospectus). The Bridge Warrants have a 5-year term from their date of issuance and, in accordance with their terms following the IPO, had the right to purchase 1,365,960 shares of Common Stock at an exercise price of $5.16 per share. The exercise price of the Bridge Warrants were subject to full ratchet downward adjustment for 18-months following the IPO in the event of an issuance of Common Stock (or issuance of convertible securities or options at a lower price conversion/exercise price) than the then exercise price. Upon a lowering of the exercise price the holder will be entitled to exercise the Bridge Warrants so the new exercise price multiplied by the number of shares of Common Stock purchased is 150% of the principal amount of the 2021 Bridge Notes purchased.

Subsequent to the IPO, pursuant to provisions in the Bridge Notes limiting the number of shares of Common Stock into which the Bridge Notes were convertible, 61,913 shares of Common Stock into which the Bridge Notes converted were cancelled and deemed null and void, ab initio, from the time of the conversion and issuance, and a Pre-Funded Warrant to purchase an additional 61,913 shares of Common Stock was issued. The pre-funded warrants have substantially the same terms as the Bridge Warrants except that the exercise price is $0.0001 per share. On September 8, 2022, we entered into a written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities which amended the terms of the Bridge Warrants to make them more consistent with the terms of the IPO Warrants. Subsequently, on February 3, 2023, we entered into a second written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities which lowered the exercise price of the Bridge Warrants for a limited exercise period of ten business days and removed the exercise price adjustment provisions of the Bridge Warrants with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits.

$130K Note

On August 12, 2019, we entered into an unsecured drawdown convertible promissory note with Front Range Ventures, LLC, or FRV, for an aggregate amount not to exceed $130,000 (the “$130K Note”). The $130K Note may be repaid at any time upon 20 days’ notice to the holder. The $130K Note is convertible into Series C Preferred Stock at any time, upon written notice by either the holder or our Company or at maturity, at the lowest price paid for the Series C Preferred Stock prior to conversion, which is currently $25 per share. The $130K Note matures 20 days following FDA clearance of the MyoVista. Under the terms of the agreement, the note is non-interest bearing.

The $130K Note does not contain any covenants that restrict our ability to conduct business. The $130K Note does not contain specific events of default but any breach of its terms by us would entitle FRV to all available rights and remedies, at law or in equity.

On April 28, 2023, we provided notice of conversion to FRV to convert the $130K Note into 5,200 shares of Series C Preferred Stock.

$1.5M Notes

In December 2020, our Board of Directors approved the offering of a series of secured convertible promissory notes in the amount of $1,500,000 (“$1.5M Notes”). The $1.5M Notes were sold as a series to a number of different investors with $1,490,000 of the notes being sold to our shareholders of which members of our Board of Directors subscribed for $30,000. The notes had an original maturity of July 31, 2022 and were subsequently amended on November 2, 2021, extending maturity to October 31, 2022. As part of the extension agreements, in November 2021, we issued warrants, or the $1.5M Lender Warrants, to purchase 4,545 shares of Common Stock which, in accordance with their terms, have an exercise price of $2.89 following the IPO. The $1.5M Lender Warrants expire on October 12, 2026.

The entire amount of the $1.5M Notes converted upon the IPO into 909,071 shares of Common Stock at a conversion price of $1.65. In accordance with their terms no interest was payable as they converted prior to maturity.

$1M Loan and Security Agreement

In April 2020, we entered into a loan and security agreement (the “$1M Loan and Security Agreement”) pursuant to which a secured promissory note in the original principal amount of $500,000 was issued to each of FRV (the “FRV Note”) and John Q. Adams (the “JQA Note”), who are both shareholders of the Company. John Q. Adams was also a Director of the Company at the time of entering into the $1M Loan and Security Agreement. Each party committed to lend a principal amount of $500,000, totaling $1,000,000, and the loan was drawn in three installments of $300,000 upon execution of the loan agreement, $350,000 on or about July 2, 2020 and $350,000 on or about September 4, 2020. The loan had an original maturity date of September 30, 2021, which was amended on September 30, 2021 making the note repayable on demand.

The $1M Loan and Security Agreement was amended again on November 3, 2021, extending the maturity to September 30, 2022. The loan was further amended on May 24, 2022, extending maturity to September 30, 2023. In connection with the amendment in May 2022, we agreed to pay Mr. Adams all accrued but unpaid interest on his note prior to September 30, 2022. In June 2022, we paid approximately $126,000 in accrued interest to Mr. Adams.

The $1M Loan and Security Agreement was further amended on January 24, 2023 to (i) extend the maturity date of the FRV Note to September 30, 2024, on which date the principal amount and all accrued interest thereon will be due and payable, and (ii) amend the dates on which principal and accrued interest is due under the JQA

Note, such that interest accrued since June 28, 2022 will be due and payable on September 30, 2023, and the principal amount together with all accrued interest after September 30, 2023 will be due and payable on March 31, 2024.

The $1M Loan and Security Agreement accrues interest at a rate of 12% per annum, compounded annually, which is payable as described above. We are also required to pay default interest at a rate of 18% per annum, compounded annually, on any unpaid amounts after the applicable due date until the loan amounts are fully re-paid. The loan is collateralized by substantially all of our assets and intellectual property, except for the secured interest on the covered technology.

As of January 31, 2023 and April 30, 2022, accrued interest was approximately $204,000 and $229,000, respectively, and is included in accrued expenses in the accompanying condensed balance sheets.

The $1M Notes contain numerous events of default, including:

•	nonpayment of principal or interest;

•	the breach of any representation or warranty set forth in any of the documents and instruments executed and delivered in connection with the $1M Loan and Security Agreement, as amended;

•	cross default and cross acceleration to certain other indebtedness;

•	bankruptcy and judgments;

•	a final judgment or order for payment of money in excess of $10,000 rendered against the Company;

•	cessation of our operations; and

•

sale, conveyance or disposition of all or substantially all of the Company’s assets or the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is transferred.

The $1M Notes do not contain any covenants, other than those that are defined as events of default and therefore listed above, that restrict our ability to conduct business.

Paycheck Protection Program Loans

On April 20, 2020, we received loan proceeds in the amount of $250,200 under the Paycheck Protection Program, or the PPP, which was established as part of the Coronavirus Aid, Relief and Economic Security Act. Following the PPP guidelines, the loan was forgiven in November 2020.

On January 25, 2021, we received a second PPP loan in the amount of $250,200. Following the PPP guidelines, the loan was forgiven in June 2021.

Current Outlook

We have financed our operations to date primarily through the issuance of Common Stock, preferred stock, warrants and debt securities. We have incurred losses and generated negative cash flows from operations since inception. Since inception, we have generated limited revenues from the sale of products through establishment of distributor relationships outside the U.S. during the development of the MyoVista. We require FDA clearance to market the MyoVista in the U.S. and do not expect to generate significant revenues from the sale of our device in the near future or prior to FDA clearance.

As of January 31, 2023, our cash and cash equivalents were approximately $1.9 million. We will need to seek additional financing to fund our future operations. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our research and development activities;

•	the costs of manufacturing our device;

•	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

•	the magnitude of our general and administrative expenses.

Until we can generate sufficient cash flow from operations, we expect to satisfy our future cash needs through equity financings. Additional funding will be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further R&D. We cannot be certain that additional funding will be available to us when needed on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or efforts with respect to launch of sales of, our device. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our business objectives.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of these financial statements in accordance with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Our estimates are based on our knowledge of current events and actions we may undertake in the future and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions. We believe the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgements and estimates. For additional details regarding our critical accounting policies, see the “Financial Statements—Notes to the Financial Statements, Note 3—Summary of Significant Accounting Policies”.

Determination of Fair Value of Common Stock

Given the absence of a public trading market of our Common Stock prior to the IPO, and in accordance with the guidance as outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our Board of Directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our Common Stock including:

•	external market conditions affecting the medical devices industry and trends within the industry;

•	actual operating and financial performance;

•	current business conditions and projections;

•	the rights, preferences and privileges of our preferred stock relative to those of our Common Stock;

•	our financial condition and operating results, including our levels of available capital resources;

•	the progress of our research and development efforts;

•	equity market conditions affecting comparable public companies; and

•	general U.S. market conditions and the lack of marketability of our Common Stock.

Stock-Based Compensation

The Company accounts for employee and non-employee share-based compensation in accordance with the provisions of ASC 718, Compensation—Stock Compensation. Under ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant).

The estimated fair value of our Common Stock option awards is calculated using the Black-Scholes option pricing model, based on key assumptions such as fair value of our Common Stock, expected volatility, and expected term. These estimates require the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the calculation of the expected term of the award, (iii) the risk-free rate and (iv) expected dividend yields. As there had not been a public market for the Company’s Common Stock prior to the IPO, management has determined the expected stock price volatility at the time of grant of the option by considering a number of objective and subjective factors, including stock price volatility of comparable companies that are publicly available and based on the industry, stage of life cycle, size and financial leverage of such other comparable companies.

The Company has estimated the expected term of its Common Stock options using the “simplified” method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option due to its lack of sufficient historical data. The expected volatility is derived from the historical volatilities of comparable publicly traded companies over a period approximately equal to the expected term for the options. The risk-free interest rates for periods within the expected term of the option are based on the US Treasury securities with a maturity date that commensurate with the expected term of the associated award. There is no expected dividend yield since the Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future.

For stock options issued to employees and non-employees, the fair value of stock-based awards is recognized as compensation expense over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. The Company uses a straight-line attribution method for all grants that include only a service condition. The Company accounts for forfeitures when they occur. Stock-based compensation expense recognized in the financial statements is reduced by actual awards forfeited.

Pricing and Valuation of Inventories

Inventory consists of finished goods, work in progress, sub-assemblies and raw materials and is stated at the lower of cost or net realizable value. Net realizable value is the estimated sales price, which is derived from similar marketable devices, less standard costs approximating the purchase costs on a first-in, first-out basis. Reserves for slow-moving, excess, or obsolete inventories are recorded when required to reduce inventory values to their estimated net realizable values based on product life cycle, development plans, production expiration or quality issues. Inventory that is used for research and development are expensed as consumed.

Inventory consists mainly of raw materials and components used in the current hardware build of the MyoVista. Devices and components are used for research and development purposes and device sales, which to date have been in international markets as sale of the MyoVista in the U.S. is subject to FDA clearance. We are partially through a new, pivotal clinical validation study and device testing and development necessary for a revised FDA De Novo submission, which we expect to take place later in the fiscal year ending April 30, 2024. We believe that our hardware platform is in final form; however, prior to FDA clearance and market acceptance of the MyoVista, further hardware changes could be necessary which could have an impact on net realizable values. The majority of the Company’s current inventory is intended for use to build finished products for sales both internationally and in the U.S. following regulatory clearance. Finished products do not contain materials that would degrade significantly over the useable life of the device and are considered to have a useable life of over seven years. Existing inventory related to finished devices are planned to be updated to the latest hardware revision and specifically allocated to a limited distribution for field reliability studies and are not slated for general purpose sales. On a quarterly basis, management evaluates inventory and makes specific write-offs and provides an allowance for inventory that is considered obsolete due to hardware and/or software related changes. If the Company does not receive FDA clearance and/or obtain market acceptance of the MyoVista, the Company could have further material write-downs of inventory due to obsolescence in excess of the amount currently reserved.

Going Concern

We are subject to a number of risks similar to those of early-stage companies, including dependence on key individuals and products, the difficulties inherent in the development of a commercial market, the need to obtain additional capital, competition from larger companies, and other technologies.

As of January 31, 2023, we had an accumulated deficit of $59.1 million and stockholder’s deficit of $0.3 million. In addition, we have generated recurring losses and negative cash flows from operations since its inception and has a working capital deficiency. Based on these factors there is a substantial doubt regarding our ability to continue as a going concern.

In June 2022, we raised approximately $5.2 million in net proceeds from the completion of the IPO. In February 2023, we raised approximately $1.3 million from the exercise of Bridge Warrants. Our forecasts and cashflow projections indicate that current resources would be insufficient to support operations significantly beyond the third calendar quarter of 2023. Additionally, the FDA can delay, limit or deny clearance of a medical device for many reasons outside our control which may involve substantial unforeseen costs.

Our plans include raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. Management can provide no assurance that such financing or strategic relationships will be available on acceptable terms, or at all, which would likely have a material adverse effect on the Company and its financial statements. In March 2023, we entered into a purchase agreement and a registration rights agreement with an institutional investor, providing for the sale, from time to time at our discretion, of up to $15.0 million of Common Stock, over the 36-month term of the Lincoln Park Purchase Agreement. As of June 1, 2023, we have raised approximately $498,000 in gross proceeds pursuant to the Lincoln Park Purchase Agreement.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP.

Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The FASB decided to amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions.

The FASB observed that the application of the derivatives scope exception guidance results in accounting for some contracts as derivatives while accounting for economically similar contracts as equity. The FASB also decided to improve and amend the related EPS guidance.

The amendments in this ASU are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted ASU 2020-06 as of the reporting period beginning May 1, 2021. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which updates various codification topics by clarifying or improving disclosure requirements to align with the SEC’s regulations. The Company adopted ASU 2020-10 as of the reporting period beginning May 1, 2021. The adoption of this ASU did not have a material impact on the Company’s financial statements.

BUSINESS

Company Overview

We are a medical technology company focused on applying innovative AI-based technology to an ECG, also known as an “EKG,” to expand and improve an ECG’s clinical usefulness. Our objective is to make an ECG a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences’ first product candidate for FDA clearance, the MyoVista is a resting 12-lead ECG that is designed to provide diagnostic information related to cardiac dysfunction as well as conventional ECG information in the same test. The cardiac dysfunction information has only traditionally been available through the use of cardiac imaging. Our business model, which involves the use of the MyoVista and consumables for each test, is expected to be “razor-razorblade” as the cable connection to the electrodes used with the MyoVista are proprietary to HeartSciences, and new electrodes are used for every test performed. As of June 5, 2023, we had 12 full-time employees.

Our device is not cleared for marketing by the FDA and our future success is dependent upon receiving FDA De Novo clearance for the MyoVista. Additional funding may be required as part of achieving FDA clearance and thereafter would be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further research and development (“R&D”).

We believe that there is currently no low-cost, front-line, medical device that is effective at screening for heart disease. As a result, we believe that frontline physicians face a significant challenge in determining if a patient has heart disease. Although many think of the ECG as the frontline test for heart disease, in 2012, the United States Preventive Services Task Force conducted an evaluation of conventional ECG testing and stated: “There is no good evidence the test, called an ECG, helps doctors predict heart risks any better than traditional considerations such as smoking, blood pressure and cholesterol levels in people with no symptoms.”

ECG devices record the electrical signals of a patient’s heart. The ECG is a ubiquitous, relatively low-cost, simple and quick test; it is portable and can be performed in a wide range of clinical settings by a non-specialist clinician or clinical aide. There are three basic categories of heart disease: electrical (such as an arrhythmia), structural (such as valvular disease) and ischemic (such as coronary artery disease, or CAD). Conventional resting ECGs have limited sensitivity in detecting structural and ischemic disease and are typically used for diagnosing cardiac rhythm abnormalities, such as atrial fibrillation, or acute coronary syndrome, such as a myocardial infarction which is also known as a heart attack. However, traditional ECGs have a limited role in identifying cardiac dysfunction associated with structural and ischemic disease.

HeartSciences has designed the MyoVista to help address these limitations and extend the clinical capability of an ECG in detecting cardiac dysfunction. We have been applying AI-machine learning to the signal processed electrical signal of the heart to develop a proprietary algorithm designed to detect cardiac dysfunction caused by heart disease and/or age-related cardiac dysfunction. The MyoVista has not yet received FDA clearance.

The editorial comment associated with the study titled “Prediction of Abnormal Myocardial Relaxation from Signal Processed Surface ECG” presented below discusses recent applications of machine learning to data derived from surface 12-lead ECGs in relation to cardiac dysfunction:

“These represent some of the most significant advances in electrocardiography since its inception, which has historically had a limited, if any, role in the evaluation of cardiac dysfunction. In the past, our cardiovascular community was resigned to the fact that surface ECGs are poor indicators for cardiac dysfunction.”

Khurram Nasir, MD, MPH, MSC, Department of Cardiology, Houston Methodist DeBakey Heart & Vascular Center, Houston, Texas, et. Al., Journal of American College of Cardiology Editorial Comment Volume 76 Number 8 2020.

Almost all forms of heart disease, including CAD and structural disease, affect heart muscle, or cardiac, function prior to symptoms. Impaired cardiac function is first observed as impaired cardiac relaxation which is an early indicator of diastolic dysfunction and usually continues to increase in severity as heart disease progresses. The diastolic phase of the cardiac cycle occurs when the heart muscle relaxes (following contraction). Diastolic dysfunction may also be related to age-related cardiac dysfunction.

If we receive FDA clearance for the MyoVista, our main target markets would be frontline healthcare environments in the U.S., such as primary care, to assist physician decision making in the cardiology referral process. Currently, cardiology referral decisions are often based on a patient’s risk factors and/or a conventional ECG test. Accordingly, many patients with heart disease are left undetected while no treatment or intervention is required for most patients referred for cardiac imaging. We believe that adding the capability to detect cardiac dysfunction to a standard 12-lead resting ECG could help improve cardiac referral pathways and be valuable for patients, physicians, health systems and third-party payors.

New Class II devices, such as the MyoVista, require FDA De Novo premarket review. The MyoVista along with its proprietary software and hardware is classified as a Class II medical device by the FDA. Premarket review and clearance by the FDA for these devices is generally accomplished through the 510(k) premarket notification process or De Novo classification request, or petition process. We previously submitted an FDA De Novo classification request in December 2019 and, following feedback and communications with the FDA during and since that submission, we have been making modifications to our device, including our proprietary algorithm. We are part-way through a new, pivotal clinical validation study and have been undertaking device and algorithm development testing for a revised FDA De Novo submission, which we expect to take place during 2023.

We have been using the net remaining proceeds from the IPO, and intend to use the net proceeds we may receive from the sale of any shares of our Common Stock pursuant to the purchase agreement dated March 10, 2023 (the “Lincoln Park Purchase Agreement”) with an institutional investor, Lincoln Park Capital Fund, LLC (“Lincoln Park”), providing for the purchase of up to $15.0 million worth of our Common Stock (the “Purchase Shares”) as further described in “Company Overview – Recent Developments,” and a portion of the net proceeds from this offering, to continue our work towards FDA resubmission and clearance and for general corporate purposes. Although our current aim is to achieve FDA clearance, which would allow us to market the MyoVista in the U.S., there is no assurance that this will be the case. Additional funding would be required to support the sales launch of the MyoVista into the U.S., provide working capital and support further R&D. Our independent registered public accounting firm has issued an opinion on our audited financial statements included in this prospectus that contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, limited capital resources, and a net stockholders’ deficit. These events and conditions indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Heart Disease Facts and Current ECG Testing Limitations

Heart disease refers to a variety of conditions that affect the heart—including heart rhythm problems, heart valve problems, genetic defects and blood-vessel diseases such as CAD. It is often referred to as the “silent killer” and, according to the American Heart Association, one in three patients are not properly diagnosed until after a heart attack occurs and 50% of men and 64% of women who died suddenly of coronary heart disease had no previous symptoms. Statistics published by the U.S. Centers for Disease Control and Prevention, or CDC, show that in the United States heart disease is the leading cause of death for men, women, and people of most racial and ethnic groups. According to the CDC, one person dies from cardiovascular disease every 34 seconds. In 2020 about 20.1 million U.S. adults aged 20 and older have CAD (about 7.2%), with approximately one in five heart attacks being a silent heart attack therefore the person is not even aware of it, but the damage is done.

Approximately 697,000 people in the U.S. died from heart disease in 2020, that’s one in every five deaths. The scale of the problem is similar worldwide. In 2020, the World Health Organization confirmed that heart disease has remained the leading cause of death at the global level for the last 20 years. Cardiovascular diseases are the leading cause of death globally. An estimated 17.9 million people died from cardiovascular diseases in 2019, representing 32% of all global deaths.

As heart disease progresses to more acute stages, the cost to treat patients increases significantly. Cardiovascular disease is the leading cost to the healthcare system and is estimated to be responsible for one in every six healthcare dollars spent in the United States. Heart disease cost the United States about $229 billion in each of 2017 and 2018, including the cost of health care services, medicines, and lost productivity due to death. Governments, healthcare providers and payors are motivated to shift the diagnosis and management of these conditions to earlier stages where better patient outcomes can be delivered at lower costs.

We believe that there is currently no low-cost, front-line, medical device that is effective at screening for heart disease. As a result, frontline physicians face a significant challenge in determining if a patient has heart disease. The conventional ECG is thought of by many to be the front-line tool in cardiac testing, but it has poor sensitivity in detecting CAD or structural heart disease.

Overuse of Expensive Cardiology-Based Diagnostic Testing

We believe that the absence of cost-effective front-line or primary-care-based testing has resulted in the over-use of costly cardiology-based diagnostic tests. Noninvasive cardiac tests are significant contributors to healthcare costs, accounting for greater than 40% of Medicare Part B spending on medical imaging, or over $17 billion annually according to the U.S. Centers for Medicare & Medicaid Services (“CMS”). There are a variety of effective, though expensive, diagnostic tests for patients used to detect heart disease. These are typically performed in a specialist cardiology or hospital setting and include:

•	Stress ECG testing, a non-invasive diagnostic test with a cost of approximately $200 with, according to the American College of Cardiology, a sensitivity of 68% in the detection of CAD.

•

Echocardiogram, or echo, a non-invasive diagnostic imaging test, similar to an ultrasound, that is effective in the detection of heart disease; however, the Medicare cost of an echo in a hospital is approximately $600 and can be as much as $3,000 if performed privately.

•	Cardiac imaging tests, such as nuclear stress tests and coronary computerized tomography angiograms alternatively can be conducted noninvasively, but typically cost $1,000 or more.

•	Coronary angiogram, an invasive test in which dye that is visible by X-ray is injected into the blood vessels of the heart. A coronary angiogram can cost in excess of $5,000.

Diastolic Dysfunction, an Early Indicator of Heart Disease

The symptoms and causes of cardiac dysfunction have been researched for many years. The causes of cardiac dysfunction during the contraction (systolic) phase, also called reduced left ventricular ejection fraction, have been well understood for many years. However, according to the American Heart Association Statistics Committee report in 2013, approximately 50% of patients with heart failure (“HF”) symptoms have ejection fraction measures that are not markedly abnormal. In addition, multiple articles published by the National Institutes of Health (“NIH”), state that approximately 50% of HF cases are due to severe diastolic dysfunction, also called heart failure with preserved ejection fraction. HF with preserved ejection fraction (“HfpEF”) is a clinical syndrome in which patients have symptoms and signs of HF with normal or near-normal left ventricular ejection fraction (“LVEF”) (LVEF ≥50%). Roughly half of all patients with HF worldwide have an LVEF ≥50% and nearly half have an LVEF <50%. Thanks to the increased scientific attention about the condition and improved characterization and diagnostic tools, the incidence of HF with reduced ejection fraction (“HfrEF”) dropped while that of HfpEF has increased by 45%. As a result, understanding the causes and progression of diastolic dysfunction has become a key area of scientific and clinical interest. This research has led to the understanding that almost all patients with systolic dysfunction also have diastolic dysfunction and almost all types of heart disease including CAD, valvular disease, cardiomyopathy, hypertension, congenital heart disease, and pericardial disease induce diastolic dysfunction.

According to an article by Dr. Dalane W. Kitzman, MD and Dr. William C. Little, MD published in the February 14, 2012 issue of the Journal of the American Heart Association, diastolic performance is sensitive to nearly all of the common disease processes that affect cardiovascular function. The article indicates that left ventricular, or LV, diastolic function is impaired by all of the common disease processes that affect LV function or produce LV hypertrophy or fibrosis, including hypertension, diabetes, ischemia, myocarditis, toxins, and infiltrative cardiomyopathies. LV diastolic dysfunction (“LVDD”), begins early in the heart disease process and continues to increase in severity as heart disease progresses. LVDD is now recognized as one of the earliest signs of heart disease and typical onset occurs when a patient is still asymptomatic. We believe that the early detection of diastolic dysfunction can be a valuable marker for almost all forms of heart disease and age-related cardiac abnormalities that may otherwise be missed by current conventional ECG devices.

Product and Technology

The MyoVista has been developed in response to the relatively recent understanding in cardiology that most forms of heart disease are associated with LV relaxation abnormalities and diastolic dysfunction. The MyoVista is a 12-lead resting ECG device that features our proprietary algorithm developed to detect cardiac dysfunction in the diastolic phase, specifically slower than normal left ventricular relaxation rates as defined by the American Society of Echocardiology Guidelines.

The myoVista also includes the capabilities of a full-featured conventional 12-lead resting ECG including analysis using the Glasgow Algorithm, also known as the Glasgow ECG Interpretation Algorithm. Developed by the University of Glasgow in the United Kingdom, the 12-lead ECG Analysis Algorithm has been relied upon for more than 35 years and is a widely used resting ECG interpretive algorithm. The Glasgow Algorithm was developed and has been continuously improved over the years by a team of world-renowned ECG researchers. The Glasgow Algorithm is licensed to us pursuant to a licensing agreement with The University Court of the University of Glasgow, under which we obtained a non-exclusive, worldwide license, which includes automatic renewal provisions, to software modules for an Android platform for analysis of resting 12-lead electrocardiograms and all intellectual property rights (including patents, copyright, trademarks, trade secrets and know-how) relating to the software modules to be used in the MyoVista (the “Glasgow Licensing Agreement”).

In the MyoVista, the conventional ECG (including the Glasgow Algorithm) and our proprietary algorithm, which has been designed to detect impaired left ventricular cardiac relaxation abnormalities, are combined as a single test with results presented separately. The MyoVista has a high-resolution touchscreen display and incorporates many easy and intuitive to use features commonly associated with a tablet device.

MyoVista device with 1 lead view of signal processed waveform

Market Opportunity

Diagnostic Gap

We believe that the significant diagnostic gap in heart disease is early identification. Heart disease often remains asymptomatic for many years as disease progresses until it reaches an acute stage, at which point many patients have a heart attack or die without prior diagnosis of disease. For this reason, heart disease is often referred to as the “silent killer.” In 2012, the United States Preventative Services Task Force stated that there is no good evidence that an ECG helps physicians predict heart risks in people with no symptoms any better than traditional considerations such as smoking, blood pressure and cholesterol levels, acknowledging the diagnostic gap that currently exists.

According to the CDC, cardiovascular disease remains the biggest cost for the US healthcare system at approximately $219 billion per year. The cost of treating acute cardiac events and heart failure is especially high in comparison to preventative treatment. Governments, healthcare providers and third-party payors are focused on shifting the diagnosis and management of heart disease to earlier stages where better patient outcomes can be delivered at lower cost; however, to make substantial progress the existing diagnostic gap needs to be closed.

We believe that the scale of cardiac disease as well as changing demographics, growing ECG market, impetus to identify risks earlier through low-cost testing which is better able to detect heart disease at an early stage, along with the increasing number and type of health care settings creates a significant opportunity for a device such as the MyoVista.

Changing Demographics

Heart disease is most commonly found in individuals age 65 and older with incidences of heart disease increasing at 65 years for men and 71.8 years for women. According to the Organization for Economic Co-operation and Development, advances in the field of medicine have led to an increase in life expectancy which, as of 2020, was estimated to average 77.3. years for a person in the U.S., up from 75.4 years in 1990. As life expectancy increases, the average age of the population is expected to increase. According to the U.S. Health and Human Services—Office of the Inspector General, or the HHS, the population age 65 and older increased from 38.8 million in 2008 to 52.4 million in 2018 (a 35% increase) and is projected to reach 94.7 million in 2060. By 2030, more than 20 percent of U.S. residents are projected to be age 65 and over. Since heart disease is most commonly found in individuals age 65 years and older, and that population pool is increasing, we believe there is a significant opportunity for a device such as the MyoVista.

Growing ECG Market

The demand for electrocardiograph devices and related supplies known as electrodes is on the rise worldwide. Despite the limitations of the conventional ECG and healthcare guidance around the world that recommends against its use for screening, in the absence of a better alternative, the ECG remains a ubiquitous and widely-used test throughout healthcare including non-cardiology settings. It is estimated that 1.5 million to 3 million ECGs are performed worldwide every day, making it one of the most commonly used cardiovascular diagnostic tests in healthcare and a fundamental tool in clinical practice. It is estimated that more than 100 million ECGs are performed each year in the United States. The 2019 National Ambulatory Medical Care Survey indicated that office-based patient care physicians, excluding anesthesiologists, radiologists and pathologists, ordered or provided 47 million ECG tests during office visits, and the 2020 National Hospital Ambulatory Medical Care Survey showed that during ambulatory care visits to hospital emergency departments, an additional 32 million ECG tests were ordered or performed by hospital emergency departments.

Impetus to Identify Risks Earlier for More Effective Low-Cost Testing

A key goal of the HHS is reducing healthcare costs. This places pressure on physicians and healthcare institutions to contain healthcare costs. Additionally, one of the key objectives of HHS’s Healthy People 2030, is to increase preventive care for people of all ages. We believe that efforts towards preventive care and maintenance will lead to more testing for high-risk individuals and patients who have existing cardiac conditions. This trend, we believe, in tandem with the push to shorten hospital stays, has created an impetus to identify pre-symptomatic patients at risk more effectively at the front-line physician or clinic level and to treat recovering cardiac patients through outpatient care and rehabilitation.

It is our belief that the MyoVista is positioned to respond to the global need for more effective, low-cost ECG testing that screens for heart disease.

Changing Nature of Healthcare Providers

The delivery of healthcare in the U.S. is evolving. Alternative treatment sites, such as retail clinics, concierge medicine, urgent care clinics and ambulatory surgical centers, deliver care from qualified providers in settings outside of emergency departments, hospitals or traditional physician offices. We expect this trend to accelerate the drive to provide more effective preventative care and represents a significant opportunity for the introduction of the MyoVista as a new medical device that offers an enhanced ability to screen for heart disease.

Capitation Provides an Incentive to Identify Medicare Advantage Patients

Healthcare providers are paid either through fee-for-service or capitation. Fee-for-service is a payment model where services are unbundled and paid for separately. In health care, the fee-for-service payment model incentivizes physicians to provide more treatments because payment is dependent on the quantity, rather than quality, of care. Capitation is a payment arrangement that pays a physician or group of physicians a set amount for each enrolled person assigned to them, per period of time, whether or not that person seeks care. Under capitation, the amount of remuneration is based on the average expected healthcare utilization of that patient, with greater payment for patients with significant history of medical problems.

Approximately 48% (approximately 28 million people) of those covered by Medicare according to CMS are enrolled in a Medicare Advantage plan. With respect to these patients, CMS pays capitation to healthcare providers. CMS uses risk adjustment to adjust capitation payments to health plans, either higher or lower, to account for the differences in the health costs of individuals with ailments such as heart failure, CAD, angina and valvular heart disease. Accordingly, under CMS guidelines, risk factor adjustments per patient will provide payment that is higher for sicker patients who have conditions where diagnosis codes are documented in the medical record as a result of a face-to-face visit. Therefore, there is a financial incentive to identify those

Medicare Advantage patients who are sicker, including those who have undiagnosed ailments such as heart disease. We believe that undiagnosed heart disease represents a significant problem, and we believe insurance plans that have a high number of Medicare Advantage patients could be a target market for the MyoVista.

Market Strategy

General

Our objective is to make the MyoVista a standard-of-care, as an affordable and valuable medical test. Our business model, which involves the capital sale (typically any item that would be capitalized as an asset and not expensed as a supply item) of the MyoVista and the use of proprietary supplies (electrodes) for each test, is “razor-razorblade.” The electrode connection system is patented which, together with our proprietary high quality electrodes, facilitate high quality, stable ECG signal capture, which, we believe is important as the MyoVista analyzes frequency data as well as conventional ECG information. Because new electrodes are needed for each test, our proprietary electrodes, if purchased, would provide recurring per-test revenue for each MyoVista sold. In short, unlike many new healthcare products, we do not expect to primarily rely on high device pricing and instead will seek to encourage adoption and to rely on recurring revenue as an important aspect of our business model.

Territories

Our initial sales focus will primarily be within the U.S. We intend to market the MyoVista in the U.S. using a direct sales force following FDA clearance. Outside of the U.S., for markets such as Europe and Latin America, we intend to utilize medical device distributors that have existing healthcare provider relationships and experience selling ECG devices, which will be supported by a small number of local field personnel.

Potential Markets

We believe that there is a large variety of potential markets for the MyoVista. Conventional ECGs are used throughout healthcare in almost every clinical setting including clinics, doctor’s offices, urgent care centers, and hospitals. We believe that, in many of those settings, the additional information on cardiac dysfunction which the MyoVista is designed to provide, in addition to the conventional ECG information provided, could be extremely valuable.

The MyoVista’s range of applications and potential uses are vast, and include providing:

•	Primary care—front-line cardiac testing/referral tool, heart disease screening.

•	Retail Healthcare—access to ECG testing at retail sites such as CVS, Walmart and Walgreens.

•	Emergency Departments—enhanced ECG testing for emergency room patients.

•	Cardiologists—prescreening cardiology patients.

•	Hospitals—in-patient testing or testing prior to discharge, particularly cardiac wards.

•	Surgery—pre-anesthesia testing, pre/post intervention.

•	Life Insurance testing—ECGs when required in connection with the issuance of life insurance policies.

•	Specialty Environments—screening for conditions such as, cardiomyopathy, cardiac oncology, drug trials, heart failure, and diabetes.

•	Athlete testing—cardiac screening programs for athletes.

Early Target Markets

Initially, our focus markets will be on: cardiology; primary care providers that serve upper to middle income regions including concierge medicine providers; retail clinics; and insurers with high levels of Medicare Advantage patients.

Reimbursement

In addition to targeting the health care settings described above, a key element of our strategy is to qualify for third-party payor reimbursement. This strategy has two stages. During the first stage, we intend to seek the support of the American College of Cardiology to use existing Current Procedural Terminology, or CPT, codes for the standard ECG functionality of the MyoVista. CPT codes are numbers assigned to each task or service provided by a healthcare provider including medical, surgical and diagnostic services. Insurers use the numbers to determine the amount to pay a provider. While we cannot assure you that we will receive such approval by ACC, this would provide physicians with the ability to use existing 12-lead ECG reimbursement codes. Medicare reimbursement for existing ECG testing procedures with interpretation and report ranges from approximately $17 to $55 depending on the type of healthcare facility. These charges would go directly to the healthcare facility/ physician.

After this initial stage, our longer-term reimbursement strategy is to obtain additional reimbursement for the MyoVista capabilities related to detecting cardiac dysfunction. In July 2022, the American Medical Association issued new CPT Category III codes for novel AI assistive algorithmic ECG risk assessment for cardiac dysfunction. These codes are expected to cover the proprietary algorithm to be incorporated in the MyoVista. CPT Category III codes are designed to facilitate the use, adoption, and potential reimbursement of emerging technologies. The new codes went into effect in the CPT codebook on January 1, 2023. While we cannot assure you that these new codes will ultimately lead to the issuance of CPT Category I codes or that insurance coverage or payment can be obtained, if successful, this could potentially provide total reimbursement that is larger than reimbursement for conventional ECG devices, which, in turn, could provide MyoVista with a competitive advantage as compared to conventional ECG devices.

Competition

The medical device industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. There are many medical device companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to the MyoVista. Competitors could include traditional ECG manufacturers such as GE Healthcare, Philips, Baxter and Nihon Kohden Corporation that may seek to innovate, and new commercial entrants to the AI ECG market, such as anumana, Inc. or companies involved in AI healthcare, such as Tempus Labs, Inc. that also see the opportunity to finally innovate in a market that, we believe, has significant need for improved products and technology change.

Intellectual Property

Our technology is protected by a patent portfolio as well as trade secrets, which together comprise an important part of technology protection for our existing and any future proprietary algorithms (especially when developing proprietary algorithms). We believe that the combination of patents and trade secrets creates valuable competitive barriers in favor of HeartSciences.

The USPTO has issued eight utility patents and one design patent to us. The patent expiration dates range from March 2031 to August 2040. We also have fourteen international design registrations and eighteen international utility patents granted (with expiration dates ranging from September 2036 to March 2037) in jurisdictions such as China, Japan, South Korea, the United Kingdom, France, Germany, Mexico and Australia. We currently have several pending patent applications in multiple jurisdictions including India, Brazil, Europe and the United States.

In addition, we have entered into two agreements that are material to our rights to the intellectual property utilized in the MyoVista:

•	In January 2014, we entered into an invention assignment agreement under which certain specified MyoVista technology and proprietary and intellectual property rights thereto (including patents,

copyright, trademarks, trade secrets and know-how) were transferred and assigned to us by the inventor; and

•

In December 2015, we entered the Glasgow Licensing Agreement with The University Court of the University of Glasgow under which we obtained a non-exclusive, worldwide license to software modules for an Android platform for analysis of resting 12-lead electrocardiograms and all intellectual property rights (including patents, copyright, trademarks, trade secrets and know-how) relating to the software modules to be used in the MyoVista.

Research and Development

The Company’s R&D staff designs our hardware, software and AI-based algorithms. Hardware development assistance is provided by outside consulting firms. The Company internally develops the signal processing software elements along with outside assistance. The user interface elements of the software are designed by the Company along with the assistance of outside consultants. The data science work necessary to build the AI-based algorithms is performed both internally and externally using outside consultants.

Incorporation of all software elements into the MyoVista hardware is performed internally. We currently employ four full-time R&D staff.

We believe, based on our research and other published research, that further algorithms could be developed for a range of additional clinical indications. Studies involving use of the MyoVista and proof of concept algorithms for alternative clinical indications have already been published and there is a growing body of third- party published research in this field.

On November 29, 2022, we entered into a multi-year collaboration agreement with Rutgers, The State University of New Jersey, to develop AI-based ECG algorithms with our intention being to augment our product development pipeline for additional new ECG algorithms in the medium term. We believe that in the future the ECG will have significantly greater clinical value and will facilitate far more effective heart disease screening and referral.

Implications of Being an “Emerging Growth Company” and a “Smaller Reporting Company”

We qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we may take advantage of relief from certain reporting requirements and other burdens generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors—We are an ‘emerging growth company,’ and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make the Common Stock less attractive to investors.”

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Common Stock held by non-affiliates (and are not otherwise eligible to be a smaller reporting company), or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Certain of the reduced reporting requirements and exemptions available to us as an “emerging growth company” are also available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. We will continue to be a smaller reporting company so long as (i) the market value of our stock held by non-affiliates is less than $250 million as of the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of the last business day of our second fiscal quarter. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Going Concern

On July 29, 2022, our independent registered public accounting firm issued an opinion on our audited financial statements, included in our Annual Report on Form 10-K for the year ended April 30, 2022, that contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern because we have experienced recurring losses, negative cash flows from operations, limited capital resources and a net stockholders’ deficit. These events and conditions raise substantial doubt about our ability to continue as a going concern.

Collaboration with Rutgers

On November 29, 2022, we entered into a multi-year collaboration agreement with Rutgers, The State University of New Jersey, to develop AI-based ECG algorithms, which we intend to augment our product development pipeline for additional new ECG algorithms in the medium term.

Compliance with Nasdaq Listing Requirements

On December 21, 2022, we received notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC, or Nasdaq, indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”), because our stockholders’ equity of $1,082,676 as reported in our Quarterly Report on Form 10-Q for the period ended October 31, 2022 was below the required minimum of $2.5 million, and because, as of October 31, 2022, we did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On February 3, 2023, we submitted a plan to Nasdaq to regain compliance with the Minimum Stockholders’ Equity Requirement. On February 8, 2023, Nasdaq notified us that they have granted us an extension of up to 180 calendar days from December 21, 2022, i.e. through June 19, 2023, to regain compliance. If we fail to evidence compliance upon filing our Annual Report on Form 10-K for the year ending April 30, 2023 with the SEC and Nasdaq, our Common Stock and IPO Warrants may be subject to delisting. If Nasdaq determines to delist our Common Stock and IPO Warrants, we will have the right to appeal to a Nasdaq hearings panel.

Bridge Warrant Amendment No. 2

On February 3, 2023, we entered into a second amendment to the Bridge Warrants (as defined in the Glossary of Terms), which we refer to as the Bridge Warrant Amendment No. 2. The Bridge Warrant Amendment No. 2 amended the Bridge Warrants (as previously amended) by (i) lowering the exercise price of $4.25 for a period of ten (10) business days beginning February 3, 2023 and ending February 16, 2023 (the “Limited Period”), during which period the exercise price was set at $1.00, subject to adjustments set forth in the Bridge Warrant; (ii) providing that during the Limited Period, the holder was able, in its sole discretion, to elect a cashless exercise of the Bridge Warrant in whole or in part, pursuant to which the holder received a net number of shares of Common Stock equal to one-third of the total number of shares into which the Bridge Warrant could otherwise have been exercised; and (iii) removing the exercise price adjustment provisions of the Bridge Warrants with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits. Additionally, the Bridge Warrant Amendment No. 2 provided that in the event that the aggregate number of shares of Common Stock to be received by a holder upon an exercise of its Bridge Warrant during the Limited Period would result in such holder’s receiving shares of Common Stock in excess of its applicable Bridge Maximum Percentage (as defined in the Glossary of Terms), in lieu of delivery of shares of Common Stock in excess of the Bridge Maximum Percentage, the holder would receive such excess shares as pre-funded warrants substantially in the form of the Pre-Funded Bridge Warrants (as defined in the Glossary of Terms), with certain exercise price adjustment provisions removed. Further, the Bridge Warrant Amendment No. 2 included a waiver of Section 4(w) of the Bridge SPA (as defined in the Glossary of Terms), which placed certain restrictions on the Company’s ability to issue securities for a specified period of time.

During the Limited Period, the Company issued 1,172,304 shares of Common Stock and a pre-funded warrant to purchase 150,000 shares of Common Stock (the “Remaining Pre-Funded Bridge Warrant”) pursuant to exercises of the Bridge Warrants and received approximately $1.3 million in proceeds from these exercises. At the end of the Limited Period, Bridge Warrants to purchase 298,667 shares of Common Stock (the “Remaining Bridge Warrants”) remained outstanding, with an exercise price of $4.25 per share, subject to adjustments as set forth in the Bridge Warrants.

Lincoln Park Purchase Agreement

On March 10, 2023, we entered into the Lincoln Park Purchase Agreement pursuant to which we have the right, but not the obligation, to sell to Lincoln Park up to $15,000,000 of Purchase Shares from time to time over a 36-month term beginning only after certain conditions set forth in the Lincoln Park Purchase Agreement have been satisfied, including that the registration statement registering the Purchase Shares for resale (the “Lincoln Park Registration Statement”) shall have been declared effective under the Securities Act, which we refer to as the Commencement Date. In accordance with the Lincoln Park Purchase Agreement, on March 13, 2023, we issued 100,000 shares of our Common Stock (the “Initial Commitment Shares”) to Lincoln Park as consideration for its commitment to purchase the Purchase Shares under the Lincoln Park Purchase Agreement. At the time Lincoln Park’s purchases cumulatively reach an aggregate amount of $2,000,000 of Purchase Shares, in accordance with the Lincoln Park Purchase Agreement, we will issue an additional 62,500 shares of our Common Stock (the “Additional Commitment Shares”, and, together with the Initial Commitment Shares, the “Commitment Shares”) to Lincoln Park as consideration for such purchases.

Under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Lincoln Park Purchase Agreement shares of our Common Stock, including the Commitment Shares, in excess of 1,927,022 shares, which is equal to 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Lincoln Park Purchase Agreement (the “Exchange Cap”) unless (i) we obtain shareholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the average price of all shares of Common Stock issued to Lincoln Park under the Lincoln Park Purchase Agreement equals or exceeds $1.16 per share (which represents the official closing price of our Common Stock on The Nasdaq Capital Market the day of signing of the Lincoln Park Purchase Agreement), such that the transactions contemplated by the Lincoln Park Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Lincoln Park Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Lincoln Park Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq. The Lincoln Park Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in Lincoln Park and its affiliates beneficially owning more than 9.99% of the then total outstanding shares of Common Stock, which we refer to herein as the Beneficial Ownership Limitation.

Lincoln Park Registration Rights Agreement

Concurrently with entering into the Lincoln Park Purchase Agreement, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”) pursuant to which we agreed to register the resale of the Purchase Shares and Commitment Shares that have been and may be issued to Lincoln Park under the Lincoln Park Purchase Agreement pursuant to the Lincoln Park Registration Statement. On March 29, 2023, we filed with the SEC the Lincoln Park Registration Statement registering the resale of the Purchase Shares and Commitment Shares that have been and may be issued to Lincoln Park under the Lincoln Park Purchase Agreement, and the SEC declared the Lincoln Park Registration Statement effective on April 10, 2023.

As of June 1, 2023, we have issued 619,930 shares to Lincoln Park, including the Initial Commitment Shares, receiving gross proceeds of approximately $498,000.

Corporate Information

We are a Texas corporation based in Southlake, Texas and were incorporated in Texas in August 2007. Our principal executive offices are located at 550 Reserve Street, Suite 360, Southlake TX 76092. Our telephone number is 682-237-7781. We are doing business under an assumed name, HeartSciences. Our website address is www.heartsciences.com. The information contained on, or that can be accessed through, our website is not part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

Property and Facilities

The Company leases a 4,634 square foot suite located at 550 Reserve Street, Suite 360, Southlake, Texas 76092, pursuant to an Office Lease, dated May 2, 2017, by and between the Company and GPI-MT, LP. The lease was a 64-month lease, expiring in January 2023. On September 27, 2022, the lease was amended, extending the lease term for an additional 64 months, which commenced on February 1, 2023 and expires on May 31, 2028. We consider our current office space sufficient to meet our anticipated needs for the foreseeable future and believe it is suitable for the conduct of our business.

Employees and Independent Contractors

As of June 5, 2023, we had 12 employees (including our Chief Executive Officer), all of which are full-time employees, and 6 independent contractors. All of our employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and with respect to confidentiality.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

Our business and affairs are managed under the direction of our Board of Directors, which currently consists of five members. The number of directors is determined by our Board of Directors, subject to the terms of our Certificate of Formation and Bylaws.

Our Board of Directors is divided into three classes as nearly equal in size as is practicable. The composition of the Board of Directors is as follows:

•	Class I, which consists of Brian Szymczak and Bruce Bent, whose terms will expire at our annual meeting of shareholders to be held in 2023;

•	Class II, which consists of Mark Hilz and David R. Wells, whose terms will expire at our annual meeting of shareholders to be held in 2024; and

•	Class III, which consists of Andrew Simpson, whose term will expire at our annual meeting of shareholders to be held in 2025.

Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies occurring on the Board of Directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the remaining members of the Board of Directors. Directors may be removed, but only for cause, with the affirmative vote of the holders of a majority of the voting power of our Common Stock and Preferred Stock voting together as a single class.

Director Independence

Under Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors within a specified period after completion of the IPO. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees must be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that Company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Audit committee members of a listed company must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We have an audit committee composed of three independent directors who each meet the Nasdaq audit committee independence standards for a listed company.

Nasdaq rules require that, subject to limited exceptions, a listed company’s compensation committee must consist of at least two members, each of whom must be independent. In affirmatively determining the independence of any director who will serve on the compensation committee, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director, and (ii) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company. We have a compensation committee composed of three independent directors.

Nasdaq rules require that director nominees must either be selected, or recommended for the board of director’s selection, either by (i) independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or (ii) a nominations committee comprised solely of independent directors. We have a nominating and governance committee composed of three independent directors that recommends to our Board of Directors nominees for election as directors.

Our Board of Directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that that Bruce Bent, David R. Wells and Brian Szymczak, representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules and Rule 10A-3 under the Exchange Act. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Background and Experience of Directors and Executive Officers

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The following table sets forth certain information regarding our executive officers and directors of the Company as of the date of this prospectus:

Board of Directors and Executive Officers

Name	Age	Position
Andrew Simpson	55	President, Chief Executive Officer and Chairman of the Board of Directors
Mark Hilz	64	Chief Operating Officer, Secretary and Director
Danielle Watson	41	Chief Financial Officer and Treasurer
Bruce Bent*	67	Director
David R. Wells*	60	Director
Brian Szymczak*	50	Director

*	Independent Director

Andrew Simpson—President, Chief Executive Officer and Chairman of the Board of Directors

Since March 2022, Andrew Simpson, 55, has served as the President and Chief Executive Officer of the Company. Mr. Simpson has also served as the Chairman of the Board of Directors, since June 2013, and as a director, since July 2012. Mr. Simpson is the sole director and controlling shareholder of Kyngstone Limited, which has provided consulting services to the Company. For more information related to this, see “Item 13.

Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions—Kyngstone Agreement.” Mr. Simpson has over 30 years’ experience across a variety of business sectors and sizes. He was Group CEO of The Peel Group from 2006 to 2010, which is a large private company in the UK which, at the time, had approximately $8 billion of business assets across the real estate, ports, airports, energy, media, telecoms and environmental sectors. He was a main board director of Speedy Hire plc from 2003 to 2006 (during which time it became a FTSE 250 company) and during his tenure was Managing Director of its Equipment Rental division which had revenues of approximately $200 million and was also responsible for the Group’s development and expansion which included seventeen acquisitions and several non-core divestments. Mr. Simpson qualified as a Chartered Accountant with Price Waterhouse and spent eight years working in investment banking at Rothschild, advising on a wide variety of merger and acquisition transactions, debt and equity fundraisings, IPOs and other advisory assignments. Mr. Simpson graduated with first class honors in 1991 from Sheffield Hallam University in the UK where he received a Bachelor of Arts (honors) in Accounting and Management Control.

Mark Hilz—Chief Operating Officer, Secretary and Director

Since March 2022, Mark Hilz, 64, has served as the Chief Operating Officer and Secretary of the Company and, since June 2013, has also been a director of the Company. Mr. Hilz served as the Chief Executive Officer of the Company from June 2013 until March 2022. Mr. Hilz has over 30 years of experience as a President and/or CEO of multiple startup companies. He was previously CEO of INX Inc., a technology infrastructure consulting company. INX Inc. started in 2000 and grew to $400 million in revenue. INX Inc. was traded on Nasdaq, completed multiple offerings until it was acquired in December 2011. Prior to that, Mr. Hilz founded and was CEO of a technology logistics outsourcing firm, PC Service Source Inc., that grew to over $160 million in revenue. Mr. Hilz raised the startup capital from traditional venture capital sources and after four years of operations took PC Service Source Inc. public in an initial public offering as a Nasdaq global listed company. Mr. Hilz’s experience includes raising venture capital as well as multiple successful public offerings and numerous merger and acquisition transactions as both a buyer and a seller.

Danielle Watson—Chief Financial Officer and Treasurer

Since April 2022, Danielle Watson, 41, has served as our Chief Financial Officer. Prior to her appointment in April 2022, Ms. Watson, a CPA, served as the Company’s Financial Controller since November 2021. Ms. Watson brings over 15 years of financial experience to her role. Before joining the Company, Ms. Watson held senior leadership roles at Moss Adams, LLP from November 2007 to November 2021 where she provided audit and assurance services to both public and privately held companies with an emphasis in financial reporting, consolidations, strategic planning, purchase price accounting, and SEC reporting. Ms. Watson earned her Bachelor of Science, with a double concentration in accounting and finance from Texas Christian University and her Master of Science in accounting from the University of Texas at Arlington and is an active Certified Public Accountant in Texas.

Bruce Bent—Director

Since May 2020, Bruce Bent, 67, has served as a director of the Company. Mr. Bent has more than 35 years of experience in financial management. From September 2014 to February 2022, Mr. Bent served as Chairman of Net Zero Renewable Energy Inc. (fka Enerdynamic Hybrid Technologies Corp.). In addition, since March 2018, Mr. Bent has served as Chairman for Astro Aerospace Ltd., an OTC listed public company. Since June 2020, Mr. Bent has been Vice President and Chief Financial Officer Emeritus of The Matthews Group, referred to in this section as Matthews, and, from August 2004 to June 2020, he served as the Chief Financial Officer of Matthews as well as president of various Canadian subsidiaries of Matthews. Matthews is a $500M real estate development company. During his tenure with Matthews, among other projects, Mr. Bent was integral in the completion of a $1.7 billion dollar corporate headquarters building for Encana (now Ovintiv Inv., NYSE: OVV). Since April 2000, Mr. Bent has served as president of MSW Investments Limited, a family office providing early stage financing. Mr. Bent graduated from the University of Manitoba with a Bachelor of Commerce (honors) and obtained his Chartered Professional Accounting designation from the Province of Ontario.

We believe Mr. Bent’s extensive financial experience provides valuable knowledge to our Board of Directors. In addition, Matthews is one of our largest shareholders. Mr. Bent also serves as the chairman of the Audit Committee and “audit committee financial expert.” For more information, see “—Board Committees—Audit Committee.”

David R. Wells—Director

Since December 2022, David R. Wells, 60, has served as a director of the Company. Mr. Wells has served as a partner of Atlas Bookkeeping, LLC, a technology based financial services firm providing bookkeeping and reporting for emerging growth and small cap public and privately held companies, which he founded in October 2022. Mr. Wells served as the Chief Financial Officer of GHS Investments, LLC, a privately held “super value” fund focused on small to mid-cap companies, from June 2021 to September 2022. Prior to that, Mr. Wells served as the Chief Financial Officer of ENDRA Life Sciences Inc., a publicly traded clinical diagnostics technology company, initially on an interim basis beginning in May 2014, and on a continuing basis beginning in 2017 until June 2021. He possesses over 30 years of experience in finance, operations and administrative positions. While mainly focused on technology companies, Mr. Wells has also worked in the water treatment, supply-chain management, manufacturing and professional services industries. Mr. Wells was the founder of Wells Compliance Group, a technology-based services firm supporting the financial reporting needs of publicly traded companies and privately held firms whose investor or shareholder base required timely GAAP-compliant financial reporting. During his time at StoryCorp Consulting, Inc. (d/b/a/ Wells Compliance Group) from September 2009 to June 2021, Mr. Wells consulted with several emerging growth publicly traded companies. Mr. Wells holds an MBA from Pepperdine University and a BS in Finance and Entrepreneurship from Seattle Pacific University.

Brian Szymczak—Director

Since 2014, Brian Szymczak, 50, has served as a director of the Company. Since 2014, Mr. Szymczak has been the lead attorney for Apollo Endosurgery, Inc., referred to in this section as Apollo, in Austin, Texas where he serves as Vice President of Legal and Compliance. In this role, Mr. Szymczak manages legal disputes and litigation matters and provides general legal counsel to the company’s leadership, sales, operations, research and development, and human resources groups. Prior to working at Apollo, from 2006 to 2014, Mr. Szymczak served in various roles including as Associate General Counsel and Director of Legal Affairs for a large surgical device manufacturer and from, 1999 to 2006, worked as an associate at the law firm of Baker Botts, LLP where he counseled clients on patent and other intellectual property matters in a variety of industries. Mr. Szymczak is a 1999 graduate of Duke University School of Law and holds a Bachelor of Science in Mechanical Engineering from Texas A&M University.

Mr. Szymczak was designated a director pursuant to the MyoVista Technology Agreement, which grants Guangren “Gary” Chen the right to designate a person of his choosing to sit on the Board of Directors of the Company. We believe Mr. Szymczak’s education, legal skills and experience with medical device manufacturers provides valuable knowledge to our Board of Directors.

Board Committees

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Under Nasdaq rules and Rule 10A-3 under the Exchange Act, the membership of the audit committee is required to consist entirely of independent directors, subject to applicable phase-in periods. The following is a brief description of our committees.

Audit Committee

Our Audit Committee is a separately-designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. In accordance with our audit committee charter, our audit committee oversees our corporate accounting and financial reporting processes and our internal controls over financial reporting; evaluates our independent registered public accounting firm’s qualifications, independence and performance; engages and provides for the compensation of our independent registered public accounting firm; approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services; reviews our financial statements; reviews our critical accounting policies and estimates and internal controls over financial reporting; and discusses with management and our independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements. We believe that our audit committee members meet the requirements for financial literacy under the current requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. The audit committee is composed of Bruce Bent, David R. Wells and Brian Szymczak. Our Board of Directors has determined that Mr. Brent is an “audit committee financial expert” as defined by SEC rules. Nasdaq rules require that all of the members of the audit committee meet the independence standards set forth above, subject to the applicable phase-in periods of Nasdaq. Our Board of Directors has determined that Bruce Bent, David R. Wells and Brian Szymczak meet the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq.

Compensation Committee

In accordance with our compensation committee charter, our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity-based incentive plans. We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The compensation committee is composed of Bruce Bent, David R. Wells and Brian Szymczak.

Nominating and Governance Committee

In accordance with our nominating and governance committee charter, our nominating and governance committee recommends to the Board of Directors nominees for election as directors, and meets as necessary to review director and nominees for election as directors; recommends members for each committee of the Board of Directors; oversees corporate governance standards and compliance with applicable listing and regulatory requirements; develops and recommends to the Board of Directors governance principles applicable to the company; and oversees the evaluation of the Board of Directors and its committees. We believe that the composition of our nominating and governance committee meets the requirements for independence under, and the functioning of our nominating and governance committee complies with, any applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The nominating and governance committee is composed of Bruce Bent, David R. Wells and Brian Szymczak.

Our nominating and governance committee has not adopted a procedure by which shareholders may recommend nominees to our Board of Directors.

Code of Business Conduct and Ethics

The Company adopted a code of ethics policy in 2022 for its principal executive officer and senior financial officers that is also applicable to all directors, officers and employees, a copy of which is available online at www.heartsciences.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an executive officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary compensation information for our named executive officers consisting of: our President, Chief Executive Officer and Chairman of the Board of Directors, our Chief Operating Officer and Secretary, and our Chief Financial Officer and Treasurer. The Company had no other executive officers during Fiscal 2023 and Fiscal 2022. The following table includes all compensation earned by such named executive officers for the respective period, regardless of whether such amounts were actually paid during the period.

Name and Position	Fiscal Years	Salary($)		Bonus	Option Awards($)(1)	Total($)
Andrew Simpson	2023	234,139	(2)	30,000	191,805	455,944
President, Chief Executive Officer and Chairman of the Board of Directors	2022	25,806	(3)	—	119,000	144,806

Mark Hilz	2023	233,611		30,000	191,805	455,416
Chief Operating Officer and Secretary	2022	111,012		—	119,000	230,012

Danielle Watson	2023	161,250		27,500	47,951	236,701
Chief Financial Officer and Treasurer	2022	71,354		—	20,400	91,754

(1)

Represents the full grant date value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Our policy and assumptions made in the valuation of share-based payments are contained in Note 7 of the notes to our financial statements for Fiscal 2022. The value of option awards presented in the Summary Compensation Table reflects the grant date fair value of the awards and does not correspond to the actual value that will be recognized by the named executive officers.

(2)	Includes $25,000 in accrued compensation paid subsequent to Fiscal 2023.
(3)

Excludes $87,500 in Fiscal 2022 in respect of fees payable to Kyngstone Limited of which Mr. Simpson is the sole director and controlling shareholder. For additional information regarding this agreement, see “Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions” included elsewhere in this registration statement.

Employment Agreements

We have an employment agreement with our President and Chief Executive Officer, Andrew Simpson and with its Chief Operating Officer and Secretary, Mark Hilz. The employment agreement for each of Mr. Simpson and Mr. Hilz provides for his terms of employment, duties and responsibilities, base salary, bonus and stock option opportunities at the discretion of the Board of Directors, and eligibility to participate in our employee benefit plans generally. Each of their employment agreements contains certain restrictive covenants that restrict their ability to take certain actions, such as a non-compete, a non-solicitation covenant restricting their ability to solicit employees of our Company, and the requirement that they devote their full time and attention to the business of our Company. Each of Mr. Simpson’s and Mr. Hilz’s employment agreements automatically renews until otherwise terminated in accordance with its terms.

Outstanding Equity Awards at April 30, 2023

The following table shows outstanding option awards held by the named executive officers as of April 30, 2023:

	Option Awards				Stock Awards
Name / Grant Date	Number of Securities Underlying Unexercised Options (#) Vested(1)	Number of Securities Underlying Unexercised Options (#) Unvested(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Andrew Simpson
May 1, 2016	18,939	3,788	12.21	May 1, 2026	—	—
March 14, 2018	—	22,727	15.18	March 14 2028	—	—
November 1, 2018	—	22,727	15.18	November 1, 2028	—	—
September 1, 2019	30,303	22,727	1.29	September 1, 2029	—	—
November 6, 2020	26,515	26,515	1.16	November 6, 2030	—	—
March 1, 2022	26,515	26,515	3.47	March 1, 2032	—	—
March 20, 2023	—	300,000	0.97	March 20, 2033	—	—

Mark Hilz
May 1, 2016	18,939	3,788	12.21	May 1, 2026	—	—
March 14, 2018	—	22,727	15.18	March 14 2028	—	—
November 1, 2018	—	22,727	15.18	November 1, 2028	—	—
September 1, 2019	30,303	22,727	1.29	September 1, 2029	—	—
November 6, 2020	26,515	26,515	1.16	November 6, 2030	—	—
March 1, 2022	26,515	26,515	3.47	March 1, 2032	—	—
March 20, 2023	—	300,000	0.97	March 20, 2033	—	—

Danielle Watson
February 1, 2022	2,273	2,272	3.47	February 1, 2032	—	—
March 1, 2022	4,545	—	3.47	March 1, 2032	—	—
March 20, 2023	—	75,000	0.97	March 20, 2033	—	—

(1)	Represents options to purchase shares of Common Stock.

Non-Employee Director Compensation

The following table sets forth a summary of compensation for the fiscal year ended April 30, 2023 that we paid to each non-employee director. We do not sponsor a non-equity incentive plan or a non-qualified deferred compensation plan for its directors; therefore, these columns have been omitted from the following table. Additionally, we did not issue any stock awards to its directors during Fiscal 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)(3)
Bruce Bent	20,000	31,967	51,967
Brian Szymczak	19,167	31,967	51,134
David R. Wells	19,167	31,967	51,134

(1)	This column represents compensation paid in cash to each director which was accrued in Fiscal 2023 and paid in Fiscal 2024.
(2)

The amounts in this column reflect the aggregate grant date fair value of stock options granted in Fiscal 2023 to each director calculated in accordance with FASB ASC Topic 718. See Note 7 of the notes to our financial statements included elsewhere in this registration statement for a discussion of all assumptions made in the calculation of these amounts.
(3)	The dollar value in this column for each director represents the sum of all compensation reflected in the previous columns.

The following table shows outstanding vested and unvested option awards (represented by the number of shares of Common Stock such awards entitle the holder to purchase) held by our directors as of April 30, 2023:

Name	Vested Option Awards	Unvested Option Awards	Total Awards
Bruce Bent	1,894	51,894	53,788
Brian Szymczak	21,212	56,818	78,030
David R. Wells	—	50,000	50,000

2023 Equity Incentive Plan

On March 15, 2023, our Board of Directors adopted the 2023 Equity Incentive Plan (the “Equity Incentive Plan”), subject to shareholder approval. The Equity Incentive Plan provides for the grant of nonstatutory stock options, incentive stock options, restricted stock, restricted stock units, performance units, performance shares, and other share-based awards. All of our employees, officers and directors, as well as consultants and advisors, are eligible to receive awards under the Equity Incentive Plan.

On March 20, 2023, our Board of Directors approved, subject to shareholder approval of the Equity Incentive Plan, awards of incentive stock options to purchase in aggregate 769,000 shares of Common Stock (“Incentive Option Awards”) to our executive officers and employees. These Incentive Option Awards, which have an exercise price of $0.97 per share, will vest over three years, with one-third vesting on March 20, 2024 and the remaining two-thirds vesting in eight equal installments thereafter beginning on June 20, 2024 and on each subsequent three-month anniversary of such date. On March 23, 2023, pursuant to authority granted by our Board of Directors, our management granted 12,500 Incentive Option Awards, subject to shareholder approval of the Equity Incentive Plan, to certain of our employees. These Incentive Option Awards, which have an exercise price of $1.02 per share, will vest over three years, with one-third vesting on March 23, 2024 and the remaining two-thirds vesting in eight equal installments thereafter beginning on June 23, 2024 and on each subsequent three-month anniversary of such date. The vesting of these Incentive Option Awards may accelerate upon our achievement of FDA approval or regulatory clearance of the MyoVista (or similar such product owned by us).

On March 20, 2023, our Board of Directors also approved, subject to shareholder approval of the Equity Incentive Plan, an award of non-qualified stock options to purchase 50,000 shares of Common Stock (“Non- Qualified Option Awards”) to each of our non-employee directors. These Non-Qualified Option Awards, which have an exercise price of $0.97 per share, will vest over twelve months, with one-fourth vesting on June 20, 2023 and the remaining three-fourths vesting in three equal installments thereafter on each subsequent three-month anniversary of such date.

Pursuant to the Equity Incentive Plan, we are authorized to issue up to 2,500,000 shares of our Common Stock plus (i) any shares of our Common Stock subject to options that expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest, with the maximum number of shares of our Common Stock to be added to the Equity Incentive Plan under this clause (ii) equal to 832,195 shares of our Common Stock. The number of shares of our Common Stock available for issuance under the Equity Incentive Plan will be subject to automatic increase on the first day of each of our fiscal years beginning with the fiscal year beginning May 1, 2024, so that the number of shares of our Common Stock available for issuance under the Equity Incentive Plan is equal to the least of: (i) 25% of the total number of shares of all classes of our Common Stock and preferred stock as converted to our Common Stock outstanding on the last day of the immediately preceding fiscal year, and (ii) a lesser number of shares of our Common Stock determined by the administrator of the Equity Incentive Plan.

As described below, incentive awards authorized under the Equity Incentive Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the Code. If an incentive award granted under the Equity Incentive Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Equity Incentive Plan. Set forth below is the summary of the principal features of the Equity Incentive Plan.

Administration—The Equity Incentive Plan is administered by our Compensation Committee or our board of directors in the absence of such a committee. Subject to the terms of the Equity Incentive Plan, the Equity Incentive Plan administrator may select participants to receive awards, determine fair market value of our shares, determine the types of awards and terms and conditions of awards and interpret provisions of the Equity Incentive Plan, to institute an exchange program (without stockholder approval) pursuant to which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash (except that the Equity Incentive Plan administrator may not, without stockholder approval, reprice any options or pay cash or issue new options in exchange for the surrender and cancellation of outstanding options), modify awards granted under the Equity Incentive Plan, and make all other determinations deemed necessary or advisable for administering the Equity Incentive Plan.

Grants—The Equity Incentive Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance shares, performance units or other share-based rewards intended to comply with Section 162(m) of the Code and SARs, as described below:

•

Options granted under the Equity Incentive Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our Common Stock covered by an option generally cannot be less than the fair market value of our Common Stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of our Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of our Common Stock on the date of grant.

•

Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the Compensation Committee or our board of directors, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•

The Compensation Committee or our board of directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•

The Equity Incentive Plan authorizes the granting of stock awards. The Compensation Committee or our board of directors will establish the number of shares of our Common Stock to be awarded (subject to the aggregate limit established under the Equity Incentive Plan upon the number of shares of our Common Stock that may be awarded or sold under the Equity Incentive Plan) and the terms applicable to each award, including performance restrictions.

Non-Transferability of Awards—Unless the Equity Incentive Plan administrator provides otherwise, the Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments—In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Equity Incentive Plan, the Equity Incentive Plan administrator will adjust the number and class of shares that may be delivered under the Equity Incentive Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the Equity Incentive Plan.

Dissolution, Liquidation—The Equity Incentive Plan provides that in the event of a proposed dissolution or liquidation of our Company, to the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Dividends or Dividend Equivalents for Performance Awards. Notwithstanding anything to the foregoing herein, the right to receive dividends, dividend equivalents or distributions with respect to a performance award will only be granted to a participant if and to the extent that the underlying award is earned.

Merger, Change of Control—The Equity Incentive Plan provides that in the event of a merger or a change of control, as defined under the Equity Incentive Plan, each outstanding award will be treated as the Equity Incentive Plan administrator determines, including, without limitation, that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

Duration, Amendment, and Termination—Our board of directors has the power to amend, suspend or terminate the Equity Incentive Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the Equity Incentive Plan would terminate ten years after it was adopted.

Forfeiture Provisions. The Equity Incentive Plan administrator may provide by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be paid or forfeited in the event a participant ceases to be employed by us, or to provide services to us, prior to the end of a performance period, period of restriction or the exercise, vesting or settlement of such award. Except as set forth for options, generally awards will be forfeited if not earned or vested upon termination, unless otherwise provided for in an award agreement.

Adjustments for Stock Dividends and Similar Events. The Equity Incentive Plan administrator will make appropriate adjustments in outstanding awards and the number of shares of our Common Stock available for issuance under the Equity Incentive Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

Equity Compensation Plan Information

The following table reflects the number of shares of our Common Stock issuable upon the exercise of awards granted under our equity compensation plans approved and not approved by shareholders and the weighted average exercise price for such awards as of April 30, 2023.

Name of Plan	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted - Average Exercise Price of Outstanding Options ($)	Number of shares remaining available for issuance under equity compensations plans (excluding the shares reflected in column(1)
Equity compensation plans approved by security holders(1)	—	$—	—
Equity compensation plans not approved by security holders(1)	931,500	$0.97	2,400,695

Total(1)	931,500	$0.97	2,400,695

(1)	Represents securities issued under our Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock and Series C Preferred Stock as of June 1, 2023 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding Common Stock or Series C Preferred Stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares of capital stock indicated. Shares of capital stock that are issuable upon (i) the conversion of Series C Preferred Stock or (ii) the conversion of convertible securities or exercise of options or warrants, in each case, that are convertible or exercisable within 60 days after June 1, 2023, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such Series C Preferred Stock, convertible securities, options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to us which would result in a change in control of our Company at a subsequent date. Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise noted below, each beneficial owner’s address is c/o Heart Test Laboratories, Inc., 550 Reserve Street, Suite 360, Southlake, Texas 76092.

With respect to the calculations set forth in the table below, the percentages of beneficial ownership prior to this offering are based on 10,260,346 shares of our Common Stock and 380,871 shares of Series C Preferred Stock outstanding as of June 1, 2023. The percentage of beneficial ownership in the table below is based on 18,260,346 shares of our Common Stock assumed to be outstanding after the closing of this offering, after giving effect to the sale of all 8,000,000 shares of Common Stock offered pursuant to this prospectus (based on an assumed public offering price of $1.00 per share, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023), assuming the number of shares of Common Stock offered by us, as set forth on the cover of this prospectus, remains the same, no exercise of any placement agent warrants, and excludes exercise of all unvested options. The calculations set forth in the table below include shares issuable pursuant to antidilution provisions set forth in the Series C Preferred Stock, which would be triggered as a result of this offering. See “—Antidilution Provisions” discussed elsewhere in this prospectus.

	Beneficial Ownership
	Number of Shares(1)		Percentages(2)
Name of Beneficial Owner	Common Stock	Series C Preferred Stock	Common Stock Voting Power Prior to Offering	Common Stock After Offering	Series C Preferred Stock Voting Power	Combined Voting Power Prior to Offering(3)	Combined Voting Power After Offering(3)
Holder of 5% or more of each class of our securities:
Front Range Ventures, LLC(4)	1,204,390	148,213	8.8%	6.3%	38.9%	7.6%	5.6%
John H. Matthews(5)	968,805	—	9.3%	5.3%	—	8.0%	4.7%
Lary Snodgrass(6)	422,310	29,240	3.6%	2.3%	7.7%	3.1%	2.0%
Paul Buchanan (7)	381,875	92,193	3.4%	2.1%	5.4%	2.9%	1.8%

Directors and executive officers:
Andrew Simpson, President, CEO and Chairman (8)	577,299	6,117	5.5%	3.1%	1.6%	4.7%	2.8%
Mark Hilz, COO & Secretary (9)	561,637	2,080	5.4%	3.1%	*	4.6%	2.7%
Danielle Watson, CFO & Treasurer (10)	6,818	—	*	*	*	*	*
Bruce Bent, Director(11)	3,532	—	*	*	*	*	*
Brian Szymczak, Director(12)	29,754	400	*	*	*	*	*
David R. Wells, Director	—	—	—	*	*	*	*

All directors and executive officers as a group (6 persons):	1,179,040	8,597	11.2%	6.4%	2.3%	9.6%	5.7%

*	Less than 1%.
(1)

For each person named in the table, the total number of shares of capital stock indicated beneficially owned by such person is listed opposite of such person’s name to the best knowledge of the Company.

(2)

For each person named in the table, the shares of capital stock indicated listed opposite of such person’s name represents the percentage of the total number of the shares of capital stock indicated owned by such person as a percentage of the shares of our outstanding capital stock indicated as a class.

(3)

For each person named in the table, the voting percentage listed opposite of such person’s name under the column “Combined Voting Power” represents the combined voting percentage of all shares of our Common Stock and all of our Series C Preferred Stock, on an as converted basis, owned by such person.

(4)

Front Range Ventures, LLC’s (“FRV”) sole member is the L. Lee Stryker Irrevocable Trust U/A/D 09/10/1974. Bohemian Asset Management, Inc. has voting and dispositive power with respect to the shares of our Common Stock on behalf of the L. Lee Stryker Irrevocable Trust U/A/D 09/10/1974. Includes (i) 908,568 shares of our Common Stock issuable upon conversion of 148,213 shares of Series C Preferred Stock; and (ii) 7,575 shares of our Common Stock issuable upon exercise of $1M Lender Warrants.

(5)

All of the shares are owned by either Matthews Holdings Southwest, Inc. or Mr. Matthews. Mr. Matthews, as sole controlling shareholder of Matthews Holdings Southwest, Inc., has sole voting and dispositive power over all such shares. Includes (i) 1,562 shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants; and (ii) 117,647 shares of our Common Stock issuable upon exercise of IPO Warrants.

(6)

All of the shares are owned by either Lary Snodgrass Family Limited, Snodgrass Children’s Limited, or Mr. Snodgrass and Mr. Snodgrass, as sole managing member and general partner of Lary Snodgrass Family Limited and Snodgrass Children’s Limited, has sole voting and dispositive power over all such shares. Includes (i) 179,244 shares of our Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 304 shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants.

(7)

All of the shares are owned by either Buchanan Family Discretionary Trust, PBU Investments Ltd, or jointly by Mr. Buchanan and Mr. Buchanan’s spouse, and Mr. Buchanan, as managing member and general partner of PBU Investments Ltd, has sole voting and dispositive power over all such shares. Includes (i) 126,275 shares of our Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 303 shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants.

(8)

Includes (i) 37,498 shares of our Common Stock issuable upon conversion of our Series C Preferred Stock; (ii) 30 shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants; (iii) 1,023 shares of our Common Stock issuable upon exercise of Investor Warrants; and (iv) options to purchase 102,272 shares of our Common Stock, which were issued as compensation for services rendered to the Company as its Chairman of the Board of Directors. Excludes 1,697 shares of our Common Stock owned by the Simpson Family Benefit Trust, the trustee of which, Equiom (Guernsey) Limited, has voting and dispositive power over all such shares. Equiom (Guernsey) Limited disclaims beneficial ownership of all such shares.

(9)

Includes (i) 12,750 shares of our Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 30 shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants; (iii) 1,023 shares of our Common Stock issuable upon exercise of Investor Warrants; and (iv) options to purchase 102,272 shares of our Common Stock issued as compensation for services as an officer of the Company.

(10)	Includes options to purchase 6,818 shares of our Common Stock issued as compensation for services as an officer of the Company.
(11)

Includes (i) 1,638 shares of our Common Stock held by Mr. Bent’s spouse and (ii) 1,894 shares of our Common Stock issuable upon exercise of options issued as compensation for services rendered to the Company.

(12)

Includes (i) 2,452 shares of our Common Stock issuable upon conversion of our Series C Preferred Stock held jointly with Mr. Szymczak’s spouse; (ii) 30 shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants; and (iii) 21,212 shares of our Common Stock issuable upon exercise of options issued as compensation for services rendered to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions or series of transactions since the beginning of Fiscal 2021 and as of June 1, 2023 to which we were or will be a party, in which:

•	The amount involved in the transaction exceeds, or will exceed, the lesser of $120,000 or one percent of the average of our total assets for the last two completed fiscal years; and

•

in which any of our executive officers, directors or holders of five percent or more of any class of our capital stock, including their immediate family members or affiliated entities, had or will have a direct or indirect material interest.

For additional information regarding compensation arrangements for our named executive officers and directors, see “Executive Compensation.”

Related Party Transactions

$130K Note

On August 12, 2019, we entered into the $130K Note with Front Range Ventures, LLC (“ FRV”) for an aggregate amount not to exceed $130,000. FRV is a beneficial owner of more than five percent of the combined voting power of our outstanding capital stock and is entitled to appoint a member of our Board of Directors. On April 28, 2023, we provided notice of conversion to FRV to convert the $130K Note into 5,200 shares of Series C Preferred Stock. For more information regarding the $130K Note and other indebtedness of the Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness—$130K Note” and our financial statements and related notes for the quarter ended January 31, 2023 and for the fiscal year ended April 30, 2022, which are included elsewhere in this prospectus forms a part.

$1.5M Notes

In December 2020, we issued a series of secured convertible promissory notes, which we refer to as the $1.5M Notes, in the amount of $1.5 million as set forth below. The notes had an original maturity of July 31, 2022 and were subsequently amended on November 2, 2021, extending maturity to October 31, 2022.

In November 2021, in consideration for the extension of the maturity date of the $1.5M Notes from July 31, 2022 to October 31, 2022, we issued warrants, that we refer to as the $1.5M Lender Warrants, to purchase an aggregate of 4,545 shares of our Common Stock.

The entire amount of the $1.5M Notes converted upon the IPO into 909,071 shares of Common Stock at a conversion price of $1.65. In accordance with their terms, no interest was payable as the notes converted prior to maturity.

The following table summarizes purchases of the $1.5M Notes by related parties of our Company and the number of shares of our Common Stock issuable upon exercise of $1.5M Lender Warrants issued to related parties of our Company in consideration of the extension of the maturity of the $1.5M Notes:

Related Party	Principal Amount of $1.5M Notes	Shares of Common Stock Issued upon Conversion of $1.5M Notes (3)	$1.5M Lender Warrants
John H. Matthews(1)	$515,500	312,424	1,562
Brian Szymczak	$10,000	6,060	30
Andrew Simpson	$10,000	6,060	30
Mark Hilz	$10,000	6,060	30
Lary Snodgrass(2)	$100,000	60,606	304

(1)

Represents the principal amount of $1.5M Notes held by Matthews Holdings Southwest, Inc., a related party as a beneficial owner of more than five percent of the combined voting power of our outstanding capital stock.

(2)

Represents the principal amount of $1.5M Notes held by Lary Snodgrass Family Limited and Snodgrass Children’s Limited, a related party as a beneficial owner of more than five percent of the combined voting power of our outstanding capital stock.

(3)	All $1.5M Notes converted into shares of Common Stock upon consummation of the IPO.

All such purchases of the $1.5M Notes by, and issuances of the $1.5M Lender Warrants to, related parties of the Company were made on the same basis as the purchases made by, and issuances made to, unrelated purchasers.

For more information regarding the $1.5M Notes and our other indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness—$1.5M Notes” and our financial statements and related notes for the quarter ended January 31, 2023 and for the fiscal year ended April 30, 2022, which are included elsewhere in this prospectus.

$1M Loan and Security Agreement

Beginning in April 2020, we entered into a loan and security agreement, which we refer to as the $1M Loan and Security Agreement, with FRV, a beneficial owner of more than five percent of the combined voting power of our outstanding capital stock, and John Q. Adams, Sr. (a former director of our Company).

In November 2021, in consideration for an extension of the maturity date of the $1M Loan and Security Agreement from September 30, 2021 to September 30, 2022, we issued warrants, that we refer to as the $1M Lender Warrants, to purchase an aggregate of 15,152 shares of Common Stock to FRV and Mr. Adams. The $1M Loan and Security Agreement was further amended in May 2022 to extend the maturity date to September 30, 2023. In connection with this amendment, we agreed to pay all accrued and unpaid interest owed to Mr. Adams prior to September 30, 2022. In June 2022, we paid approximately $126,000 in accrued interest to Mr. Adams.

The $1M Loan and Security Agreement was further amended on January 24, 2023 to (i) extend the maturity date of the promissory note issued to FRV pursuant to the $1M Loan and Security Agreement to September 30, 2024, on which date the principal amount and all accrued interest thereon will be due and payable, and (ii) amend the dates on which principal and accrued interest is due under the JQA Note, such that interest accrued since June 28, 2022 will be due and payable on September 30, 2023, and the principal amount together with all accrued interest after September 30, 2023 will be due and payable on March 31, 2024.

For more information regarding the $1M Loan and Security Agreement and our other indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness—$1M Loan and Security Agreement” and our financial statements and related notes for the quarter ended January 31, 2023 and for the fiscal year ended April 30, 2022, which are included elsewhere in this prospectus.

2021 Bridge Financing

In connection with the sale of our Senior Subordinated Convertible Loan Notes (the “Bridge Notes”) and associated warrants (the “Bridge Warrants”) in December 2021 (the “2021 Bridge Financing”), the related parties listed below purchased Bridge Notes and received Bridge Warrants. All such purchases were made on the same basis as the purchases made by unrelated purchasers.

The following table sets forth the names of such related parties and amount of the Bridge Notes and Bridge Warrants purchased:

Related Party	Principal Amount of Bridge Notes	Shares of Common Stock Issued upon Conversion of Bridge Notes (3)	Warrants to Purchase the Following Number of Shares
Lary Snodgrass(1)	$222,222	79,987	79,987
John H. Matthews(2)	$555,556	197,641	197,641

(1)

Represents the principal amount of the Bridge Notes held by Matthews Holdings Southwest, Inc., a related party as a beneficial owner of more than five percent of the combined voting power of our outstanding capital stock.

(2)

Includes Bridge Notes and Bridge Warrants held by Matthews Holdings Southwest, Inc., a related party as a beneficial owner of more than five percent of the combined voting power of our outstanding capital stock.

(3)	The principal amount of all Bridge Notes and accrued interest thereunder converted into shares of our Common Stock upon consummation of the IPO.

In February 2023, the Bridge Warrants above were exercised and we issued 79,897 shares of our Common Stock to Mr. Snodgrass and 47,641 shares of our Common Stock to Matthews Holdings Southwest, Inc. at an exercise price of $1.00 per share and 150,000 Pre-Funded Warrants to Matthews Holdings Southwest, Inc. at an exercise price of $0.0001 per share.

Registration Rights Agreement

In connection with the 2021 Bridge Financing, we entered into the Registration Rights Agreement with the purchasers of the Bridge Notes pursuant to which we agreed to file a resale registration statement, no later than September 12, 2022, with respect to the shares of our Common Stock issuable upon conversion of the Bridge Notes, exercise of the Bridge Warrants or resulting from anti-dilution provisions in the Bridge Notes, the Bridge Warrants and the Pre-Funded Warrants or any securities issued or the issuable upon any stock split, dividend or other distribution, recapitalization or similar event, collectively referred to as the Registrable Securities. Such registration statement was filed with the SEC on September 12, 2022 and declared effective by the SEC on October 7, 2022.

Agreements with Front Range Ventures

Pursuant to the FRV Side Letter, FRV has the right to designate a director of our Company, which right has not been exercised as of the date of this prospectus.

Policy Related to Related Party Transactions

Our Board of Directors has adopted a formal, written related party transactions policy setting forth our policies and procedures for the review, approval, or ratification of “related party transactions.” For these purposes, a “related party” is (i) any person who is or was an executive officer, director, or director nominee of our Company at any time since the beginning of our last fiscal year, (ii) a person who is or was an immediate family member of an executive officer, director, director nominee at any time since the beginning of our last fiscal year, (iii) any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of our voting securities, (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member of a shareholder owning more than 5% of any class of our voting securities or (v) any entity that, at the time of the occurrence or existence of the transaction, is a an entity in which a director of our Company is a partner, shareholder or executive officer or otherwise over which such director has influence or control. This policy applies to any transaction between us and a related party other than the following:

•	Transactions available to all employees generally.

•	Transactions, which when aggregated with the amount of all similar transactions, involve less than $5,000.

Any related party transaction subject to this policy may only be consummated or may continue only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the transaction is approved by the disinterested members of the Board of Directors. In addition, if the transaction involves compensation, the compensation must have been approved by the Compensation Committee.

Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related-person transaction:

•	The benefits to our Company.

•

The impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer or otherwise over which such director has influence or control.

•	The availability of other sources for comparable products or services.

•	The terms of the related party transaction.

•	The terms available to unrelated third parties or to employees generally.

Our Audit Committee shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders, as the Audit Committee determines in good faith.

DESCRIPTION OF OUR SECURITIES

We are offering up to 8,000,000 shares of our Common Stock based on an assumed public offering price of $1.00 per share (the closing sale price of our Common Stock on the Nasdaq Capital Market on June 1, 2023).

General

The following description summarizes the terms of our securities and certain provisions of our Certificate of Formation and our Bylaws. As it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Certificate of Formation and Bylaws, as in effect as of the date of filing with the SEC of this prospectus, the forms of which are included as exhibits to the registration statement of which this prospectus forms a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the TBOC. Our authorized capital stock consists of five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share, and twenty million (20,000,000) shares of preferred stock, or Preferred Stock, par value $0.001 per share of which, as of June 1, 2023, there were 10,260,346 shares of Common Stock outstanding and held of record by 315 shareholders and 380,871 shares of Series C Preferred Stock outstanding that, as of such date, were convertible into 1,704,607 shares of Common Stock and held of record by 65 shareholders. Of our authorized Preferred Stock, six hundred thousand (600,000) shares have been designated as Series C Preferred Stock, having a par value of $0.001 per share, of which 380,871 were outstanding as of June 1, 2023. Unless our Board of Directors determines otherwise, we have and will continue to issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of directors, subject to certain limitations. The holders of our Common Stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution on a pro rata basis. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. The Common Stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock, including any Preferred Stock we may authorize and issue in the future.

As a Texas corporation, we are subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the dividend would render the corporation insolvent.

The declaration, amount and payment of any future dividends will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders.

We currently expect to retain all future earnings for use in the operation and expansion of our business and have no current plans to pay dividends.

Preferred Stock

Our Certificate of Formation authorizes our Board of Directors to establish one or more series of Preferred Stock (including convertible Preferred Stock). Unless required by law or by the TBOC, the authorized shares of Preferred Stock will be available for issuance without further action by our shareholders.

Our Board of Directors will be able to determine, with respect to any series of Preferred Stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We will be able to issue a series of Preferred Stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium for their Common Stock over the market price of the Common Stock. In addition, the issuance of Preferred Stock may adversely affect the rights of holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock may have an adverse impact on the market price of our Common Stock.

Series C Preferred Stock

As of June 1, 2023, there were 380,871 shares of Series C Preferred Stock outstanding that, as of such date, were convertible into 1,704,607 shares of Common Stock. There are no shares of Series A Preferred Stock or Series B Preferred Stock outstanding.

The Series C Preferred Stock was issued from April 2019 to October 2020 to accredited investors and has a liquidation preference to the Common Stock. As of June 1, 2023, the liquidation preference was approximately $9.5 million. An amendment to, or waiver of rights of the Series C Preferred Stock requires the approval of holders of a majority of the outstanding shares of the Series C Preferred Stock. Additionally, pursuant to a letter agreement entered into by and between the Company and FRV on April 10, 2019, FRV is entitled to appoint a member of the Board of Directors as well as a board observer, for so long as FRV holds at least 71,000 shares of Series C Preferred Stock (the “Appointment Rights”). As of June 1, 2023, FRV has not yet exercised its Appointment Rights.

Voting and Dividends

The holders of the shares of the Series C Preferred Stock have voting rights equal to an equivalent number of shares of the Common Stock into which such shares of Series C Preferred Stock are convertible and vote together as one class with the Common Stock.

The holders of the Series C Preferred Stock are entitled to receive dividends at an annual rate of $1.50 per share. Such dividends shall accrue and are payable out of funds legally available, are payable only when and if declared by the Board of Directors, and are noncumulative. The Company is not permitted to declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the Common Stock payable in shares of Common Stock) unless the holders of the shares of the Series C Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of the Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate dividends then accrued on such share of the Series C Preferred Stock and not previously paid and (ii) in the case of a dividend on the Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of the Series C Preferred Stock.

No dividends have been declared to date on any shares of Preferred Stock.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of the Series C Preferred Stock are entitled to receive, prior and in preference to the holders of the Common Stock, a per share amount equal to the original issue price ($25.00 per share) plus any accrued but unpaid dividends thereon.

If upon the liquidation, dissolution or winding up of the Company, the assets of the Company that are legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts above, then the entire assets of the Company that are legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to what they would otherwise be entitled to receive.

After the payment of the full Series C Preferred Stock liquidation preference and unpaid accrued dividends, the holders of the Series C Preferred Stock shall participate in the distribution of the entire remaining assets of the Company legally available for distributions pro rata to holders of the Common Stock on an as converted basis. The sale of a majority of the capital stock of the Company or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole shall be a deemed liquidation for the purpose of the Series C Preferred Stock.

Conversion

Each share of Series C Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the original issue price of $25.00 by the conversion price for such series in effect at the time of conversion for the Series C Preferred Stock. The conversion price for the Series C Preferred Stock is subject to adjustment in accordance with conversion provisions contained in our Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock dated March 12, 2019. Following this offering, the conversion price of the Series C Preferred Stock will be $4.08 per share. See “—Antidilution Provisions” below.

Each share of Series C Preferred Stock automatically converts into shares of Common Stock at the conversion price at the time in effect immediately upon the Company’s sale of its Common Stock in a public offering provided that the offering price is not less than $16.50 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and which results in aggregate cash proceeds of not less than $20.0 million before underwriting discounts, commissions, and fees. As of the date of this prospectus, no such sale has occurred.

Warrants

Investor Warrants

We issued warrants (the “Investor Warrants”) in connection with various funding transaction or as consideration, in lieu of cash, for amounts billed in respect of services rendered to us. The Investor Warrants have terms ranging from five to ten years from the date of issuance. As of June 1, 2023, there were Investor Warrants to purchase 306,726 shares of Common Stock at exercise prices ranging from $1.02 to $15.18 per share.

Warrants issued in connection with the 2021 Bridge Financing

We issued the Bridge Warrants to originally purchase 775,420 shares of Common Stock in connection with the 2021 Bridge Financing. The Bridge Warrants expire five years after the date of issuance, beginning on December 22, 2026, with an initial exercise price of $9.08 per share, subject to certain adjustments. No holder of a Bridge Warrant may exercise any portion of a Bridge Warrant if after giving effect to such exercise such holder (together with its Attribution Parties) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such holder’s Bridge Warrant. This limitation may be waived by a holder, at its election, upon not less than 61 days’ prior notice to the Company, to change the limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such holder’s warrant. Any exercise of the Bridge Warrants resulting in a number of shares in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise shall be deemed null and void and shall be cancelled ab initio.

On September 8, 2022, we entered into an amendment to the Bridge Warrants, which we refer to as the Bridge Warrant Amendment No. 1. The Bridge Warrant Amendment No. 1 amended the Bridge Warrants by (i) increasing the number of shares of Common Stock for which the Bridge Warrants are exercisable from a total of 1,365,960 shares to a total of 1,683,470 shares, (ii) lowering the exercise price to $4.25 per share, (iii) providing that, until June 15, 2023, the exercise price will be further adjusted whenever the Company issues shares of Common Stock for consideration per share that when multiplied by 1.25 is less than the exercise price then in effect, subject to certain exceptions, (iv) confirming that, for purposes of the Bridge Warrants, the value of each share of Common Stock and each IPO Warrant was deemed to be $4.125 and $0.125, respectively, (v) providing that the number of shares of Common Stock underlying the Bridge Warrants will only be adjusted if the Company (a) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (b) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (c) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, and (vi) amending the formula for calculating Black Scholes values.

On February 3, 2023, we entered into a second amendment to the Bridge Warrants, which we refer to as the Bridge Warrant Amendment No. 2. The Bridge Warrant Amendment No. 2 amended the Bridge Warrants by (i) lowering the exercise price of $4.25 for a period of ten (10) business days beginning February 3, 2023 and ending February 16, 2023 (the “Limited Period”), during which period the exercise price was set at $1.00, subject to adjustments set forth in the Bridge Warrant; (ii) providing that during the Limited Period, the holder was able, in its sole discretion, to elect a cashless exercise of the Bridge Warrant in whole or in part, pursuant to which the holder received a net number of shares of Common Stock equal to one-third of the total number of shares into which the Bridge Warrant could otherwise have been exercised; and (iii) removing the exercise price adjustment provisions of the Bridge Warrants with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits. Additionally, the Bridge Warrant Amendment No. 2 provided that in the event that the aggregate number of shares of Common Stock to be received by a holder upon an exercise of its Bridge Warrant during the Limited Period would result in such holder’s receiving shares of Common Stock in excess of its applicable Bridge Maximum Percentage, in lieu of delivery of shares of Common Stock in excess of the Bridge Maximum Percentage, the holder would receive such excess shares as pre-funded warrants substantially in the form of the Pre-Funded Bridge Warrants, with certain exercise price adjustment provisions removed. Further, the Bridge Warrant Amendment No. 2 included a waiver of Section 4(w) of the Bridge SPA, which placed certain restrictions on the Company’s ability to issue securities for a specified period of time.

During the Limited Period, Bridge Warrants were exercised for (i) a total of 1,172,304 shares of Common Stock at an exercise price of $1.00 per share or pursuant to cashless exercises in which the holder received a net number of shares of Common Stock equal to one-third of the total number of shares with respect to which the Bridge Warrant was exercised and (ii) the Remaining Pre-Funded Bridge Warrant to purchase 150,000 shares of Common Stock. At the end the Limited Period, Remaining Bridge Warrants to purchase a total of 298,667 shares of Common Stock remained outstanding, with the exercise price adjusted back to $4.25 per share, subject to future adjustments as set forth in the Remaining Bridge Warrants.

The exercise price of the Remaining Bridge Warrants (as amended by the Bridge Warrant Amendment No. 1 and the Bridge Warrant Amendment No. 2) is subject to adjustment for certain events such as stock dividends, splits, and reverse splits or other combinations, but not otherwise as the result of issuances of additional securities by the Company, even if such issuances are at prices below the exercise price of the Bridge Warrants. Upon an adjustment of the exercise price as a result of a stock dividend, split, reverse split, combination or similar event, the number of shares of Common Stock to be received shall be proportionately adjusted. Otherwise, there are no antidilution provisions that result in adjustments to the number of shares of Common Stock to be received upon exercise of the Bridge Warrants.

All Pre-Funded Bridge Warrants that were issued upon conversion of the Bridge Notes have been exercised in full and are no longer outstanding as of the date of this prospectus, although the Remaining Pre-Funded Bridge Warrant issued in connection with Bridge Warrant Amendment No. 2 remains outstanding. For more information regarding the Bridge Warrants, please see “ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness—2021 Bridge Financing”.

$1.5M Lender Warrants

In November 2021, we issued the $1.5M Lender Warrants exercisable for 4,545 shares of our Common Stock to noteholders of the $1.5M Notes as consideration for the extension of the maturity of the $1.5M Notes to January 31, 2023. The $1.5M Lender Warrants expire on October 12, 2026. The exercise price of the $1.5M Lender Warrants was $2.89 per share as of June 1, 2023.

$1M Lender Warrants

In November 2021, we also issued warrants to purchase 15,152 shares of our Common Stock, which we refer to as the $1M Lender Warrants, to the lenders of the $1M Notes as consideration for the extension of the maturity of the $1M Loan and Security Agreement to September 30, 2022. The $1M Loan and Security Agreement was further amended in May 2022 to extend the maturity date to September 30, 2023 and amended again in January 2023 to (i) further extend the maturity date of the portion of the $1M Notes issued to one lender (in the principal amount of $0.5 million) to March 31, 2024 and (ii) further extend the maturity date of the remaining portion of the $1M Notes issued to the other lender (in the principal amount of $0.5 million) to September 30, 2024. The exercise price of the $1M Lender Warrants was $2.89 per share as of June 1, 2023.

IPO Warrants

The following summary of certain terms and provisions of the IPO Warrants that were included in the IPO Units issued in the IPO, plus the additional IPO Warrants issued as a result of the exercise, in part, of the underwriter’s over-allotment option in the IPO, is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent, and the form of warrant, both of which are included as exhibits to the registration statement of which this prospectus is a part.

Exercisability. The IPO Warrants are exercisable at any time until 5:00 P.M. New York City time on June 17, 2027. The IPO Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the IPO Warrants under the Securities Act, is effective and available for the issuance of such shares of Common Stock, or an exemption from registration under the Securities Act is available for the issuance of such shares of Common Stock, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the Common Stock underlying the IPO Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such Common Stock, the holder may, in its sole discretion, elect to exercise the IPO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the IPO Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of an IPO Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. We will not effect the exercise of any portion of the IPO Warrants, and the holder will not have the right to exercise any portion of the IPO Warrants, and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the holder together with its affiliates and certain other persons specified in the IPO Warrants collectively would own beneficially in excess of 4.99% (or, upon election by a holder prior to the issuance of any IPO Warrants, 9.99%) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Exercise Price. The exercise price per share purchasable upon exercise of the IPO Warrants is $4.25 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent. The IPO Warrants were issued in registered form under a warrant agent agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The IPO Warrants shall be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our shares of Common Stock, the holders of the IPO Warrants will be entitled to receive upon exercise of the IPO Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the IPO Warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the IPO Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of an IPO Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the IPO Warrant.

Governing Law. The IPO Warrants and the warrant agent agreement are governed by New York law.

IPO Underwriter Warrants

At the consummation of the IPO, we issued warrants to the underwriter, or the IPO Underwriter Warrants, to purchase 105,000 shares of Common Stock, representing 7.0% of the aggregate number of shares of Common Stock underlying the IPO Units sold in the IPO. The IPO Underwriter Warrants expire at 5:00 P.M. New York City time on June 17, 2027, have an exercise price equal to $4.25, which is equal to 100% of the public offering price per IPO Unit in the IPO, provide for a “cashless” exercise, and contain certain antidilution adjustments (but excluding any price based antidilution). The IPO Underwriter Warrants contain provisions for unlimited “piggyback” registration rights for a period of no greater than three (3) years from the date of the IPO in compliance with FINRA Rule 5110(g)(8)(D). Pursuant to FINRA Rule 5110I, the IPO Underwriter Warrants and any shares of Common Stock issued upon exercise of the IPO Underwriter Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days beginning on the date of commencement of sales of the IPO, except certain transfers of such securities, including: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the IPO and the officers or partners thereof, if all securities so transferred remain subject to lock-up restriction set forth in Section 4(a) of the IPO Underwriter Warrants for the remainder of the time period; (iii) if the aggregate amount of our securities held by the IPO underwriter or related persons do not exceed 1% of the securities offered in the IPO; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth in Section 4(a) of the IPO Underwriter Warrants for the remainder of the time period.

Options

We previously granted certain of our employees and board members stock option awards where vesting is contingent upon a service period, as we believe that such awards better align the interests of our employees with those of our shareholders. Such stock option awards were granted with an exercise price equal to or above the market price of our Common Stock at the date of grant. Certain stock option awards provide for accelerated vesting if there is a change in control, as defined in the option agreement. Stock options may not, subject to certain limited exceptions, be exercised when an employee leaves our Company. Where option awards were granted based on service periods, they generally vest quarterly based on three years of continuous service for executive directors and employees, or 12 months continuous service for directors and have 10-year contractual terms. At June 1, 2023, there were time-based options to purchase a total of 1,182,912 shares of Common Stock at an average exercise price of $3.29 per share.

We also previously granted stock option awards where vesting is contingent upon meeting various departmental and/or company-wide performance goals, including, in some instances, FDA and/or CE Mark regulatory approval and/or certain EBITDA and funding thresholds. Such performance-based stock options are expected to vest when the performance criteria and metrics have been met. These stock options have a term of ten years. At June 1, 2023, there were performance-based options to purchase a total of 578,207 shares of Common Stock at an average exercise price of $5.17 per share.

Equity Incentive Plan

See “Executive Compensation—2023 Equity Incentive Plan” section above.

Antidilution Provisions

As of June 1, 2023, 1,704,607 shares of Common Stock issuable upon conversion of the Series C Preferred Stock were subject to antidilution protection provisions. The holders of these securities may be entitled to receive additional shares of Common Stock upon conversion of the Series C Preferred Stock.

Lock-up Agreements

Each of our executive officers and directors agreed with the underwriter in the IPO, subject to certain customary exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any Common Stock or securities convertible into, exchangeable or exercisable for any Common Stock, without the prior written consent of the representative, for a period ending June 15, 2023, which is 12 months after the date of the underwriting agreement. As of the date of this prospectus, a total of 1,171,522 shares of our Common Stock are subject to lock-up agreements, all of which were entered into in connection with the IPO.

In connection with this offering, we have agreed with the placement agent not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any securities or file any registration statement or amendment or supplement thereto, other than this prospectus or filing a registration statement on Form S-8 in connection with any equity incentive plan, for a period from the date of this prospectus until seventy-five (75) days from the final closing date without the prior written consent of the placement agent. Our officers and directors have agreed with the placement agent not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our securities for a period from the date of this prospectus to six (6) months from the final closing without the prior written consent of the placement agent. See “Plan of Distribution—Lock-Up Agreements” for additional information.

Registration Rights

We previously granted certain registration rights to the holders of the Series C Preferred Stock. Under the terms of this registration rights agreement, which we refer to as the Series C Registration Rights Agreement, the holders of the Series C Preferred Stock owning not less than 30% of (i) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above, referred to herein as the Series C Registrable Securities, and the anticipated aggregate offering price, net of certain expenses, would exceed $10 million, may demand that we file a registration statement relating to the Series C Registrable Securities owned by the holders who have demanded such registration. In addition, if at any time when we are eligible to use a registration statement on Form S-3, we receive a request from holders of at least twenty-five percent (25%) of the Series C Registrable Securities then outstanding that we file a registration statement on Form S-3 with respect to outstanding Series C Registrable Securities of such holders having an anticipated aggregate offering price, net of certain expenses, of at least $3 million, then we will be required to file a registration statement relating to the resale of the Series C Registrable Securities owned by such holders. Finally, if we propose to register (including, for this purpose, a registration effected by us for shareholders other than the holders of the Series C Preferred Stock) any of the Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, we are required to give each holder of Series C Registrable Securities notice of such registration and such holders may include their Series C Registrable Securities in such registration statement. In March 2022, we entered into written waiver agreements with the requisite holders of our Series C Preferred Stock whereby such holders agreed, on behalf of all holders of Series C Preferred Stock, to waive their right to include their Series C Registrable Securities in the registration statement of which this prospectus forms a part.

Anti-takeover Effects of Certain Provisions of Our Certificate of Formation, Bylaws and Texas Law

Our Certificate of Formation and Bylaws and the TBOC contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by shareholders.

Authorized but unissued capital stock

Texas law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which apply so long as our securities are listed on the Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may generally issue shares of Preferred Stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of Preferred Stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved shares of Common Stock or Preferred Stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

Our Certificate of Formation provides that our Board of Directors be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our Board of Directors. Our Certificate of Formation and Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Removal of directors; vacancies

Under the TBOC, unless otherwise provided in our Certificate of Formation, directors serving on a classified board may be removed by the shareholders only for cause. Our Certificate of Formation provides that directors may be removed only for cause. In addition, our Certificate of Formation also provides that, subject to the rights granted to one or more series of Preferred Stock then outstanding, any vacancy occurring in our Board of Directors may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of a majority of the directors then in office (even if the remaining directors constitute less than a quorum of the Board of Directors), and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.

No cumulative voting

Under Texas law, the right to vote cumulatively does not exist unless the certificate of formation specifically authorizes cumulative voting. Our Certificate of Formation does not authorize cumulative voting. Therefore, shareholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special shareholder meetings

Our Certificate of Formation provides that special meetings of our shareholders may be called at any time by the Board of Directors, the chairman of the Board of Directors or the chief executive officer of the Company. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for advance notification of director nominations and shareholder proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a shareholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 75 days nor more than 100 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our Bylaws also specify requirements as to the form and content of a shareholder’s notice. Our Bylaws allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Shareholder action by written consent

Our Certificate of Formation provides that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders only with the unanimous written consent of our shareholders.

Amendment and restatement of bylaws

Our Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Texas and our Certificate of Formation.

The combination of the classification of our Board of Directors and the lack of cumulative voting will make it more difficult for shareholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ rights of appraisal and payment

Under the TBOC, with certain exceptions, our shareholders will have appraisal rights in connection with a merger, a sale of all or substantially all of our assets, an interest exchange or a conversion. Pursuant to the

TBOC, shareholders who properly request and perfect appraisal rights in connection with such merger, sale of all or substantially all of our assets, interest exchange or conversion will have the right to receive payment of the fair value of their shares as agreed to between the shareholder and the Company or, if they are unable to reach agreement, as determined by the State District Court in Tarrant County, Texas.

Shareholders’ derivative actions

Under the TBOC, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action (i) is a holder of our shares at the time of the transaction to which the action relates or such shareholder became a shareholder by operation of law from a person that was a shareholder at the time of the transaction to which the action relates and (ii) fairly and adequately represents the interests of the Company in enforcing the right of the Company.

Limitations on liability and indemnification of officers and directors

The TBOC authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties (other than breaches of the directors’ duty of loyalty to corporations or their shareholders), subject to certain exceptions. Our Certificate of Formation includes a provision that limits the personal liability of directors for monetary damages for an act or omission in the director’s capacity as a director to the fullest extent permitted by Texas law. However, exculpation will not apply to any director if the director has acted in bad faith, engaged in intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions, derived an improper benefit from his or her actions as a director or engaged in an act or omission for which the liability of the director is expressly provided by an applicable statute.

Our Certificate of Formation provides that we must indemnify our directors and officers to the fullest extent authorized by the TBOC. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Formation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. As of June 1, 2023, there is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Business combinations

Under Title 2, Chapter 21, Subchapter M of the TBOC, we may not engage in certain “business combinations” with any “affiliated shareholder,” or any affiliate or associate of the affiliated shareholder for a three-year period following the time that the shareholder became an affiliated shareholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an affiliated shareholder; or

•

not less than six months after the affiliated shareholders’ share acquisition date, the business combination is approved by the affirmative vote at a meeting, and not by written consent, of holders of at least 662/3% of our outstanding voting shares that are not owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder.

Generally, a “business combination” includes a merger, asset or stock sale or other similar transaction. Subject to certain exceptions, an “affiliated shareholder” is a person who beneficially owns (as determined pursuant to Title 2, Chapter 21, Subchapter M of the TBOC), or within the previous three years beneficially owned, 20% or more of our outstanding voting shares. For purposes of this section only, “voting share” has the meaning given to it in Title 2, Chapter 21, Subchapter M of the TBOC.

Under certain circumstances, this provision will make it more difficult for a person who would be an “affiliated shareholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board of Directors because the shareholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in such shareholder becoming an affiliated shareholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Listing

Our Common Stock and the IPO Warrants are listed on the Nasdaq Capital Market under the symbol “HSCS” and “HSCSW,” respectively.

Transfer agent, warrant agent and registrar

The transfer agent, warrant agent and registrar for our Common Stock and IPO Warrants is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

The material terms of our Common Stock are described under the caption “Description of Our Securities” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF

COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the shares of Common Stock (which we sometimes refer to as our “securities” and holders thereof as “holders”), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or government organizations;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	certain U.S. expatriates, citizens or former long-term residents of the United States;

•

persons who hold our shares of Common Stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

•	persons who do not hold our Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•	persons deemed to sell our Common Stock or Warrants under the constructive sale provisions of the Code;

•	pension plans;

•	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	integral parts or controlled entities of foreign sovereigns;

•	controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

•	persons that acquire our Common Stock or Warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our securities, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our securities.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our securities that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as a United States person under the Code.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our securities that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our Common Stock. In the event that we do make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of our securities issued pursuant to this offering. All prospective non-U.S. holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the IRS and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our securities.

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Maxim Group LLC is acting as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. We and the placement agent intend to enter into a placement agency agreement with respect to the shares of Common Stock being offered hereby. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into one or more securities purchase agreements directly with the investors, at each investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement will provide that the placement agent’s obligations are subject to conditions contained in the placement agency agreement and the securities purchase agreement, as applicable.

We will deliver the shares of Common Stock being issued to the investors upon receipt of investor funds for the purchase of the shares of Common Stock offered pursuant to this prospectus. We anticipate that the initial delivery of the shares of Common Stock being offered pursuant to this prospectus on or about ________, 2023.

Placement Agent Fees, Commissions and Expenses

Upon each closing, we will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the Securities in the offering. Pursuant to the placement agency agreement, we will agree to reimburse the placement agent for its expenses payable by us, in an aggregate amount not to exceed $100,000 in the event of a closing of this offering, and up to $50,000 in the event that there is not a closing of this offering.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Share of Common Stock	Total
Public offering price	$	$
Placement agent fees (7.0%)	$	$
Proceeds, before expenses, to us	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent commission, will be approximately $_____, all of which are payable by us. This figure includes, among other things, the placement agent’s fees and expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel), based on the maximum amount incurred by the placement agent, for which we may be responsible for.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement and to contribute to payments that the placement agent may be required to make for these liabilities.

Placement Agent Warrants

We have also agreed to issue to the placement agent (or its permitted assignees) placement agent warrants to purchase a number of shares of Common Stock equal to 4.0% of the shares of Common Stock sold in this offering (the shares of Common Stock issuable upon exercise of placement agent warrants, the “placement agent warrant shares”), which placement agent warrants will be exercisable, in whole or in part, commencing on the six-month anniversary of the date of this prospectus and will expire five years from date of this prospectus, at an exercise price equal to 110% of the public offering price of the shares of Common Stock sold in this offering. The placement agent warrants and the placement agent warrant shares are also being registered on the registration statement of which this prospectus forms a part. The placement agent warrants provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of Common Stock, for a period of five years from the commencement of this offering. The placement agent warrants and the placement agent warrant shares will be deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The placement agent (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the placement agent warrants or the placement agent warrant shares, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the placement agent warrants or the placement agent warrant shares for a period of 180 days from the commencement of sales of this offering, except to any FINRA member participating in the offering, their officers or partners, associated persons or affiliates. The placement agent warrants will provide for adjustment in the number and price of such placement agent warrants and the placement agent warrant shares to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual public offering price of the shares of Common Stock we are offering will be determined by negotiations between us, the placement agent and the investors in the offering; among the factors considered in determining such public offering price are our historical performance and capital structure, prevailing market conditions, and overall assessment of our business.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Lock-Up Agreements and Trading Restrictions

We have agreed with the placement agent not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any securities or file any registration statement or amendment or supplement thereto, other than this prospectus or filing a registration statement on Form S-8 in connection with any equity incentive plan, for a period from the date of this prospectus until seventy-five (75) days from the final closing date without the prior written consent of the placement agent. Our officers and directors have agreed to a “lock-up” from the date of this prospectus to six (6) months from the final closing that they beneficially own, including the issuance of Common Stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of six (6) months following the final closing date, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the placement agent.

The placement agent has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the placement agent may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

Our Common Stock is listed on the Nasdaq Stock Market under the symbol “HSCS”.

Other Relationships

The placement agent and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the course of its businesses, the placement agent and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, and except as set forth in this section, the placement agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

Notice to Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression” Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The placement agent has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Investors in the European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the

Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

Notice to Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum (as it may be amended from time to time, the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum, collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Notice to Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Investors in the Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Notice to Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Investors in Taiwan

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan (“FSCT”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the FSCT. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (the “CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Foley Shechter Ablovatskiy LLP, New York, New York. Certain legal matters in connection with this offering will be passed on for the placement agent by Sullivan & Worcester LLP of New York, New York.

EXPERTS

Our consolidated financial statements as of April 30, 2022 and 2021, and for the years then ended and related notes, included in this prospectus and the registration statement of which it forms apart have been so included in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, which included an explanatory paragraph about our ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to the securities we are offering pursuant to this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the contract, agreement or other document summarized, but are not complete descriptions of all terms of those contracts, agreements or other documents. If we filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you may read the contract, agreement or other document itself for a complete description of its terms. Each statement in this prospectus relating to a contract, agreement or other document filed as an exhibit is qualified in all respects by the filed exhibit.

You can read our SEC filings, including the registration statement, annual, quarterly and special reports and proxy statements, as well as other information over the Internet at the SEC’s website at www.sec.gov or by visiting our website that we maintain at www.heartsciences.com where you may access the same free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our securities.

GLOSSARY OF TERMS

The following definitions shall apply to the terms used in this prospectus.

Terms Used by and for United States Federal Regulators and Regulations

“510(k)” means a premarket notification submission to the FDA for determination that a medical device is substantially equivalent to another legally U.S. marketed medical device prior to such device being marketed.

“CDC” means the U.S. Centers for Disease Control and Prevention.

“Class II” means a classification of medical devices that are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include submission of a 510(k), performance standards, post-market surveillance, patient registries and FDA guidance documents.

“CMS” means U.S. Centers for Medicare & Medicaid Services.

“De Novo” means the process for obtaining authorization from the FDA of a novel medical device that is low to moderate risk for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device. Devices that are classified (or re-classified) into Class II through a De Novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions, when applicable.

“FDA” means the U.S. Food and Drug Administration.

“FINRA” means the Financial Industry Regulatory Authority.

“HHS” means the U.S. Health and Human Services—Office of the Inspector General.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“SEC” means the U.S. Securities and Exchange Commission.

Terms Used in Jurisdictions Other Than the U.S.

“CE Mark” means Conformité Européene Mark.

Terms Used for Medical and Medical Device Related Purposes

“AI” means artificial intelligence.

“CAD” means coronary artery disease.

“CPT” means Current Procedural Terminology.

“diastolic phase” means the period of the heart’s relaxation or filling phase (as opposed to the heart’s period of contraction or pumping phase called “systolic”) of a heartbeat.

“diastolic dysfunction” means impaired left ventricular relaxation and elevated filling pressures during the diastolic phase.

“ECG” means electrocardiogram or electrocardiograph as appropriate, which is also known by the acronym “EKG.”

“echo” means an echocardiogram.

“LV” means left ventricular.

“LVD” means left ventricular dysfunction.

“LVDD” means left ventricular diastolic dysfunction.

“sensitivity” means the true positive rate or the percentage probability of a positive test result identifying patient with a condition as compared to the gold standard test which in our case is an echo.

Terms Used in Connection with Our Company and Products

“$1.5M Lender Warrants” means the warrants issued to holders of the $1.5M Notes as consideration for the extension of the maturity of the $1.5M Notes.

“$1.5M Notes” means our 12% secured subordinated convertible promissory notes in the aggregate principal amount of $1.5 million issued to accredited investors between December 2020 and April 2021.

“$130K Note” means our private placement on August 12, 2019 with FRV, an accredited investor, of an unsecured drawdown convertible promissory note in the amount of $130,000.

“$1M Lender Warrants” means the warrants issued to holders of the $1M Notes as consideration for the extension of the maturity of the $1M Notes.

“$1M Loan and Security Agreement” means the Loan and Security Agreement entered into by and among the Company, FRV and John Q. Adams, Sr. in April 2020 in connection with the $1M Notes, as amended by Amendment No. 1 dated September 30, 2021, Amendment No. 2 dated November 3, 2021, Amendment No. 3 dated May 24, 2022 and Amendment No. 4 dated January 24, 2023.

“$1M Notes” means our 12% secured, non-convertible promissory notes payable to FRV and John Q. Adams, Sr. in the aggregate principal amount of $1 million, as amended and restated.

“Certificate of Designations” means our Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock of Heart Test Laboratories, Inc., as filed with the Secretary of State of the State of Texas on March 12, 2019.

“Investor Warrants” means all outstanding warrants to purchase 56,726 shares of our Common Stock issued in connection with funding or as consideration for services rendered to the Company and excludes the Bridge Warrants, Pre-Funded Bridge Warrants, $1M Lender Warrants and $1.5M Lender Warrants.

“IPO Underwriter Warrants” means the warrants to purchase an aggregate of 105,000 shares of Common Stock that were issued to the underwriter in the IPO as a portion of the underwriting compensation payable in connection with the IPO.

“IPO Warrants” means all outstanding warrants to purchase shares of our Common Stock that were issued as part of the IPO Units in the IPO plus additional warrants to purchase 225,000 shares of Common Stock that were issued in the IPO as a result of the underwriter’s exercise of its over-allotment option in part.

“IT” means our information technology.

“MyoVista” means the MyoVista wavECG device.

“Series A Preferred Stock” means our Series A convertible preferred stock, par value $0.001 per share, all outstanding shares of which converted to Common Stock in connection with our IPO.

“Series B Preferred Stock” means our Series B convertible preferred stock, par value $0.001 per share, all outstanding shares of which were cancelled in connection with our IPO.

“Series C Preferred Stock” means our Series C convertible preferred stock, par value $0.001 per share.

Terms Used in Connection with Our 2021 Bridge Financing

“2021 Bridge Financing” means our private placement, pursuant to a securities purchase agreement, with a lead investor and additional accredited investors of the Bridge Notes, Pre-Funded Bridge Warrants and Bridge Warrants from December 2021 through February 2022, which were issued to such lead investor and additional accredited investors in exchange for the secured subordinated convertible notes and warrants issued to them in an initial closing of a private placement in October 2021.

“2021 Bridge Securities” means, collectively, the Bridge Notes, the Pre-Funded Bridge Warrants and Bridge Warrants.

“Bridge Attribution Parties” are any Bridge Purchaser, together with its affiliates and any other person acting as a group as defined under Section 13(d) of the Exchange Act with regard to determining Bridge Maximum Percentage.

“Bridge Notes” means the 8% secured Senior Subordinated Convertible Loan Notes we sold to Bridge Purchasers pursuant to the Bridge SPA.

“Bridge Purchasers” means the accredited investors who purchased our securities pursuant to the Bridge SPA.

“Bridge SPA” means the Securities Purchase Agreement we entered into with the Bridge Purchasers in connection with the 2021 Bridge Financing.

“Bridge Warrant Amendment No. 1” means Amendment No. 1 to Bridge Warrant by and between Heart Test Laboratories, Inc. and the lead investor under the Bridge SPA, dated September 8, 2022.

“Bridge Warrant Amendment No. 2” means Amendment No. 2 to Bridge Warrant by and between Heart Test Laboratories, Inc. and the lead investor under the Bridge SPA, dated February 3, 2023.

“Bridge Warrants” means the warrants to purchase our Common Stock issued along with the Bridge Notes pursuant to the Bridge SPA. The term “Bridge Warrants” does not include the Pre-Funded Bridge Warrants.

“Bridge Maximum Percentage” means the beneficial ownership in excess of 4.99% of the number of shares of the Common Stock outstanding immediately prior to, and immediately after giving effect to, the conversion of all or any portion of the Bridge Notes as applied to Bridge Attribution Parties unless a holder has notified the Company that it has elected to increase the Bridge Maximum Percentage to 9.99%.

“Pre-Funded Bridge Warrants” means the warrants issued as a result of the number of shares of Common Stock issued to a Bridge Purchaser upon conversion of in the Bridge Notes being in excess of the Bridge Maximum Percentage.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Heart Test Laboratories, Inc. dba HeartSciences
Southlake, Texas
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Heart Test Laboratories, Inc. dba HeartSciences (the “Company”) as of April 30, 2022 and 2021, the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended April 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended April 30, 2022, in conformity with U.S. generally accepted accounting principles.
Emphasis of Matter – Initial Public Offering
Subsequent to April 30, 2022, the Company completed an initial public offering of common stock and concurrent conversion of debt and preferred stock to common stock. Refer to Notes 2, 4, and 5 for details.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses, negative cash flows from operations, limited capital resources, and a net stockholders’ deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haskell & White LLP

HASKELL & WHITE LLP
We have served as the Company’s auditor since 2021.
Irvine, California
July 29, 2022

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Balance Sheets

	April 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$918,260	$723,481
Accounts receivable	2,321	—
Inventory	674,139	750,774
Prepaid expenses	49,383	94,750
Other current assets	40,374	69,037
Deferred offering costs	246,400	—

Total current assets	1,930,877	1,638,042
Property and equipment, net	70,035	94,669
Right-of-use assets, net	88,535	194,660

TOTAL ASSETS	$2,089,447	$1,927,371

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$694,745	$335,781
Accrued expenses	1,053,636	288,927
Operating lease liabilities	90,968	107,632
Current portion of notes payable	1,630,000	130,000
PPP loans payable	—	250,200
Other current liabilities	1,220	1,220

Total current liabilities	3,470,569	1,113,760
LONG-TERM LIABILITIES
Notes payable	4,441,807	2,500,000
Accrued expenses	232,868	132,234
Operating lease liabilities	—	90,967

Total long-term liabilities	4,674,675	2,723,201

TOTAL LIABILITIES	8,145,244	3,836,961

COMMITMENTS AND CONTINGENCIES (NOTE 2, 5, and 10)
STOCKHOLDERS DEFICIT
Series A, B, and C convertible preferred stock, $0.001 par value, 20,000,000 shares authorized and 620,000 designated; 483,265 shares issued and outstanding as of April 30, 2022 and 2021, respectively	483	483
Common stock, $0.001 par value, 500,000,000 shares authorized; 3,323,942 shares issued and outstanding as of April 30, 2022 and 3,313,841 shares issued and outstanding as of April 30, 2021.	3,323	3,313
Additional paid-in capital	48,343,305	47,661,262
Accumulated deficit	(54,402,908)	(49,574,648)

TOTAL STOCKHOLDERS DEFICIT	(6,055,797)	(1,909,590)

TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT	$2,089,447	$1,927,371

The accompanying notes are an integral part of these financial statements.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Statement of Operations

	April 30,
	2022	2021
Revenue	$14,373	$25,604
Cost of sales	7,890	10,665

Gross margin	6,483	14,939

Operating expenses:
Research and development	3,001,532	1,708,447
Selling, general and administrative	1,714,350	874,620
Gain on disposal of property and equipment	—	(1,663)

Total operating expenses	4,715,882	2,581,404

Loss from operations	(4,709,399)	(2,566,465)

Other income (expense)
Interest expense	(371,619)	(132,454)
Gain on extinguishment of debt	250,200	250,200
Other income	2,558	—
Other expense	—	(3,451)

Total other income (expense)	(118,861)	114,295

Net loss	$(4,828,260)	$(2,452,170)

Net loss per share, basic and diluted	$(1.45)	$(0.74)

Weighted average common shares outstanding, basic and diluted	3,318,892	3,313,841

The accompanying notes are an integral part of these financial statements.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Statements of Stockholders’ Deficit
for the Years ended April 30, 2022 and 2021

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Convertible Preferred	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Shares	Amount
BALANCES AT APRIL 30, 2020	10,000	$10	10,000	$10	455,265	$455	$475	3,313,841	$3,313	$47,434,241	$(47,122,478)	$315,551
Stock based compensation—management & other employees	—	—	—	—	—	—	—	—	—	16,929	—	16,929
Stock based compensation—non-employee advisers	—	—	—	—	—	—	—	—	—	7,746	—	7,746
Warrants issued to non-employees	—	—	—	—	—	—	—	—	—	2,354	—	2,354
Series C convertible preferred stock issued to investors	—	—	—	—	8,000	8	8	—	—	199,992	—	200,000
Net loss	—	—	—	—	—	—	—	—	—	—	(2,452,170)	(2,452,170)

BALANCES AT APRIL 30, 2021	10,000	10	10,000	10	463,265	463	483	3,313,841	3,313	47,661,262	(49,574,648)	(1,909,590)
Common stock issued to non-employees	—	—	—	—	—	—	—	10,101	10	34,990	—	35,000
Stock based compensation—management & other employees	—	—	—	—	—	—	—	—	—	68,396	—	68,396
Warrants issued to non-employees	—	—	—	—	—	—	—	—	—	578,657	—	578,657
Net loss	—	—	—	—	—	—	—	—	—	—	(4,828,260)	(4,828,260)

BALANCES AT APRIL 30, 2022	10,000	$10	10,000	$10	463,265	$463	$483	3,323,942	$3,323	$48,343,305	$(54,402,908)	$(6,055,797)

The accompanying notes are an integral part of these consolidated financial statements.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Statements of Cash Flows

	For the Years ended April 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,828,260)	$(2,452,170)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	26,566	32,967
Amortization	—	644
Amortization of debt discounts and deferred financing costs	156,719	—
Stock-based compensation	68,396	24,675
Stock issued for note facility fee	35,000	—
Warrants issued for note extensions	22,890	—
Gain on extinguishment of debt	(250,200)	(250,200)
Loss on disposal of property and equipment	—	1,663
Changes in current assets and liabilities:
Accounts receivable	(2,321)	—
Inventory	76,635	106,234
Prepaid and other current assets	72,524	20,972
Deferred offering costs	(246,400)	—
Accounts payable	358,964	(20,651)
Accrued liabilities	865,343	83,572

Net cash used in operating activities	(3,644,144)	(2,452,294)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,932)	(712)

Net cash used in investing activities	(1,932)	(712)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series C preferred convertible stock, net of issuance costs	—	200,000
Proceeds from issuance of bridge convertible notes, net of discount	4,226,000	—
Deferred financing costs	(385,145)	—
Proceeds from shareholder note	500,000	700,000
Proceeds from convertible promissory note	—	1,529,434
Proceeds from PPP loan	—	250,200
Repayment of shareholder note	(500,000)	—

Net cash provided by investing activities	3,840,855	2,679,634

Net change in cash and cash equivalents during the year	194,779	226,628
Cash and cash equivalents, beginning of year	723,481	496,853

Cash and cash equivalents, end of year	$918,260	$723,481

NON-CASH FINANCING ACTIVITIES:
Issuance of common stock warrants in connection with bridge financing	$555,767	$—

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Note 1—Organization and Operations
Heart Test Laboratories, Inc. d/b/a HeartSciences (“HeartSciences” or the “Company”) is a medical technology company specializing in cardiovascular diagnostic technology. The Company is a Texas
C-Corporation
and is headquartered in Southlake, Texas.
HeartSciences’ initial focus is on applying novel technology to extend the clinical indications for use of an electrocardiograph (“ECG”) device. Its first device, the MyoVista is an ECG which can be used in a wide range of clinical settings and provides diagnostic information to a qualified healthcare professional on cardiac dysfunction which has traditionally only been provided using cardiac imaging. In addition, the MyoVista provides conventional ECG information. The Company plans to market its device both domestically and internationally to various hospitals, clinics, and medical centers and manufacture the devices using outsourced production facilities. To date the Company has had small amounts of revenue from key opinion leader engagement and establishment of distributor relationships outside the United States during the development and product improvement phase of the MyoVista. There have been a number of published clinical studies that have validated the MyoVista technology and the Company is preparing to seek U.S. Food and Drug Administration (“FDA”) clearance of the MyoVista during the fiscal year ending April 30, 2023.
On June 3, 2022, the Company filed a Certificate of Amendment to the Amended and Restated Certificate of Formation with the Secretary of the State of Texas to effect a 1-for-33 reverse stock split of its outstanding shares of common stock, with an effective date of June 10, 2022. As a result of the reverse stock split, every 33 shares of the Company’s issued and outstanding pre-reverse split common stock were combined into one share of common stock, except to the extent that the reverse stock split resulted in any of the Company’s shareholders owning a fractional share, which was rounded up to the next highest whole share if such fraction was equal to or greater than one-half. In connection with the reverse stock split, there was no change in the par value per share of $0.001. All share and per share numbers have been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.
Note 2—Liquidity, Going Concern, and Other Uncertainties
The Company is subject to a number of risks similar to those of early-stage companies, including dependence on key individuals and products, the difficulties inherent in the development of a commercial market, the need to obtain additional capital, competition from larger companies, and other technologies.
At April 30, 2022, the Company had an accumulated deficit of $54.4 million and stockholder’s deficit of $6.1 million. In addition, the Company has generated recurring losses and negative cash flows from operations since its inception and has a working capital deficiency. Based on these factors there is a substantial doubt regarding the Company’s ability to continue as a going concern.
In June 2022, the Company raised approximately $5.2 million in net proceeds from the completion of the initial public offering (the “IPO”) (see Note 6). The Company’s forecasts and cashflow projections indicate that current resources would be insufficient to support operations significantly beyond the second calendar quarter of 2023 and repay the $1M Notes as they fall due in September 2023 (see Note 4). Additionally, the FDA can delay, limit or deny clearance of a medical device for many reasons outside the Company’s control which may involve substantial unforeseen costs. A negative variance in the forecasts and cashflow projections would make the Company’s ability to continue as a going concern dependent on an additional capital fund raise.
The Company’s plans include raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. Management can provide no assurance that such financing or strategic relationships will be available on acceptable terms, or at all, which would likely have a material adverse effect on the Company and its financial statements.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period.
COVID-19
In March, 2020, the World Health Organization declared a pandemic related to the rapidly spreading coronavirus
(COVID-19)
outbreak, which led to a global health emergency. The full impact of
COVID-19
remains uncertain, and the related health crisis adversely affected and may continue to adversely affect the global economy. While the extent of these disruptions have reduced, they may continue to negatively impact the Company’s results of operations and liquidity.
Note 3—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The fair value of cash and cash equivalents approximates carrying value. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation (“FDIC”).
Inventory
Inventory consists of the following:

	April 30,
	2022	2021
Raw materials	$359,965	$381,930
Sub-assemblies	345,217	414,741
Work in progress	21,741	28,250
Finished goods	28,662	296,365
Reserve for obsolescence	(81,446)	(370,512)

Total Inventory	$674,139	$750,774

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Inventory consists mainly of raw materials and components used in the current hardware build of the MyoVista. Devices and components are used for research and development purposes and device sales, which to date have been in international markets as sale of the MyoVista in the U.S. is subject to FDA clearance. The Company is partway through a new pivotal clinical validation study and device testing necessary for a revised FDA De Novo submission, which is expected to take place during the fiscal year ending April 30, 2023. The Company believes that its hardware platform is in final form, however, prior to FDA clearance and market acceptance of the MyoVista, further hardware changes could be necessary which could have an impact on net realizable values. The majority of the Company’s current inventory is intended for use to build finished products for sales both internationally and in the U.S. following regulatory clearance. Finished products do not contain materials that would degrade significantly over the useable life of the device and are considered to have a useable life of over seven years. Existing inventory related to finished devices are planned to be updated to the latest hardware revision and specifically allocated to a limited distribution for field reliability studies and are not slated for general purpose sales. On a quarterly basis, management evaluates inventory and makes specific write-offs and provides an allowance for inventory that is considered obsolete due to hardware and or software related changes. If the Company does not receive FDA clearance and/or obtain market acceptance of the MyoVista, the Company could have further material write-downs of inventory due to obsolescence in excess of the amount currently reserved.
Research and Development Expenses
In accordance with ASC Topic 730,
Accounting for Research and Development Costs,
the Company accounts for research and development expenditures, including payments to collaborative research partners and regulatory filing costs, as research and development expenses. Accordingly, all research and development costs are charged to expense as incurred.
Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives. The range of estimated useful lives used to calculate depreciation is generally 3 to 5 years. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized. When items are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in other income (expense).
Property and equipment consist of the following:

	April 30,
	2022	2021
Equipment	$379,612	$377,680
Furniture & fixtures	102,563	102,563
Leasehold improvements	32,812	32,812

Total	514,987	513,055
Less: Accumulated depreciation	(444,952)	(418,386)

Property and equipment, net	$70,035	$94,669

Depreciation expense for the years ended April 30, 2022 and 2021, was $26,566 and $32,967, respectively.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting and other fees and costs related to the Company’s IPO, are capitalized and recorded on the balance sheet. The deferred offering costs will be offset against the proceeds received from the IPO. As of April 30, 2022, the Company had recorded $246,400 of deferred offering costs on the balance sheet. The Company had no deferred offering costs recorded as of April 30, 2021.
Fair Value Measurements
The accounting guidance establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset transaction between market participants on the measurement date. Where available, fair value is based on observable market prices or is derived from such prices. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.
As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets;

•	Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

•	Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the assignment of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgement and considers factors specific to the asset or liability. The carrying amounts of the Company’s financial instruments, which primarily include cash and cash equivalents, accounts payable and accrued expenses, approximate their fair values due to their short-term nature. The carrying amounts of the Company’s existing notes payable approximate their fair values at the stated interest rates and are reflective of the prevailing market rates.
Leases
The Company determines if a contract is or contains a lease at inception or modification of a contract. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both (a) the right to obtain substantially all of the economic benefits from the use of the asset and (b) the right to direct the use of the asset.
Right-of-use
assets and liabilities are recognized based on the present value of future minimum lease payments over the expected lease term at commencement date. The Company measures and records a right-of-use
asset and lease liability based on the discount rate implicit in the lease, if known. In cases where the discount rate implicit in the lease is not known, the Company measures the right-of-use
assets and lease liabilities using a discount rate equal to the Company’s estimated incremental borrowing rate for loans with similar collateral and duration.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

The Company elected to not apply the recognition requirements to leases of all classes of underlying assets that, at the commencement date, have a lease term of 12 months or less and do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Instead, lease payments for such short-term leases are recognized in operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.
Stock-Based Compensation
The Company accounts for employee and
non-employee
share-based compensation in accordance with the provisions of ASC 718,
Compensation – Stock Compensation
. Under ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant).
The estimated fair value of common stock option awards is calculated using the Black-Scholes option pricing model, based on key assumptions such as fair value of common stock, expected volatility, and expected term. These estimates require the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the calculation of the expected term of the award, (iii) the risk-free rate and (iv) expected dividend yields. As there has not been a public market for the Company’s common stock, management has determined the expected stock price volatility at the time of grant of the option by considering a number of objective and subjective factors, including stock price volatility of comparable companies that are publicly available and based on the industry, stage of life cycle, size and financial leverage of such other comparable companies.
The Company has estimated the expected term of its common stock options using the “simplified” method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option due to its lack of sufficient historical data. The expected volatility is derived from the historical volatilities of comparable publicly traded companies over a period approximately equal to the expected term for the options. The risk-free interest rates for periods within the expected term of the option are based on the US Treasury securities with a maturity date that commensurate with the expected term of the associated award. There is no expected dividend yield since the Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future.
For stock options issued to employees and
non-employees,
the fair value of stock-based awards is recognized as compensation expense over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. The Company uses a straight-line attribution method for all grants that include only a service condition.
The Company accounts for forfeitures when they occur. Stock-based compensation expense recognized in the financial statements is reduced by actual awards forfeited.
Net Loss Per Common Share
Basic net loss per share excludes the effect of dilution and is computed by dividing the net loss attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities.
Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, convertible preferred stock, stock options, common stock subject to repurchase related to early exercise of stock options, convertible stock warrants and convertible notes

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

are considered to be potentially dilutive securities. As the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.
On June 3, 2022, the Company filed a Certificate of Amendment to the Amended and Restated Certificate of Formation with the Secretary of the State of Texas to effect a 1-for-33 reverse stock split of its outstanding shares of common stock, with an effective date of June 10, 2022. As a result of the reverse stock split, every 33 shares of the Company’s issued and outstanding pre-reverse
split common stock were combined into one share of common stock, except to the extent that the reverse stock split resulted in any of the Company’s shareholders owning a fractional share, which was rounded up to the next highest whole share if such fraction was equal to or greater than one-half.
In connection with the reverse stock split, there was no change in the par value per share of $0.001. All share and per share numbers have been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.
Common Stock Warrants
The Company grants warrants to purchase common stock in connection with financing transactions. Warrants are valued based on Black-Scholes models and the fair value is recorded to additional paid-in-capital.
Revenue Recognition
In accordance with ASC 606,
Revenue from Contracts with Customers,
revenue is recognized when a customer obtains control of promised goods or services. The guidance focuses on the core principle for revenue recognition, which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with ASC 606, which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation
A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer, through a purchase order, that defines each party’s rights regarding the products to be transferred and identifies the payment terms related to these products, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The only performance obligation is to create and ship the product and each product has separate, distinct pricing. Performance obligations are met and revenue is recognized at a point in time when the order for its goods are shipped FOB manufacturer and control is transferred.
The transaction price is determined based on the amount expected to be entitled to in exchange for transferring the product to the customer net of any transaction price adjustments. The Company’s payment terms to customers generally range from 30 to 60 days.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Payment terms fall within the
one-year
guidance for the practical expedient which allows the Company to forgo adjustment of the promised amount of consideration for the effects of a significant financing component. The Company accepts product returns at its discretion or if the product is defective as manufactured. Historically, the actual product returns have been immaterial to the Company’s financial statements. The Company elected to treat shipping and handling costs as a fulfillment cost and included them in the cost of goods sold as incurred. Costs associated with product sales include commissions. The Company applies the practical expedient and recognizes commissions as expense when incurred because the expense is incurred at a point in time and the amortization period is less than one year. Commissions are recorded as selling expense.
As of April 30, 2022 and April 30, 2021, the Company did not have any contract assets or liabilities from contracts with customers and there were no remaining performance obligations that the Company had not satisfied.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Management considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent cumulative experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to the Company for tax reporting purposes, and other relevant factors.
A valuation allowance is established if it is more likely than not that all or a portion of the net deferred tax assets will not be realized.
Accruals for uncertain tax positions are provided for in accordance with applicable accounting standards. The Company may recognize the tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgement is required in assessing the future tax consequences of events that have been recognized in the financial statements or tax returns.
Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of April 30, 2022 and April 30, 2021.
The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.
The Company is subject to income taxes in the U.S. federal jurisdiction and franchise taxes in the State of Texas. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Generally, the Company is no longer subject to income tax examinations by major taxing authorities for years before 2018.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2020-06,
Debt—Debt with Conversion and Other Options
(Subtopic
470-20)
and
Derivatives and Hedging— Contracts in Entity’s Own Equity
(Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP.
Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in
capital. The FASB decided to amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions.
The FASB observed that the application of the derivatives scope exception guidance results in accounting for some contracts as derivatives while accounting for economically similar contracts as equity. The FASB also decided to improve and amend the related EPS guidance.
The amendments in this ASU are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted ASU
2020-06
as of the reporting period beginning May 1, 2021. The adoption of this ASU did not have a material impact on the Company’s financial statements.
In October 2020, the FASB issued ASU
2020-10,
Codification Improvements,
which updates various codification topics by clarifying or improving disclosure requirements to align with the SEC’s regulations. The Company adopted ASU
2020-10
as of the reporting period beginning May 1, 2021. The adoption of this ASU did not have a material impact on the Company’s financial statements.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains its cash with high-credit quality financial institutions. At April 30, 2022 and April 30, 2021, the Company had cash balances in excess of federally insured limits of $668,260 and $473,481, respectively. The Company does not anticipate non-performance
by its financial institution. At April 30, 2022 and April 30, 2021, the Company has certain debt holders that account for 31% and 54% of the Company’s debt instruments, respectively, which are fully convertible.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Note 4 – Debt
Debt consists of the following:

	April 30,
	2022	2021
$130K Unsecured drawdown convertible promissory note	$130,000	$130,000
$1.5M Secured convertible promissory notes	1,500,000	1,500,000
$1M Notes	1,000,000	1,000,000
Bridge convertible notes, net of discounts and deferred financing costs	3,441,807	—
Payment Protection Program loans	—	250,200

	6,071,807	2,880,200
Less: current maturities	(1,630,000)	(380,200)

Notes payable, long-term	$4,441,807	$2,500,000

$130K Unsecured Drawdown Convertible Promissory Note
On August 12, 2019, the Company entered into an unsecured drawdown convertible promissory note with Front Range Ventures, LLC (“FRV”) for an aggregate amount not to exceed $130,000 (“$130K Note”). FRV is a shareholder of the Company and the Company entered into an agreement with FRV where FRV is entitled to appoint a member of the Board of Directors and a board observer so long as it holds at least 71,000 shares of Series C convertible preferred stock.
The $130K Note may be repaid at any time upon 20 days’ notice to the holder. The $130K Note is convertible into Series C convertible preferred stock at any time, upon written notice by either the holder or the Company or at maturity, at the lowest price paid for the Series C convertible preferred C stock prior to conversion, which is currently $25.00 per share. The $130K Note matures 20 days following FDA clearance of the Company’s MyoVista medical device. Under the terms of the agreement, the note is non-interest
bearing.
The $130K Note does not contain any covenants that restrict the Company’s ability to conduct business and does not contain specific events of defaults. Any breach of its terms by the Company would entitle FRV to all available rights and remedies, at law or in equity, available.
$1.5M Secured Convertible Promissory Notes
In December 2020, the Board of Directors approved the offering of a series of secured convertible promissory notes in the amount of $1,500,000 (“$1.5M Notes”). The $1.5M Notes were sold as a series to a number of different investors with $1,490,000 of the notes being sold to shareholders of the Company of which members of the Board of Directors of the Company subscribed for $30,000. The notes had an original maturity of July 31, 2022 and were subsequently amended on November 2, 2021, extending maturity to October 31, 2022. As part of the extension agreements, in November 2021, the Company issued warrants to purchase 4,545 shares of common stock of the Company which, in accordance with their terms, have an exercise price of $2.89 following the IPO.
The entire amount of the $1.5M Notes converted upon the IPO into 909,071 shares of common stock at a conversion price of $1.65 as discussed in Note 6. In accordance with their terms no interest was payable as they

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

converted prior to maturity. As of April 30, 2021 the Company had accrued $34,000 of interest in respect of the $1.5M Notes which has been credited to interest expense in the year ended April 30, 2022.
$1M Notes and Loan and Security Agreement
In April 2020, the Company entered into a loan and security agreement with FRV and John Q. Adams who are both shareholders of the Company. John Q. Adams was also a Director of the Company at the time of entering into the loan and security agreement. Each party committed to lend a principal amount of $500,000, totaling $1,000,000 and the loan was drawn in three installments of $300,000 upon execution of the loan agreement, $350,000 on or about July 2, 2020 and $350,000 on or about September 4, 2020. The loan had an original maturity date of September 30, 2021 which was amended on September 30, 2021 making the note repayable on demand. The loan was amended again on November 3, 2021, extending the maturity to September 30, 2022. As part of the extension agreement, in November 2021, the Company issued 15,152 warrants to purchase common stock of the Company at an exercise price of $2.89 following the IPO. The loan was further amended on May 24, 2022, extending maturity to September 30,
2023
. In connection with the amendment in May 2022, the Company agreed to pay Mr. Adams all accrued but unpaid interest on his note prior to September 30, 2022.
The loan accrues interest at a rate of 12% per annum, compounded annually, which is payable at maturity. The Company is also required to pay default interest at a rate of 18% per annum, compounded annually, on any unpaid amounts due at maturity until the loan amounts are fully re-paid.
The loan is collateralized by substantially all of the Company’s assets and intellectual property, except for the secured interest on the covered technology as discussed in Note 10.
As of April 30, 2022 and April 30, 2021, accrued interest was approximately $229,000 and $98,000, respectively, of which approximately $115,000 was due to Mr. Adams. In June 2022, the Company paid approximately $126,000 in accrued interest to Mr. Adams.
Unsecured promissory draw down note
In August 2021, the Company issued an Unsecured Promissory Draw Down Note with Matthews Holdings Southwest, Inc. for a maximum amount of $500,000 as a short-term loan repayable upon closing a subsequent offering. Per the terms of the note, $250,000 was drawn by the Company in August 2021 and an additional $250,000 was drawn in September 2021. The Company issued 10,101 shares of common stock as a facility fee for the note.
No interest was payable on the note other than upon the occurrence of an event of default, as defined in the agreement, at which time the borrower would be required to pay interest to the holder, payable on demand, on the outstanding principal balance of the note from the date of the event of default until payment in full at the rate of 12% per annum. The note originally matured on October 11, 2021 and was amended on October 11, 2021 and again on November 29, 2021, extending maturity to November 30, 2021 and December 31, 2021, respectively. The note was fully repaid on December 27, 2021.
2021 Bridge Securities
In December 2021 the Board approved the sale of Senior Subordinated Convertible Loan Notes (the “Bridge Notes”) and associated warrants (the “Bridge Warrants”), together the “2021 Bridge Securities”.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

The Company sold $4,695,555 principal value of the Bridge Notes which were issued with a 10% original issue discount (OID), and accrued interest at 8% per annum and had a maturity date of December 22, 2024. In accordance with their terms, the entire amount of the Bridge Notes, including $165,516 of accrued interest, converted upon the IPO into 1,683,470 shares of common stock to at a conversion price of $2.89 and
Pre-Funded
Warrants to acquire 77,443 shares of common stock at an exercise price of $0.0033 per share as discussed in Note 6. The Bridge Warrants have a
5-year
term from their date of issuance and, in accordance with their terms following the IPO, have the right to purchase 1,365,960 shares of common stock at an exercise price of $5.16 per share. The exercise price of the Bridge Warrants is subject to full ratchet downward adjustment for
18-months
following the IPO in the event of an issuance of common stock (or issuance of convertible securities or options at a lower price conversion/ exercise price) than the then exercise price. Upon a lowering of the exercise price the holder will be entitled to exercise the Bridge Warrants so the new exercise price multiplied by the number of shares of common stock purchased is 150% of the principal amount of the 2021 Bridge Notes purchased.
The Company recorded a $469,555 debt discount relating to the original issue discount and incurred deferred financing costs of $385,145. The Company recorded a $555,767 debt discount relating to the warrants issued to investors based on the relative fair value of the equity instruments on the dates of issuance. The debt discounts and deferred financing costs are being amortized over the life of the notes as non-cash
interest expense. As of April 30, 2022, amortization recorded was approximately and accrued interest was approximately $118,000, respectively.
Paycheck Protection Program Loans
On April 20, 2020, the Company received loan proceeds in the amount of $250,200 under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provided for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. Following the PPP guidelines, the Company filed for loan forgiveness in October 2020 and in November 2020, the Small Business Administration approved the filing and forgave the loan. The forgiveness of the PPP loan is recorded in gain on extinguishment of debt in the statement of operations.
On January 25, 2021, the Company received a second PPP loan in the amount of $250,200. Following the PPP guidelines, the Company filed for loan forgiveness in May 2021 and in June 2021, the Small Business Administration approved the filing and forgave the loan.
With these events, the Company has presented the PPP loans as current liabilities on the balance sheet as of April 30, 2021.
Note 5 – Convertible Preferred Stock
The Company has authorized 20,000,000 shares of preferred stock with a par value of $0.001 per share of which 20,000 have been designated as Series A and B convertible preferred stock and 600,000 have been designated as Series C convertible preferred stock. In the year ended April 30, 2022, there were no convertible preferred stock issuances by the Company. In the year ended April 30, 2021, the Company issued 8,000 shares of Series C convertible preferred stock at a price per share of $25.00 for approximately $200,000.
Convertible preferred stock as of April 30, 2022 and April 30, 2021 was as follows:

i.	Series A convertible preferred stock (“Series A”) was issued to employees and directors in 2014 and was subordinate to the common stock. As of April 30, 2022 and April 30, 2021, the common stock had a

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

liquidation preference of $4,500,000 to the Series A. The Series A convertible preferred stock was issued subject to certain repurchase rights in favor of the Company.

	Series A
	Original Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference of the Common Stock to Series A
April 30, 2022	$0.001	10,000	10,000	$10	$4,500,000
April 30, 2021	$0.001	10,000	10,000	$10	$4,500,000
On June 2, 2022, the Company filed an amendment to the Amended and Restated Certification of Designations of Series A Convertible Preferred Stock which amended certain provisions in the agreement including that on completion of an IPO by the Company, each share of Series A Preferred Stock would automatically be converted into shares of common stock and at that time all shares of Series A Preferred Stock would be deemed converted an canceled.
Upon consummation of the June 2022 IPO, all of the outstanding shares of Series A convertible preferred stock were converted into 703,290 shares of common stock at a conversion ratio of 70.33 shares of common stock for each share of Series A convertible preferred stock.

ii.
Series B convertible preferred stock (“Series B”) was issued to employees and directors in 2015 and was subordinate to the common stock. As of April 30, 2022 and April 30, 2021, the common stock had a liquidation preference of $35,000,000 to the Series B. The Series B convertible preferred stock was issued subject to certain repurchase rights in favor of the Company.

	Series B
	Original Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference of the Common Stock to Series B
April 30, 2022	$0.001	10,000	10,000	$10.00	$35,000,000
April 30, 2021	$0.001	10,000	10,000	$10.00	$35,000,000
On June 2, 2022, the Company filed an amendment to the Amended and Restated Certification of Designations of Series B Convertible Preferred Stock which amended certain provisions in the agreement including that on completion of an IPO by the Company, each share of Series B Preferred Stock would automatically be converted into shares of Common Stock and at that time all shares of Series B Preferred Stock would be deemed converted and canceled. Upon consummation of the June 2022 IPO, all of the outstanding shares of Series B convertible preferred stock were canceled.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

iii.	Series C convertible preferred stock (“Series C”) which was issued to investors and has a liquidation preference to the common stock.

	Series C
	Original Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference of the Series C to Common Stock
April 30, 2022	$25	600,000	463,265	$463	$11,581,625
April 30, 2021	$25	600,000	463,265	$463	$11,581,625
An amendment to, or waiver of rights in the Series C certificate of designation requires the approval of holders of a majority of the outstanding shares of Series C convertible preferred stock and Front Range Ventures LLC (“FRV”) (so long as FRV owns any at least 71,000 shares of Series C convertible preferred stock) (the “Requisite Holders”).
In July 2022, 50,676 shares of Series C convertible preferred stock were converted into 193,958 shares of common stock at a conversion ratio of 3.8274 shares of common stock for each share of Series C convertible preferred stock.
The holders of the Series C convertible preferred stock have the following rights, privileges, and preferences:
Voting and Dividends
The holders of the shares of Series C convertible preferred stock have voting rights equal to an equivalent number of shares of common stock into which it is convertible and vote together as one class with the common stock.
The holders of Series C convertible preferred stock are entitled to receive dividends at an annual rate of $1.50 per share of Series C (adjusted to reflect recapitalizations). Such dividends shall accrue and are payable out of funds legally available, are payable only when and if declared by the Board, and are noncumulative. The Company is not permitted to declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of Series C then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series C in an amount at least equal to the greater of (i) the amount of the aggregate dividends then accrued on such share of Series C and not previously paid and (ii) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Series C convertible preferred stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (2) the number of shares of common stock issuable upon conversion of a share of Series C convertible preferred stock.
No dividends have been declared to date.
Liquidation
In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of the Series C convertible preferred stock are entitled to receive, prior and in

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

preference to the holders of the Common Stock, a per share amount equal to 1.0 times the original issue price ($25.00 per share) plus any accrued but unpaid dividends thereon.
If upon the liquidation, dissolution or winding up of the Company, the assets of the Company that are legally available for distribution to the holders of the Series C preferred convertible stock are insufficient to permit the payment to such holders of the full amounts above, then the entire assets of the Company that are legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C convertible preferred Stock in proportion to what they would otherwise be entitled to receive.
After the payment of the full Series C convertible preferred stock liquidation preference and unpaid accrued dividends, the holders of the Series C Preferred Stock shall participate in the distribution of the entire remaining assets of the Company legally available for distributions pro rata to holders of the Common Stock on an as converted basis. The sale of a majority of the capital stock of the Company or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole shall be a deemed liquidation for the purpose of the Series C Preferred Stock.
Conversion
Each share of Series C preferred stock is convertible, at the option of the holder at any time after the date of issuance of such share, into such number of fully paid and non-assessable
shares of common stock determined by dividing the original issue price of $25.00 by the conversion price for such series in effect at the time of conversion for the Series C convertible preferred stock. The conversion price for the Series C convertible preferred stock is subject to adjustment in accordance with conversion provisions contained in the Company’s certificate of formation, as amended.
Each share of Series C convertible preferred stock is automatically converted into shares of common stock at the conversion price at the time in effect immediately upon the Company’s sale of its common stock in a public offering provided that the offering price is not less than $16.50 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and which results in aggregate cash proceeds of not less than $20.0 million before underwriting discounts, commissions, and fees.
Note 6 – Stockholders’ Deficit
Common Stock
The Company’s Certificate of Formation, as amended, authorizes 500,000,000 shares of common stock with a par value of $0.001 per share. As of April 30, 2022 and April 30, 2021 the Company had issued 3,323,942 and 3,313,841 shares of common stock, respectively.
In the year ended April 30, 2022, the Company issued 10,101 shares of common stock as a facility fee in connection with the Unsecured Promissory Draw Down Note with Matthews Holdings Southwest for non-cash
consideration amounting to $35,000, as discussed in Note 4.
There were no common stock issuances during the year ended April 30, 2021.
On June 17, 2022, the Company closed on the sale of 1,500,000 units in the IPO (the “Units”), with each Unit consisting of one share of common stock, par value $0.001 per share, and one warrant to purchase one share

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

of common stock at a combined public offering price of $4.25 per Unit. Additionally, in the IPO, the underwriter exercised the over-allotment option, for 225,000 warrants at a public offering price of $0.01 per warrant. The common stock and warrants were immediately separable following the IPO. The warrants have an exercise price per share of $4.25 and are exercisable at any time up to expiration which is five
years from the date of issuance.
The Company received approximately $5.2 million in net proceeds from the IPO after deducting the underwriting discount and commission and other IPO expenses payable by the Company of approximately $1.2 million.
Upon the IPO, the entire amount of the $1.5M Notes converted into 909,071 shares of common stock at the conversion price of $1.65 per share as discussed in Note 4.
Upon the IPO, the entire amount of the Bridge Notes, including accrued interest, converted into 1,606,026 shares of common stock and
Pre-Funded
Warrants to purchase 77,443 shares of common stock at the conversion price of $2.89 per share as discussed in Note 4.
Upon the IPO, all of the outstanding shares of Series A convertible preferred stock were converted into 703,290 shares of common stock at a conversion ratio of 70.33 shares of common stock for each share of Series A convertible preferred stock as discussed in Note 5.
In July 2022, 50,676 shares of Series C convertible preferred stock were converted into 193,958 shares of common stock at a conversion ratio of 3.8274 shares of common stock for each share of Series C convertible preferred stock as discussed in Note 5.
The holders of common stock are entitled to receive dividends whenever funds and assets are legally available and when declared by the board of directors, subject to the rights of holders of series of convertible preferred stock outstanding. No dividends were declared as of or through April 30, 2022 or April 30, 2021.
Common Stock Warrants
The Company has issued warrants to investors in connection with funding or for services rendered and these warrants are convertible into a fixed number of shares of the Company’s common stock for a period of 5 years from the date of issuance.
During the year ended April 30, 2021, there were warrants to purchase 13,992 shares of common stock issued in exchange for consulting services at an exercise price of $8.25. The warrants had a grant date fair value of $2,354, using the Black-Scholes option-pricing.
In June and July 2021, the Company issued warrants to purchase 11,084 shares of common stock issued in exchange for consulting services at an exercise price of $8.25. The warrants had a grant date fair value of $1,609, using the Black-Scholes option-pricing and is recorded in stock compensation expense.
In November 2021, the Company issued warrants to purchase 19,697 shares of common stock to note holders as consideration for note extensions, as discussed in Note 4, at an exercise price of $6.05. The warrants had a grant date fair value of $22,890, using the Black-Scholes option-pricing model.
In connection with the Bridge Securities, as discussed in Note 4, the Company issued Bridge Warrants to originally purchase 775,420 shares of common stock, at an original exercise price of $9.08. The Bridge Warrants

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

had a grant date fair value of $520,051, using the Black-Scholes option-pricing model. The Bridge Warrants were subject to antidilution provisions and price adjustments and upon consummation of the IPO, the number of shares of common stock to be purchased by the Bridge Warrants increased to 1,365,960 and the exercise price was reduced to $5.16 per share. Upon conversion of the Bridge Notes in June 2022, the Company also issued 77,443
Pre-Funded
Warrants to acquire shares of common stock at an exercise price of $0.0033 per share.
In the IPO, the Company issued warrants to purchase 1,500,000 shares of common stock (“IPO Warrants”) with a per share exercise price of $4.25 and exercisable immediately. The IPO Warrants expire five years from the date of issuance.
Pursuant to the Underwriting Agreement dated June 15, 2022 between the Company and The Benchmark Company, LLC (the “Underwriter”), the Company granted the Underwriter a
30-day
option to purchase up to an additional 225,000 shares of Common Stock and/or IPO Warrants to cover over-allotments. On consummation of the IPO, the Underwriter exercised the over-allotment option to purchase 225,000 IPO Warrants.
The Company also issued warrants to purchase an aggregate of 105,000 shares of common stock (the “Underwriter’s Warrants”), representing 7% of the aggregate number of shares of common stock underlying the Units sold in the IPO to the Underwriter, as a part of the underwriting compensation payable in connection with the IPO. These Underwriter’s Warrants are exercisable at a per share price equal to $4.25 per share, expire five years from the date of issuance, and are subject to a
180-day
lock-up
period.
A summary of the outstanding warrants as of April 30, 2022 and 2021 and underlying assumptions used in the Black Scholes option-pricing model is as follows:

	Warrants Outstanding and Exercisable	Exercise Price Per Share	Weighted Average Strike Price per Share
Balance, May 1, 2020	662,361	$3.47-$49.50	$18.39
Issued	13,992	$8.25	$8.25
Expired	(8,613)	$12.21	$12.21

Balance, April 30, 2021	667,740	$3.47-$49.50	$18.26
Issued	806,201	$7.45	$9.00
Forfeited	(909)	$8.25	$8.25
Expired	(621,172)	$9.90-$49.50	$18.96

Balance April 30, 2022	851,860	$3.47-$15.18	$9.00

	April 30, 2022	April 30, 2021
Risk free interest rate	1.6%	2.0%
Expected volatility	55.0%	66.2%
Expected life in years	5	5
The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are derived from third party valuations. The expected life in years is based on the contract term of the warrant.
Note 7 – Stock-based Compensation
The Company grants certain employees and board members stock option awards where vesting is contingent upon a service period, as it believes that such awards better align the interests of its employees with those of its

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

shareholders. Stock option awards are granted with an exercise price equal to or above the market price of the Company’s stock at the date of grant. Certain stock option awards provide for accelerated vesting if there is a change in control, as defined in the Nonstatutory Stock Option Agreement. Unvested stock options forfeit when an employee leaves the Company.
Where option awards are granted based on service periods, they generally vest quarterly based on 3 years continuous service for executive directors and employees, or 12 months continuous service for directors and have
10-year
contractual terms. During the years ended April 30, 2022 and 2021, the Company granted 9,848 and 3,030 shares of common stock awards to employees based on service periods, respectively.
The Company also grants stock option awards where vesting is contingent upon meeting various departmental and company-wide performance goals, including FDA and CE Mark regulatory approval and certain EBITDA and funding thresholds. Such performance-based stock options are expected to vest when the performance criteria and metrics have been met. These stock options have contractual lives of ten years. During the years ended April 30, 2022 and 2021, the Company granted 159,621 and 145,758 performance-based stock option awards, respectively.
The Company does not have an ERISA stock awards plan. So, all stock options issued are
Non-ERISA
Plan options and do not have any of the tax and other benefits afforded to ERISA stock option awards.
The following table summarizes the Company’s service-based stock options:

	Number of Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)
Outstanding - April 30, 2020	248,837	$12.44	6.5
Options granted	3,030	$1.16	9.5

Outstanding - April 30, 2021	251,867	$12.30	5.5
Options granted	9,848	$2.93	9.8
Options forfeited	(7,500)	$15.18	—

Outstanding - April 30, 2022	254,215	$11.79	4.6

Non-vested at April 30, 2022	10,126	$2.89	9.5
Vested at April 30, 2022	244,089	$12.16	4.4
The Company estimates fair values of service-based stock options using the Black-Scholes option-pricing model on grant date. The principal assumptions used in applying this model were as follows:

	April 30, 2022	April 30, 2021
Risk free interest rate	1.72%	1.08%
Volatility	55.0%	53.0	% -66.2%
Dividend yield	—	—
Weighted average expected term (in years)	4.6	9.5

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

The following summarizes the Company’s performance-based stock options:

	Number of Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)
Outstanding - April 30, 2020	285,101	$8.20	8.2
Options granted	145,758	$1.16	9.5
Options forfeited	(3,788)	$6.25	—

Outstanding - April 30, 2021	427,071	$5.81	8.1
Options granted	159,621	$3.47	—
Options forfeited	(4,924)	$6.63	9.8

Outstanding - April 30, 2022	581,768	$5.16	7.8

Non-vested at April 30, 2022	497,626	$5.30	8.1
Vested at April 30, 2022	84,142	$4.34	6.6
The Company estimates fair values of performance-based stock options using the Black-Scholes option-pricing model on grant date. The principal assumptions used in applying this model were as follows

	April 30, 2022	April 30, 2021
Risk free interest rate	1.72%	1.08%
Volatility	55.0%	53.0	% -66.2%
Dividend yield	—	—
Weighted average expected term (in years)	7.8	8.1
As of April 30, 2022 and as of April 30, 2021, there was approximately $1,845,000 and $1,569,000 of unrecognized compensation costs related to non-vested
performance-based common stock options and approximately $11,700 and $1,800 of unrecognized compensation costs related to non-vested
service-based common stock options.
The following is a summary of stock-based compensation expense:

	For the years ended April 30
	2022	2021
Research and Development	$4,232	$15,229
Selling, General and Administrative	64,163	9,446

	$68,396	$24,675

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Note 8 – Income Taxes
The tax effects of temporary differences and carry-forwards that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	As of April 30,
	2022	2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$8,387,881	$7,215,961
Start-up costs	1,036,080	1,137,161
Stock option and warrant payments	423,624	396,631
Accumulated depreciation	(2,668)	(2,440)
Research and development credits	255,600	255,600
Research and development warrants	21,488	21,488

Total deferred tax assets, net	10,122,005	9,024,401
Valuation Allowance	(10,122,005)	(9,024,401)

Net Deferred Tax Assets	—	—

For the years ended April 30, 2022 and 2021, the Company’s cumulative net operating loss for federal income tax purposes was approximately $39 million and $34 million, respectively. The net operating loss, subject to limitations, may be available in future tax years to offset taxable income. The net operating loss carry-forward will begin to expire in year 2028.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences, and therefore, a full valuation allowance has been recorded at April 30, 2022 and 2021.
Note 9 – Leases
The Company has a long-term operating lease for office, industrial, and laboratory space that expires in 2023. The lease has an option to extend for five years however given the future anticipated expansion of the Company, it is more likely than not that the option will not be exercised. Rent expense for operating leases for the years ended April 30, 2022 and 2021 was $179,364 and $173,405, respectively. The Company records right-of-use
assets and liabilities at the present value of the fixed lease payments over the term at the commencement date. The Company uses its incremental borrowing rate of 12% to determine the present value of the lease as the rate implicit in the lease is typically not readily available.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

Information related to the Company’s
right-of-use
assets and lease liabilities
co
nsi
st o
f the following:

	2022	2021
Right-of-use assets	$88,535	$194,660

Lease liabilities, current	90,968	107,632
Lease liabilities, net of current portion	—	90,967

Total lease liabilities	$90,968	$198,599

Weighted average remaining term (in years)	0.8	1.8
Weighted average discount rate	12%	12%
As of April 30, 2022, future maturities of lease liabilities due under lease agreements was as follows:

2023	95,576
Less imputed interest	(4,608)

Total operating lease liabilities	$90,968

As of April 30, 2021, future maturities of lease liabilities due under lease agreement was as follows:

2022	125,697
2023	95,576

Total lease payments	221,273
Less imputed interest	(22,674)

Total operating lease liabilities	$198,599

Note 10 – Commitments and Contingencies
Litigation
From time to time, the Company may be subject to legal proceedings and claims that arise in the ordinary cours
e
of business. The Company does not believe that the outcome of those matters will have a material adverse effect to the financial position, operating results or cash flows. However, there can be no assurance such legal proceedings will not have a material impact.
The Company is not aware of any material claims outstanding or pending against the Company as April 30, 2022 and April 30, 2021.
Royalty Agreements
In 2013, the Company entered into an agreement (“Technology Agreement”) with its founder, conveying ownership of all intellectual property and rights to the Company. As part of that agreement, the Company will make royalty payments, based upon paid MyoVista device unit sales, as follows:
a) $500 on each of the first 2,400 MyoVista devices
b) $200 on each MyoVista device thereafter until royalties total $3,500,000.

HEART TEST LABORATORIES, INC.
D/B/A HEARTSCIENCES
Notes to Financial Statements

The royalty obligation has a first secured interest and pledge on the covered technology (as defined in the Technology Agreement but essentially the intellectual property of the MyoVista device) in priority to the debt holders of the $1.5M Secured Convertible Promissory Notes and $1M Loan and Security Agreement as discussed further in Note 4.
Upon either (i) the aggregate payment of $3,000,000 of royalties; (ii) if the common stock is publicly listed and the closing quoted share price is $68.75 per share or more; or (iii) a bona fide offer valuing the common stock at $68.75 is received, then the secured interest and pledge shall be released.
In the event of a bankruptcy of the Company, any balance of the $3,500,000 royalty not paid at that point would accelerate and become an immediately due debt obligation of the Company with the benefit of the secured interest and pledge (if it remained at such time).
For the years ended April 30, 2022 and 2021, the sales royalties expensed to selling, general, and administrative expenses were $500 and $1,500, respectively.
The Company has an agreement with The University Court of The University of Glasgow for the license of the Glasgow algorithm interpretive analysis for the conventional ECG trace. As part of that agreement the Company is obliged to make royalty payments, based upon MyoVista device unit sales at the rate of $35 - $50 per unit depending on sale volumes per year. The agreement is subject to an annual minimum fee and should the sale volume royalties be below this level then the minimum will apply. To date, MyoVista device unit sales have such that the minimum payments have applied. Prior to FDA clearance, the Company does not expect to achieve device unit sales volumes which would exceed the minimum. The minimum fee has been expensed to research and development as the Glasgow algorithm is an essential part of the device development as part of the submission for FDA clearance of the MyoVista device. For the years ended April 30, 2022 and 2021, the minimum payments were $20,000, subject to a 3% annual increase.
Note 11—Related Parties
Kyngstone Limited (“Kyngstone”), a company incorporated in the United Kingdom in which our Chairman and CEO is a director and controlling shareholder, provided advisory services to the Company in the normal course of business. For the years ended April 30, 2022 and 2021, the Company recorded expenditures of $87,500 and $100,000, respectively with Kyngstone. As of April 30, 2022 and 2021, the Company had balances outstanding to Kyngstone in the amounts of $88,846 and $88,444, respectively.
See Note 4 for details regarding related party debt held with shareholders, board members, and Company directors.
Note 12—Subsequent Events
The Company has evaluated subsequent events after the balance sheet date of April 30, 2022, through the date of filing.

HEART TEST LABORATORIES, INC.
PART I—FINANCIAL INFORMATION
Item 1. Financial Statements.
Heart Test Laboratories, Inc.
Condensed Balance Sheets

	January 31,	April 30,
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,930,952	$918,260
Accounts receivable	—	2,321
Inventory	676,909	674,139
Prepaid expenses	222,200	49,383
Other current assets	40,374	40,374
Deferred offering costs	—	246,400

Total current assets	2,870,435	1,930,877
Property and equipment, net	60,661	70,035
Right-of-use assets, net	549,227	88,535

TOTAL ASSETS	$3,480,323	$2,089,447

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,040,687	$694,745
Accrued expenses	644,610	1,053,636
Operating lease liabilities, current portion	—	90,968
Current portion of notes payable	130,000	1,630,000
Other current liabilities	170,133	1,220

Total current liabilities	1,985,430	3,470,569

LONG-TERM LIABILITIES
Notes payable	1,000,000	4,441,807
Accrued expenses	203,578	232,868
Operating lease liabilities, long-term portion	549,227	—

Total long-term liabilities	1,752,805	4,674,675

TOTAL LIABILITIES	3,738,235	8,145,244

COMMITMENTS AND CONTINGENCIES (NOTE 2, 5, and 8)
STOCKHOLDERS EQUITY (DEFICIT)
Series A, B, and C convertible preferred stock, $0.001 par value, 20,000,000 shares authorized and 620,000 designated; 403,228 shares issued and outstanding as of January 31, 2023 and 483,265 shares issued and outstanding as of April 30, 2022.	403	483
Common Stock, $0.001 par value, 500,000,000 shares authorized; 8,349,859 shares issued and outstanding as of January 31, 2023 and 3,323,942 shares issued and outstanding as of April 30, 2022.	8,349	3,323
Additional paid-in capital	58,858,173	48,343,305
Accumulated deficit	(59,124,837)	(54,402,908)

TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(257,912)	(6,055,797)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$3,480,323	$2,089,447

The accompanying notes are an integral part of these condensed unaudited financial statements.

Heart Test Laboratories, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2023	2022	2023	2022
Revenue	$1,950	$2,740	$5,150	$10,224
Cost of sales	760	854	2,796	6,610

Gross margin	1,190	1,886	2,354	3,614

Operating expenses:
Research and development	643,258	699,015	1,926,432	1,645,902
Selling, general and administrative	667,235	403,158	2,590,227	1,089,301

Total operating expenses	1,310,493	1,102,173	4,516,659	2,735,203

Loss from operations	(1,309,303)	(1,100,287)	(4,514,305)	(2,731,589)

Other income (expense)
Interest expense	(32,805)	(139,067)	(209,217)	(294,586)
Gain on extinguishment of debt	—	—	—	250,200
Other expense	—	851	1,593	851
Other income	(7)	—	—	—

Total other (expense) income	(32,812)	(138,216)	(207,624)	(43,535)

Net loss	$(1,342,115)	$(1,238,503)	$(4,721,929)	$(2,775,124)

Net loss per share, basic and diluted	$(0.16)	$(0.37)	$(0.64)	$(0.84)

Weighted average common shares outstanding, basic and diluted	8,240,798	3,323,503	7,371,764	3,317,208

The accompanying notes are an integral part of these condensed unaudited financial statements.

Heart Test Laboratories, Inc.
Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)
Three Month Periods Ended January 31, 2023 and 2022

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Convertible Preferred Stock	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
BALANCE AT OCTOBER 31, 2022	—	$—	—	$—	403,228	$403	$403	8,210,503	$8,210	$58,856,785	$(57,782,722)	$1,082,676
Common Stock issued upon conversion of Series C Convertible Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Common Stock issued upon exercise of pre-funded warrants	—	—	—	—	—	—	—	139,356	139	(125)	—	14
Stock based compensation – management & other employees	—	—	—	—	—	—	—	—	—	1,513	—	1,513
Net loss	—	—	—	—	—	—	—	—	—	—	(1,342,115)	(1,342,115)

BALANCE AT JANUARY 31, 2023	—	$—	—	$—	403,228	$403	$403	8,349,859	$8,349	$58,858,173	$(59,124,837)	$(257,912)

BALANCE AT OCTOBER 31, 2021	10,000	$10	10,000	$10	463,265	$463	$483	3,313,841	$3,313	$47,665,288	$(51,111,269)	$(3,442,185)
Common Stock issued to non-employees	—	—	—	—	—	—	—	10,101	10	34,990	—	35,000
Stock based compensation – management & other employees	—	—	—	—	—	—	—	—	—	80,833		80,833
Warrants issued to non-employees	—	—	—	—	—	—	—	—	—	463,058	—	463,058
Net loss	—	—	—	—	—	—	—	—	—	—	(1,238,503)	(1,238,503)

BALANCE AT JANUARY 31, 2022	10,000	$10	10,000	$10	463,265	$463	483	3,323,942	$3,323	$48,244,169	$(52,349,772)	$(4,101,797)

The accompanying notes are an integral part of these condensed unaudited financial statements.

Heart Test Laboratories, Inc.
Condensed Statements of Stockholders’ Equity (Deficit) (Unaudited)
Nine Month Periods Ended January 31, 2023 and 2022

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Convertible Preferred Stock	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
BALANCE AT APRIL 30, 2022	10,000	$10	10,000	$10	463,265	$463	$483	3,323,942	$3,323	$48,343,305	$(54,402,908)	$(6,055,797)
Sale of Common Stock and warrants, net of fees	—	—	—	—	—	—	—	1,500,000	1,500	5,193,240	—	5,194,740
Common Stock issued upon conversion of $1.5M Notes	—	—	—	—	—	—	—	909,071	909	1,499,091	—	1,500,000
Common Stock issued upon conversion of Bridge Notes and accrued interest	—	—	—	—	—	—	—	1,544,114	1,544	3,617,160	—	3,618,704
Common Stock issued upon conversion of Series A and B Convertible Preferred Stock	(10,000)	(10)	(10,000)	(10)	—	—	(20)	703,290	703	(683)	—	—
Common Stock issued upon conversion of Series C Convertible Preferred Stock	—	—	—	—	(60,037)	(60)	(60)	230,086	231	(171)	—	—
Common Stock issued upon exercise of pre-funded warrants	—	—	—	—	—	—	—	139,356	139	(125)		14
Stock based compensation – management & other employees	—	—	—	—	—	—	—	—	—	149,153	—	149,153
Warrants issued to non-employees	—	—	—	—	—	—	—	—	—	57,203	—	57,203
Net loss	—	—	—	—	—	—	—	—	—	—	(4,721,929)	(4,721,929)

BALANCE AT JANUARY 31, 2023	—	$—	—	$—	403,228	$403	$403	8,349,859	$8,349	$58,858,173	$(59,124,837)	$(257,912)

BALANCE AT APRIL 30, 2021	10,000	$10	10,000	$10	463,265	$463	$483	3,313,841	$3,313	$47,661,262	$(49,574,648)	$(1,909,590)
Common Stock issued to nonemployees	—	—	—	—	—	—	—	10,101	10	34,990	—	35,000
Stock based compensation – management & other employees	—	—	—	—	—	—	—	—	—	83,250	—	83,250
Warrants issued to non-employees	—	—	—	—	—	—	—	—	—	464,667	—	464,667
Net loss	—	—	—	—	—	—	—	—	—	—	(2,775,124)	(2,775,124)

BALANCE AT JANUARY 31, 2022	10,000	$10	10,000	$10	463,265	$463	483	3,323,942	$3,323	$48,244,169	$(52,349,772)	$(4,101,797)

The accompanying notes are an integral part of these condensed unaudited financial statements

Heart Test Laboratories, Inc.
Statements of Cash Flows
(Unaudited)

	Nine months ended January 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,721,929)	$(2,775,124)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	20,090	20,070
Amortization of debt discounts and deferred financing costs	61,381	33,954
Stock-based compensation	149,153	118,249
Gain on settled accounts payable	(81,200)	—
Gain on extinguishment of debt		(250,200)
Changes in current assets and liabilities:
Accounts receivable	2,321	—
Inventory	(2,770)	76,808
Prepaid and other current assets	270,387	(996)
Deferred offering costs	236,353	(230,760)
Accounts payable	427,142	62,318
Accrued liabilities	(272,800)	493,859

Net cash used in operating activities	(3,911,872)	(2,451,822)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,716)	(1,932)

Net cash used in investing activities	(10,716)	(1,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common Stock in IPO, net of fees	5,194,740	—
Issuance of warrants in IPO	17,250	—
Issuance of Common Stock for exercise of pre-funded warrants	14
Proceeds from shareholder note	—	500,000
Proceeds from issuance of bridge convertible notes, net of discount	—	3,436,001
Deferred financing costs	—	(377,520)
Repayment of shareholder note	—	(500,000)
Principal repayments of finance lease obligations	(276,724)	—

Net cash provided by investing activities	4,935,280	3,058,481

Net change in cash and cash equivalents during the period	1,012,692	604,727
Cash and cash equivalents, beginning of period	918,260	723,481

Cash and cash equivalents, end of period	$1,930,952	$1,328,208

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Issuance of Common Stock for $1.5M Note conversions	$1,500,000	$—
Issuance of Common Stock for Bridge Note and accrued interest conversions	$3,618,704	$—
Issuance of Common Stock for Series A and B Preferred Stock conversions	$703
Issuance of Common Stock for Series C Preferred Stock conversions	$231	$—
Issuance of Common Stock warrants in connection with payable settlements	$—	$1,609
Issuance of Common Stock warrants in connection with Bridge financing	$—	$463,058
Warrants issued as underwriter compensation	$39,953
Financed insurance premiums	$445,637	$—
Operating lease assets obtained in exchange for lease obligations	$549,227	$—
The accompanying notes are an integral part of these condensed unaudited financial statements.

Heart Test Laboratories, Inc.
Notes to Condensed Unaudited Financial Statements
Note 1. Basis of Presentation
Heart Test Laboratories, Inc. d/b/a HeartSciences (“HeartSciences” or the “Company”) is a medical technology company specializing in cardiovascular diagnostic technology. The Company is a Texas corporation and is headquartered in Southlake, Texas.
HeartSciences’ initial focus is on applying novel technology to extend the clinical indications for use of an electrocardiograph (“ECG”) device. Its first device, the MyoVista is an ECG that can be used in a wide range of clinical settings and provides diagnostic information to a qualified healthcare professional on cardiac dysfunction which has traditionally only been provided using cardiac imaging. In addition, the MyoVista provides conventional ECG information. The Company plans to market its device both domestically and internationally to various hospitals, clinics, and medical centers and manufacture the devices using outsourced production facilities. To date the Company has had small amounts of revenue from key opinion leader engagement and establishment of distributor relationships outside the United States during the development and product improvement phase of the MyoVista. The Company is preparing to seek U.S. Food and Drug Administration (“FDA”) clearance of the MyoVista during 2023.
On June 3, 2022, the Company filed a Certificate of Amendment to the Amended and Restated Certificate of Formation with the Secretary of the State of Texas to effect a 1-for-33 reverse stock split of its outstanding shares of Common Stock, with an effective date of June 10, 2022. As a result of the reverse stock split, every 33 shares of the Company’s issued and outstanding pre-reverse
split Common Stock were combined into one share of Common Stock, except to the extent that the reverse stock split resulted in any of the Company’s shareholders owning a fractional share, which was rounded up to the next highest whole share if such fraction was equal to or greater than one-half.
In connection with the reverse stock split, there was no change in the par value per share of $0.001. All share and per share numbers have been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.
Note 2. Liquidity, Going Concern and Other Uncertainties
The Company is subject to a number of risks similar to those of early-stage companies, including dependence on key individuals and products, the difficulties inherent in the development of a commercial market, the need to obtain additional capital, competition from larger companies, and other technologies.
The Company has incurred losses each year since inception and has experienced negative cash flows from operations in each year since inception. As of January 31, 2023 and April 30, 2022, the Company had an accumulated deficit of $59.1 and $54.4 million, respectively. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.
In June 2022, the Company raised approximately $5.2 million in net proceeds from the completion of the initial public offering (the “IPO”) (see Note 5). In February 2023, the Company raised approximately $1.3 million from the exercise of Bridge Warrants (see Note 4 for definition of “Bridge Warrants” and Note 5 for more information regarding the Bridge Warrants). The Company’s forecasts and cashflow projections indicate that current resources would be insufficient to support operations significantly beyond the third calendar quarter of 2023. Additionally, the FDA can delay, limit or deny clearance of a medical device for many reasons outside the Company’s control which may involve substantial unforeseen costs.
Management’s plans include raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. Management can provide no assurance that such financing or strategic relationships will be available on acceptable terms, or at all, which would likely have a material adverse effect on the Company and its financial statements. Subsequent to the quarter ended January 31, 2023, in March 2023, the Company entered into a purchase agreement and a registration rights agreement with an institutional investor, providing for the sale, from time to time at the discretion of the Company, of up to $15.0 million of the Company’s Common Stock, over the thirty-six
(36) month term of the purchase agreement (the “Equity Line”). As of March 16, 2023, there have been no amounts drawn from the Equity Line.
The condensed unaudited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period.
In March 2020, the World Health Organization declared a pandemic related to the coronavirus
(COVID-19)
outbreak, which led to a global health emergency and market disruptions. The full impact of
COVID-19
remains uncertain, and the related health crisis adversely affected and may continue to adversely affect the global economy. While the extent of these disruptions have eased, the risk continues as new variants are being discovered, which may continue to negatively impact the Company’s results of operations and liquidity.
Note 3. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and in conformity with the instructions on Form
10-Q
and Rule
8-03
of Regulation
S-X
and the related rules and regulations of the Securities and Exchange Commissions (“SEC”) and have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. In the opinion of management, the unaudited interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results of operations for the periods presented. The interim operating results are not necessarily indicative of results that may be expected for any subsequent period. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the 2022 Annual Report on Form
10-K.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The fair value of cash and cash equivalents approximates carrying value. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation (“FDIC”).
Inventory
All inventories are stated at lower of cost or net realizable value, with cost determined substantially on a
“first-in,
first-out”
basis. Selling, general, and administrative expenses are not inventoried, but are charged to expense when incurred. The following is a summary of the Company’s inventories at January 31, 2023 and April 30, 2022:

	January 31,	April 30,
	2023	2022
Raw materials	$359,965	$359,965
Sub-assemblies	347,986	345,217
Work in progress	21,741	21,741
Finished goods	28,663	28,662
Reserve for obsolescence	(81,446)	(81,446)

Total Inventory	$676,909	$674,139

Inventory consists mainly of raw materials and components used in the current hardware build of the MyoVista. Devices and components are used for research and development purposes and device sales, which to date have been in international markets as sale of the MyoVista in the U.S. is subject to FDA clearance. The Company is partway through a new pivotal clinical validation study and device testing necessary for a revised FDA De Novo submission, which is expected to take place during 2023. The Company believes that its hardware platform is in final form, however, prior to FDA clearance and market acceptance of the MyoVista, further hardware changes could be necessary which could have an impact on net realizable values. The majority of the Company’s current inventory is intended for use to build finished products for sales both internationally and in the U.S. following regulatory clearance. Finished products do not contain materials that would degrade significantly over the useable life of the device and are considered to have a useable life of over seven years. Existing inventory related to finished devices are planned to be updated to the latest hardware revision and specifically allocated to a limited distribution for field reliability studies and are not slated for general purpose sales. The Company periodically evaluates inventory and makes specific write-offs and provides an allowance for inventory that is considered obsolete due to hardware and or software related changes. If the Company does not receive FDA clearance and/or obtain market acceptance of the MyoVista, the Company could have further material write-downs of inventory due to obsolescence in excess of the amount currently reserved.
Research and Development Expenses
In accordance with ASC Topic 730,
Accounting for Research and Development Costs,
the Company accounts for research and development expenditures, including payments to collaborative research partners and regulatory filing costs, as research and development expenses. Accordingly, all research and development costs are charged to expense as incurred.
Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives. The range of estimated useful lives used to calculate depreciation is generally 3 to 5 years. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized. When items are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in other income (expense).

The following is a summary of the Company’s property and equipment at January 31, 2023 and April 30, 2022:

	January 31,	April 30,
	2023	2022
Equipment	$390,328	$379,612
Furniture & fixtures	102,563	102,563
Leasehold improvements	32,812	32,812

Total	525,703	514,987
Less: Accumulated depreciation	(465,042)	(444,952)

Property and equipment, net	$60,661	$70,035

Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting, underwriting fees and other costs, incurred through the balance sheet date that are directly related to the Company’s IPO, were charged to stockholder’s equity upon completion of the IPO in June 2022.
Fair Value Measurements
The accounting guidance establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset transaction between market participants on the measurement date. Where available, fair value is based on observable market prices or is derived from such prices. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.
As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets;

•	Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

•	Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the assignment of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgement and considers factors specific to the asset or liability. The carrying amounts of the Company’s financial instruments, which primarily include cash and cash equivalents, accounts payable and accrued expenses, approximate their fair values due to their short-term nature. The carrying amounts of the Company’s existing notes payable approximate their fair values at the stated interest rates and are reflective of the prevailing market rates.

Leases
The Company determines if a contract is or contains a lease at inception or modification of a contract. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both (a) the right to obtain substantially all of the economic benefits from the use of the asset and (b) the right to direct the use of the asset.
Right-of-use
assets and liabilities are recognized based on the present value of future minimum lease payments over the expected lease term at commencement date. The Company measures and records a right-of-use
asset and lease liability based on the discount rate implicit in the lease, if known. In cases where the discount rate implicit in the lease is not known, the Company measures the right-of-use
assets and lease liabilities using a discount rate equal to the Company’s estimated incremental borrowing rate for loans with similar collateral and duration.
The Company elected to not apply the recognition requirements to leases of all classes of underlying assets that, at the commencement date, have a lease term of 12 months or less and do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Instead, lease payments for such short-term leases are recognized in operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.
Stock-Based Compensation
The Company accounts for employee and
non-employee
share-based compensation in accordance with the provisions of ASC 718,
Compensation – Stock Compensation
. Under ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant).
The estimated fair value of Common Stock option awards is calculated using the Black-Scholes option pricing model, based on key assumptions such as fair value of Common Stock, expected volatility, and expected term. These estimates require the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the calculation of the expected term of the award, (iii) the risk-free rate and (iv) expected dividend yields. As there has not been a public market for the Company’s Common Stock, management has determined the expected stock price volatility at the time of grant of the option by considering a number of objective and subjective factors, including stock price volatility of comparable companies that are publicly available and based on the industry, stage of life cycle, size and financial leverage of such other comparable companies.
Management has estimated the expected term of its Common Stock options using the “simplified” method, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the option due to its lack of sufficient historical data. The expected volatility is derived from the historical volatilities of comparable publicly traded companies over a period approximately equal to the expected term for the options. The risk-free interest rates for periods within the expected term of the option are based on the US Treasury securities with a maturity date that commensurate with the expected term of the associated award. There is no expected dividend yield since the Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future.
For stock options issued to employees and
non-employees,
the fair value of stock-based awards is recognized as compensation expense over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. The Company uses a straight-line attribution method for all grants that include only a service condition.
The Company accounts for forfeitures when they occur. Stock-based compensation expense recognized in the financial statements is reduced by actual awards forfeited.

Net Loss Per Common Share
Basic net loss per share excludes the effect of dilution and is computed by dividing the net loss attributable to common shareholders by the weighted-average number of shares of Common Stock outstanding during the period, without consideration of potentially dilutive securities.
Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of Common Stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, convertible preferred stock, stock options, Common Stock subject to repurchase related to early exercise of stock options, convertible stock warrants and convertible notes are considered to be potentially dilutive securities. As the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.
Common Stock Warrants
The Company grants warrants to purchase Common Stock in connection with financing transactions. Warrants are valued based on Black-Scholes models and the fair value is recorded to additional paid-in-capital.
Revenue Recognition
In accordance with ASC 606,
Revenue from Contracts with Customers,
revenue is recognized when a customer obtains control of promised goods or services. The guidance focuses on the core principle for revenue recognition, which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with ASC 606, which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation
A contract with a customer exists when (i) the Company enters into a legally enforceable contract with a customer, through a purchase order, that defines each party’s rights regarding the products to be transferred and identifies the payment terms related to these products, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for products that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The only performance obligation is to create and ship the product and each product has separate, distinct pricing. Performance obligations are met and revenue is recognized at a point in time when the order for its goods are shipped FOB manufacturer and control is transferred.
The transaction price is determined based on the amount expected to be entitled to in exchange for transferring the product to the customer net of any transaction price adjustments. The Company’s payment terms to customers generally range from 30 to 60 days.
Payment terms fall within the
one-year
guidance for the practical expedient which allows the Company to forgo adjustment of the promised amount of consideration for the effects of a significant financing component. The Company accepts product returns at its discretion or if the product is defective as manufactured. Historically, the actual product returns have been immaterial to the Company’s financial statements. The Company elected to treat shipping and handling costs as a fulfillment cost and included them in the cost of goods sold as incurred. Costs associated with product sales include commissions. The Company applies the practical expedient and recognizes commissions as expense when incurred because the expense is incurred at a point in time and the amortization period is less than one year. Commissions are recorded as selling expense.

The Company did not recognize material revenues during the three and nine-month periods ended January 31, 2023 or 2022. The Company’s revenues do not require significant estimates or judgements. The Company is not party to contracts that include multiple performance obligations or material variable consideration. As of January 31, 2023 and April 30, 2022, th
e Company did not have any contract assets or liabilities from contracts with customers and there were no remaining performance obligations that the Company had not satisfied.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Management considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent cumulative experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to the Company for tax reporting purposes, and other relevant factors.
A valuation allowance is established if it is more likely than not that all or a portion of the net deferred tax assets will not be realized.
Accruals for uncertain tax positions are provided for in accordance with applicable accounting standards. The Company may recognize the tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgement is required in assessing the future tax consequences of events that have been recognized in the financial statements or tax returns.
Based on its analysis, management has determined that it has not incurred any liability for unrecognized tax benefits as of January 31, 2023 and April 30, 2022.
The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.
The Company is subject to income taxes in the U.S. federal jurisdiction and franchise taxes in the State of Texas. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Generally, the Company is no longer subject to income tax examinations by major taxing authorities for years before 2018.
Note 4. Debt
Debt consists of the following:

	January 31,	April 30,
	2023	2022
$130,000 unsecured drawdown convertible promissory note (“$130K Note”)	$130,000	$130,000
$1.5 million secured convertible promissory notes (“$1.5M Notes”)	—	1,500,000
$1M Notes	1,000,000	1,000,000

	January 31,	April 30,
	2023	2022
Bridge convertible notes, net of discounts and deferred financing costs	—	3,441,807

	1,130,000	6,071,807
Less: current maturities	(130,000)	(1,630,000)

Notes payable, long-term	$1,000,000	$4,441,807

$130K Unsecured Drawdown Convertible Promissory Note
On August 12, 2019, the Company entered into an unsecured drawdown convertible promissory note with Front Range Ventures, LLC (“FRV”) for an aggregate amount not to exceed $130,000 (“$130K Note”). FRV is a shareholder of the Company and the Company entered into an agreement with FRV pursuant to which FRV is entitled to appoint a member of the Board of Directors and a board observer so long as it holds at least 71,000 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”).
The $130K Note may be repaid at any time upon
20
days’ notice to the holder. The $130K Note is convertible into Series C Preferred Stock at any time, upon written notice by either the holder or the Company or at maturity, at the lowest price paid for the Series C Preferred Stock prior to conversion, which is currently $25.00 per share. The $130K Note matures 20 days following FDA clearance of the Company’s MyoVista medical device. Under the terms of the agreement, the note is non-interest
bearing.
The $130K Note does not contain any covenants that restrict the Company’s ability to conduct business and does not contain specific events of defaults. Any breach of its terms by the Company would entitle FRV to all available rights and remedies, at law or in equity, available.
$1M Notes and Loan and Security Agreement
In April 2020, the Company entered into a loan and security agreement (the “$1M Loan and Security Agreement”) pursuant to which a secured promissory note in the original principal amount of $500,000 was issued to each of FRV (the “FRV Note”) and John Q. Adams (the “JQA Note”), who are both shareholders of the Company. John Q. Adams was also a Director of the Company at the time of entering into the $1M Loan and Security Agreement. Each party committed to lend a principal amount of $500,000, totaling $1,000,000, and the loan was drawn in three installments of $300,000 upon execution of the loan agreement, $350,000 on or about July 2, 2020 and $350,000 on or about September 4, 2020. The loan had an original maturity date of September 30, 2021, which was amended on September 30, 2021 making the note repayable on demand.
The $1M Loan and Security Agreement was amended again on November 3, 2021, extending the maturity to September 30, 2022. The loan was further amended on May 24, 2022, extending maturity to September 30, 2023. In connection with the amendment in May 2022, the Company agreed to pay Mr. Adams all accrued but unpaid interest on his note prior to September 30, 2022. In June 2022, the Company paid approximately $126,000 in accrued interest to Mr. Adams.
The $1M Loan and Security Agreement was further amended on January 24, 2023 to (i) extend the maturity date of the FRV Note to September 30, 2024, on which date the principal amount and all accrued interest thereon will be due and payable, and (ii) amend the dates on which principal and accrued interest is due under the JQA Note, such that interest accrued since June 28, 2022 will be due and payable on September 30, 2023, and the principal amount together with all accrued interest after September 30, 2023 will be due and payable on March 31, 2024.

The $1M Loan and Security Agreement accrues interest at a rate of 12% per annum, compounded annually, which is payable as described above. The Company is also required to pay default interest at a rate of 18% per annum, compounded annually, on any unpaid amounts after the applicable due date until the loan amounts are fully re-paid.
The loan is collateralized by substantially all of the Company’s assets and intellectual property, except for the secured interest on the covered technology as discussed in Note 8.
As of January 31, 2023 and April 30, 2022, accrued interest was approximately $204,000 and $229,000, respectively, and is included in accrued expenses in the accompanying condensed balance sheets.
$1.5M Secured Convertible Promissory Notes
In December 2020, the Board of Directors approved the offering of a series of secured convertible promissory notes in the amount of $1,500,000 (“$1.5M Notes”). The $1.5M Notes were sold as a series to a number of different investors with $1,490,000 of the notes being sold to shareholders of the Company of which members of the Board of Directors of the Company subscribed for $30,000. The notes had an original maturity of July 31, 2022 and were subsequently amended on November 2, 2021, extending maturity to October 31, 2022. The entire amount of the $1.5M Notes converted upon the IPO into 909,071 shares of Common Stock at a conversion price of $1.65 (see Note 5). In accordance with their terms, no interest was payable as the notes converted prior to maturity.
2021 Bridge Securities
In December 2021 the Board approved the sale of Senior Subordinated Convertible Loan Notes (the “Bridge Notes”) and associated warrants (the “Bridge Warrants” and, together with the Bridge Notes, the “2021 Bridge Securities”). The Company sold $4,695,555 principal value of the Bridge Notes which were issued with a 10% original issue discount (OID), and accrued interest at 8% per annum and had a maturity date of December 22, 2024. In accordance with their terms, the entire amount of the Bridge Notes, including $165,516 of accrued interest, converted upon the IPO into 1,606,027 shares of Common Stock at a conversion price of $2.89 and pre-funded
warrants to acquire 77,443 shares of Common Stock at an exercise price of $0.0001 per share (see Note 5). The Bridge Warrants have a
5-year
term from their date of issuance and, in accordance with their terms following the IPO, had the right to purchase 1,365,960 shares of Common Stock at an exercise price of $5.16 per share. The exercise price of the Bridge Warrants were subject to full ratchet downward adjustment for
18-months
following the IPO in the event of an issuance of Common Stock (or issuance of convertible securities or options at a lower price conversion/exercise price) than the then exercise price. Upon a lowering of the exercise price the holder will be entitled to exercise the Bridge Warrants so the new exercise price multiplied by the number of shares of Common Stock purchased is 150% of the principal amount of the 2021 Bridge Notes purchased.
Subsequent to the IPO, pursuant to provisions in the Bridge Notes limiting the number of shares of Common Stock into which the Bridge Notes were convertible, 61,913 shares of Common Stock into which the Bridge Notes converted were cancelled and deemed null and void, ab initio
, from the time of the conversion and issuance, and a
Pre-Funded
Warrant to purchase an additional 61,913 shares of Common Stock was issued. The pre-funded
warrants have substantially the same terms as the Bridge Warrants except that the exercise price is $0.0001 per share. On September 8, 2022, the Company entered into a written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities which amended the terms of the Bridge Warrants to make them more consistent with the terms of the IPO Warrants. Subsequently, on February 3, 2023, the Company entered into a second written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities which lowered the exercise price of the Bridge Warrants for a limited exercise period of ten business days and removed the exercise price adjustment provisions of the Bridge Warrants with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits (see Note 5).

Paycheck Protection Program Loans
On January 25, 2021, the Company received loan proceeds in the amount of $250,200 under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), to provide loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. Following the PPP guidelines, the Company filed for loan forgiveness in May 2021, and in June 2021, the Small Business Administration approved the filing and forgave the loan. The forgiveness of the PPP loan is recorded in gain on extinguishment of debt in the statement of operations as of the period ended January 31, 2022.
Note 5. Stockholders’ Equity (Deficit)
Preferred Stock
The Company authorized 20,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 10,000 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 10,000 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), and 600,000 shares have been designated as Series C Preferred Stock with a liquidation preference to Common Stock. During the year ended April 30, 2022, there were no issuances of Preferred Stock by the Company.
On June 2, 2022, the Company filed amendments to the Amended and Restated Certification of Designations of Series A Convertible Preferred Stock and the Amended and Restated Certification of Designations of Series B Convertible Preferred Stock, which amended certain provisions in the agreements including to provide that on completion of an IPO by the Company, each share of Series A and Series B Preferred Stock would automatically be converted into shares of Common Stock and all shares of Series A and Series B Preferred Stock would be deemed converted and canceled. Upon consummation of the IPO in June 2022, all the outstanding shares of Series A Preferred Stock were converted into 703,290 shares of Common Stock at a conversion ratio of 70.33 shares of Common Stock for each share of Series A Preferred Stock and all outstanding shares of Series B Preferred Stock were canceled.
Series C Preferred Stock
The Series C Preferred Stock was originally issued at $25.00 per share. An amendment to, or waiver of rights in, the Series C Preferred Stock certificate of designation requires the approval of holders of a majority of the outstanding shares of Series C Preferred Stock and FRV (so long as FRV owns at least 71,000 shares of Series C Preferred Stock).
At January 31, 2023 and April 30, 2022, there were 403,228 and 463,265 shares of Series C Preferred Stock outstanding, respectively.
Holders of the Series C Preferred Stock are entitled to receive dividends at an annual rate of $1.50 per share of Series C Preferred Stock, shall accrue and are payable out of funds legally available, are payable only when and if declared by the board of directors, and are noncumulative. No dividends have been declared to date. The holders of the shares of Series C Preferred Stock have voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and vote together as one class with Common Stock.
Each share of Series C Preferred Stock is convertible, at the option of the holder at any time, into such number of fully paid and non-assessable
shares of Common Stock determined by dividing the original issue price of $25.00 by the conversion price for such series in effect at the time of conversion for the Series C Preferred Stock. The conversion price for the Series C Preferred Stock is subject to adjustment in accordance with conversion provisions contained in the Company’s certificate of formation, as amended.

For the nine-month period ended January 31, 2023, 60,037 shares of Series C Preferred Stock converted into 230,086 shares of Common Stock at a conversion ratio of 3.8274 shares of Common Stock for each share of Series C Preferred Stock.
At January 31, 2023, the Series C Preferred Stock were convertible into 1,603,338 shares of Common Stock at a conversion price of $6.29 per share.
In February 2023, 27,557 shares of Series C Preferred Stock were converted into 117,768 shares of Common Stock at a conversion ratio of 4.2736 shares of Common Stock for each share of Series C Preferred Stock.
In March 2023, the Series C Preferred Stock conversion price was adjusted to $5.82, and the remaining shares of Series C Preferred Stock were convertible into 1,614,342 shares of Common Stock.
Common Stock
The Company’s Certificate of Formation, as amended, authorizes 500,000,000 shares of Common Stock with a par value of $0.001 per share. As of January 31, 2023 and April 30, 2022, the Company had issued 8,349,859 and 3,323,942 shares of Common Stock, respectively.
During the nine months ended January 31, 2023, the Company issued 5,025,917 shares of Common Stock, as set forth in the below table:

Number of Shares
Issuance of Common Stock in IPO	1,500,000
Conversion of $1.5M notes to Common Stock (see Note 4)	909,071
Conversion of Bridge Notes and accrued interest to Common Stock (see Note 4)	1,544,114
Conversion of Series A Preferred Stock to Common Stock	703,290
Conversion of Series C Preferred Stock to Common Stock	230,086
Exercise of pre-funded warrants	139,356

Common Stock issued during the nine months ended January 31, 2023	5,025,917

Summary table of Common Stock share transactions:
Balance at April 30, 2022	3,323,942
Issued in Fiscal 2023	5,025,917

Balance at January 31, 2023	8,349,859

On June 17, 2022, the Company closed on the sale of 1,500,000 units in the IPO (the “Units”), with each Unit consisting of one share of Common Stock, par value $0.001 per share, and one warrant to purchase one share of Common Stock at a combined public offering price of $4.25 per Unit. Additionally, in the IPO, the underwriter exercised the over-allotment option, for 225,000 warrants at a public offering price of $0.01 per warrant. The Common Stock and warrants were immediately separable following the IPO. The warrants have an exercise price per share of $4.25 and are exercisable at any time up to expiration which is five years from the date of issuance. The Company received approximately $5.2 million in net proceeds from the IPO after deducting the underwriting discount and commission and other IPO expenses payable by the Company of approximately $1.2 million.

The holders of Common Stock are entitled to receive dividends whenever funds and assets are legally available and when declared by the board of directors, subject to the rights of holders of Preferred Stock outstanding. No dividends were declared as of or through the nine months ended January 31, 2023 and the year ended April 30, 2022.
Common Stock Warrants
The Company has issued warrants to investors in connection with funding or for services rendered and these warrants are convertible into a number of shares of the Company’s Common Stock for a period of 5 years from the date of issuance.
The following is a summary of warrant activity during the nine months ended January 31, 2023:

	Warrants Outstanding and Exercisable	Exercise Price Per Share		Weighted Average Strike Price per Share
Balance, April 30, 2022	1,442,401	$ $	3.47- 15.18	$9.00
Issued	3,652,826	$ $	0.0001- 4.25	$4.09
Exercised	(139,356)		$0.0001	$0.0001
Cancelled	(1,365,960)		$5.16	$5.16

Balance, January 31, 2023	3,589,911	$ $	0.0001- 15.18	$4.32

Bridge Warrants and
Pre-Funded
Warrants
In connection with the Bridge Securities, as discussed in Note 4, the Company issued Bridge Warrants to note holders. The Bridge Warrants were subject to antidilution provisions and price adjustments. Upon consummation of the IPO, the Company issued 1,606,027 shares of Common Stock and pre-funded
warrants to acquire 77,443 shares of Common Stock from the conversion of the Bridge Notes. As discussed in Note 4, subsequent to the IPO, 61,913 shares of Common Stock into which the Bridge Notes converted were cancelled and deemed null and void, ab initio
, from the time of the conversion and issuance and a
Pre-Funded
Warrant to purchase an additional 61,913 shares of Common Stock was issued. The pre-funded
warrants have substantially the same terms as the Bridge Warrants except that the exercise price is $0.0001 per share.
Upon consummation of the IPO, pursuant to the terms of the Bridge Warrants, the holders of the Bridge Warrants became entitled to purchase a total of 1,365,960 shares of Common Stock at an exercise price of $5.16 per share, subject to antidilution provisions with respect to the number of shares issuable upon exercise and full ratchet price protection on the exercise price whenever the Company issues shares of Common Stock for consideration per share less than the exercise price then in effect. On September 8, 2022, the Company entered into a written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities. The amendment simplified the Bridge Warrants and made their terms more consistent with the IPO Warrants. As a result of the amendment:

•
The number of shares of Common Stock for which the Bridge Warrants are exercisable increased to a total 1,683,470 shares and such number is no longer subject to antidilution adjustments if the Company issues shares of Common Stock for consideration per share less than the exercise price then in effect. The 1,683,470 shares represent the total number of shares of Common Stock and pre-funded
warrants into which the Bridge Notes converted upon the IPO (therefore providing the former Bridge Note holders with one warrant for every share of Common Stock (or
Pre-Funded
Warrant) they received upon the Bridge Note conversion);

•
The exercise price of the Bridge Warrants was reduced to $4.25 per share and the price protection provisions applicable to the exercise price of the Bridge Warrants whenever the Company issues shares of Common Stock were amended such that the exercise price will only be adjusted if such issuances are for consideration per share less than 80% of the exercise price then in effect, subject to certain exceptions; and

•	The period for which the exercise price protection provisions apply was shortened from ending on December 15, 2023 to ending on June 15, 2023 (i.e. 12 months following the IPO).
Following the Bridge Warrant Amendment, the Company cancelled 1,365,960 warrants that were issued previously to purchase Common Stock and re-issued
1,683,470 warrants to purchase shares of Common Stock per the terms of the amendment.
In January 2023, 139,356
pre-funded
warrants were exercised into 139,356 shares of Common Stock at an exercise price of $0.0001 for cash consideration of $14.
Subsequently, on February 3, 2023, the Company entered into a second written amendment to the Bridge Warrants with the lead investor in the private placement of the 2021 Bridge Securities. As a result of the amendment:

•
the current Bridge Warrant exercise price (the “Exercise Price”) of $4.25 was lowered for a period of ten business days beginning February 3, 2023 and ending February 16, 2023 (the “Limited Period”), during which period the exercise price was set at $1.00, subject to adjustments set forth in the Bridge Warrant, and subject to the conditions that (i) no more than 1,669,971 shares of Common Stock could be issued under all Bridge Warrants during the Limited Period and (ii) once 1,663,220 shares of Common Stock had been issued under all Bridge Warrants during the Limited Period, the Company could restrict all further exercises of the Bridge Warrants during the Limited Period to cashless exercises (as described below).

•
during the Limited Period, the holder, in its sole discretion, could elect a cashless exercise of the Bridge Warrant in whole or in part, pursuant to which the holder would receive a net number of shares of Common Stock equal to one-third
of the total number of shares with respect to which the Bridge Warrant then being exercised.

•
the Exercise Price adjustment provisions of the Bridge Warrants were removed with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits.

•
in the event that the aggregate number of shares of Common Stock to be received by a holder upon an exercise of its Bridge Warrant during the Limited Period would result in such holder’s receiving shares of Common Stock in excess of is applicable Maximum Percentage (as defined in the Bridge Warrant), in lieu of delivery of shares of Common Stock in excess of the Maximum Percentage, the holder shall receive such excess shares as pre-funded
warrants with certain exercise price adjustment provisions removed.

During the Limited Period, the Company issued 1,172,304 shares of Common Stock and a pre-funded
warrant to purchase 150,000 shares of Common Stock pursuant to the exercise of the Bridge Warrants and received approximately $1.3 million in proceeds from these exercises. Immediately after the end of the Limited Period, Bridge Warrants to purchase 298,667 shares of Common Stock remained outstanding, with a fixed exercise price of $4.25, subject to adjustments as set forth in the Bridge Warrants.
IPO Warrants and Underwriter’s Warrants
In the IPO, the Company issued warrants to purchase 1,500,000 shares of Common Stock (“IPO Warrants”) with a per share exercise price of $4.25 and exercisable immediately. The IPO Warrants expire five years from the date of issuance. Pursuant to the Underwriting Agreement dated June 15, 2022 between the Company and The Benchmark Company, LLC (the “Underwriter”), the Company granted the Underwriter a
30-day
option to purchase up to an additional 225,000 shares of Common Stock and/or IPO Warrants to cover over-allotments. On consummation of the IPO, the Underwriter exercised the over-allotment option to purchase 225,000 IPO Warrants. The Company also issued warrants to purchase an aggregate of 105,000 shares of Common Stock (the “Underwriter’s Warrants”), representing 7% of the aggregate number of shares of Common Stock underlying the Units sold in the IPO to the Underwriter, as a part of the underwriting compensation payable in connection with the IPO. These Underwriter’s Warrants are exercisable at a per share price equal to $4.25 per share, expire five years from the date of issuance, and are subject to a
180-day
lock-up
period.
Note 6. Stock-based Compensation
The Company grants certain employees and board members stock option awards where vesting is contingent upon a service period, as it believes that such awards better align the interests of its employees with those of its shareholders. Stock option awards are granted with an exercise price equal to or above the market price of the Company’s stock at the date of grant. Certain stock option awards provide for accelerated vesting if there is a change in control, as defined in the Nonstatutory Stock Option Agreement. Unvested stock options forfeit when an employee leaves the Company.
Where option awards are granted based on service periods, they generally vest quarterly based on 3 years continuous service for executive directors and employees, or 12 months continuous service for directors and have ten-year
contractual terms.
The Company also grants stock option awards where vesting is contingent upon meeting various departmental and company-wide performance goals, including FDA and CE Mark regulatory approval and certain EBITDA and funding thresholds. Such performance-based stock options are expected to vest when the performance criteria and metrics have been met. These stock options have contractual lives of ten years.
At January 31, 2023, the Company did not have an ERISA stock awards plan. So, all stock options issued to date were
Non-ERISA
Plan options and do not have any of the tax and other benefits afforded to ERISA stock option awards. In March 2023, the Company’s board of directors adopted, subject to shareholder approval, the 2023 Equity Incentive Plan (the “Equity Incentive Plan”) and, unless earlier terminated, will continue for a term of ten years. The maximum aggregate number of shares that may be issued under the Equity Incentive Plan is 2,500,000 shares of Common Stock plus (ii) any shares of Common Stock subject to options that expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares to be added to the Equity Incentive Plan under this clause (ii) equal to 832,195 shares of Common Stock. The number of shares of Common Stock available for issuance under the Equity Incentive Plan will be subject to automatic increase on the first day of each fiscal year (commencing with our fiscal year beginning May 1, 2024), so that the number of shares available for issuance under the Equity Incentive Plan is equal to the least of: (A) twenty-five percent (25%) of the total number of shares of all classes of Common Stock and Preferred Stock as converted to Common Stock outstanding on the last day of the immediately preceding fiscal year, and (B) a lesser number of shares determined by the Administrator (as defined in the Equity Incentive Plan). As of March 16, 2023, there have been no awards issued under the Equity Incentive Plan.

The following is a summary of service-based stock option activity during the nine months ended January 31, 2023:

	Number of Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)
Outstanding—April 30, 2022	254,215	$11.79	4.6
Options forfeited	(2,273)	1.16	—

Outstanding— January 31, 2023	251,942	$11.89	3.9

Non-vested at January 31, 2023	3,851	$3.31	8.9
Vested at January 31, 2023	248,091	$12.02	3.8
The following is a summary of performance-based stock option activity during the nine months ended January 31, 2023:

	Number of Options Outstanding	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)
Outstanding—April 30, 2022	581,768	$5.16	7.8
Options forfeited	(1,515)	3.47	—

Outstanding— January 31, 2023	580,253	$5.16	7.1

Non-vested at January 31, 2023	432,665	$5.57	7.1
Vested at January 31, 2023	147,588	$3.97	7.1
As of January 31, 2023, there was approximately $3,600 of unrecognized compensation costs related to non-vested
service-based Common Stock options and approximately $1,699,000 of unrecognized compensation costs related to non-vested
performance-based Common Stock options.
Note 7. Income Taxes
The tax effects of temporary differences and carry-forwards that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	January 31,	April 30,
	2023	2022
Deferred tax assets (liabilities):
Net operating loss carryforwards	$9,447,212	$8,387,881
Start-up costs	960,269	1,036,080
Stock option and warrant payments	441,977	423,624
Accumulated depreciation	(2,839)	(2,668)
Research and development credits	255,600	255,600
Research and development warrants	21,488	21,488

Total deferred tax assets, net	11,123,707	10,122,005
Valuation Allowance	(11,123,707)	(10,122,005)

Net Deferred Tax Assets	$—	$—

For the nine months ended January 31, 2023 and the year ended April 30, 2022, the Company’s cumulative net operating loss for federal income tax purposes was approximately $45 million and $39 million, respectively. The net operating loss, subject to limitations, may be available in future tax years to offset taxable income. The net operating loss carry-forward will begin to expire in year 2028.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences, and therefore, a full valuation allowance has been recorded at January 31, 2023 and April 30, 2022.
Note 8. Commitments and Contingencies
Operating Leases
The Company has a long-term operating lease for office, industrial, and laboratory space which was entered into in May 2017. On September 27, 2022, the Company entered into the First Amendment to Lease (the “Lease Amendment”), which amended the Lease Agreement to document the exercise of its option to extend the term of the lease for an additional 64 months, commencing February 1, 2023, and expiring on May 31, 2028 (the “Extension Term”). Pursuant to the amendment, the Company will pay initial monthly payments of $13,129, beginning February 2023, subject to 3% annual increases. The Company will receive a four-month rent concession at the start of the lease extension period on February 1, 2023. The lease also provides for allowances for tenant improvements which may be credited to rent within the first twelve-months of the Extension Term. As a result of this amendment, the Company recognized an additional right-of-use asset and corresponding lease liability of $549,227. The right-of-use asset and liability recognized equals the present value of the remaining payments due under the amended lease.
Rent expense for the three and nine months ended January 31, 2023 was $45,099 and $130,663, respectively, compared to $49,422 and $139,151, respectively, for the comparable periods in 2022.
The Company records
right-of-use
assets and liabilities at the present value of the fixed lease payments over the term at the commencement date. The Company uses its incremental borrowing rate of 12% to determine the present value of the lease as the rate implicit in the lease is typically not readily available.
Information related to the Company’s
right-of-use
assets and lease liabilities consist of the following:

January 31,
2023
Right-of-use assets	$549,227

Lease liabilities, current	—
Lease liabilities, net of current portion	549,227

Total lease liabilities	$549,227

Weighted average remaining term (in years)	5.3
Weighted average discount rate	12%

As of January 31, 2023, future maturities of lease liabilities due under lease agreements for the fiscal year ended are as follows:

April 30, 2024	$98,053
April 30, 2025	161,164
April 30, 2026	165,190
April 30, 2027	169,307
Thereafter	188,052
Less imputed interest	(232,539)

Total operating lease liabilities	$549,227

Litigation
From time to time, the Company may be subject to legal proceedings and claims that arise in the ordinary course of business. The Company does not believe that the outcome of those matters will have a material adverse effect to the financial position, operating results or cash flows. However, there can be no assurance such legal proceedings will not have a material impact.
The Company is not aware of any material claims outstanding or pending against the Company as of January 31, 2023.
Royalty Agreements
In 2013, the Company entered into an agreement (“Technology Agreement”) with its founder, conveying ownership of all intellectual property and rights to the Company. As part of that agreement, the Company will make royalty payments, based upon paid MyoVista device unit sales, as follows:
a) $500 on each of the first 2,400 MyoVista devices; and
b) $200 on each MyoVista device thereafter until royalties total $3,500,000.
The royalty obligation has a first priority security interest and pledge on the covered technology (as defined in the Technology Agreement, which essentially is comprised of the intellectual property of the MyoVista device) in priority to the debt holders of the $1.5M Notes and $1M Loan and Security Agreement as discussed further in Note 4.
Upon (i) the aggregate payment of $3,000,000 of royalties; (ii) the Common Stock having a closing quoted share price of $68.75 per share or more; or (iii) receipt by the Company of a bona fide offer valuing the Common Stock at $68.75 or more, then the secured interest and pledge shall be released.
In the event of a bankruptcy of the Company, any balance of the $3,500,000 royalty not paid at that point would accelerate and become an immediately due debt obligation of the Company with the benefit of the secured interest and pledge (if it remained at such time).
In December 2015, the Company entered into an agreement with The University Court of The University of Glasgow (“Glasgow”) for the license of the Glasgow algorithm interpretive analysis for the conventional ECG trace. As part of that agreement, the Company was required to make royalty payments, based upon MyoVista device unit sales dependent on sale volumes per year, and subject to minimum annual fees. To date, such amounts have been expensed to research and development as the Glasgow algorithm is an essential part of the device development as part of the submission for FDA clearance of the MyoVista device. The Company is currently in discussion with Glasgow to amend the agreement as prior to FDA clearance, there is no expectation of significant sales volumes.

Collaboration Agreements
On November 29, 2022, the Company entered into a multi-year Collaboration Agreement with Rutgers, The State University of New Jersey, to develop
AI-based
ECG algorithms for new or improved ECG indications.
Note 9. Related Parties
Kyngstone Limited (“Kyngstone”), a company incorporated in the United Kingdom in which our Chairman and CEO is a director and controlling shareholder, previously provided advisory services to the Company in the normal course of business. For the three and nine-month period ended January 31, 2023, there were no expenses in respect of Kyngstone and for the three and nine-month period ended January 31, 2022, the Company recorded expenses of $25,000 and $75,000, respectively, in respect of Kyngstone.
See Note 4 for details regarding related party debt held with shareholders and Company directors.
Note 10. Subsequent Events
The Company has evaluated subsequent events after the balance sheet date of January 31, 2023, through the date of filing. Please refer to Notes 4, 5, and 6 regarding the second Bridge Warrant amendment, the adjustment to the conversion price of the Series C Preferred Stock, conversion of Series C Preferred Stock, and adoption, subject to shareholder approval, of the Equity Incentive Plan that occurred after January 31, 2023.
On March 10, 2023, the Company entered into a purchase agreement and registration rights agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) providing for the purchase, from time to time at the Company’s discretion, of up to $15.0 million of the Company’s Common Stock, over the thirty-six
(36) month term of the purchase agreement. The Company issued to Lincoln Park, 100,000 shares of its Common Stock as initial commitment shares in consideration for entering into the purchase agreement and has agreed to issue an additional 62,500 shares of Common Stock, as additional commitment shares, upon receiving $2.0 million of proceeds. The Company does not have the right to commence any sales until all of the conditions set forth in the purchase agreement have been satisfied, including, but not limited to, a resale registration statement being declared effective by the SEC.

UP TO 8,000,000 SHARES OF COMMON STOCK

Heart Test Laboratories, Inc.

PRELIMINARY PROSPECTUS

MAXIM GROUP LLC

The date of this prospectus is             , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration and the FINRA filing fee, are estimated:

SEC registration fee	$920
FINRA filing fee	$1,753
Transfer agent, warrant agent and registrar fees and expenses	$10,000
Legal fees and expenses	$200,000
Printing fees and expenses	$10,000
Accounting fees and expenses	$25,000
Miscellaneous fees and expenses	$12,327

Total	$260,000

Item 14. Indemnification of Directors and Officers

Heart Test Laboratories, Inc. (the “Company”, “we”, “us” or “our”)) was incorporated under the laws of Texas.

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its certificate of formation all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. Our amended and restated certificate of formation (the “Certificate of Formation”) provides that a director of the Company will not be liable to the Company or its shareholders for monetary damages for any act or omission by the director in the performance of his duties, except that, pursuant to the TBOC, there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to our Company or our shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to our Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that a corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent or officer of a corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from the Company to the same extent that directors may seek indemnification and advancement of expenses from the Company.

Further, our Certificate of Formation and second amended and restated bylaws (the “Bylaws”) provide that we must indemnify our directors and officers to the fullest extent authorized by law. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We have also entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by the TBOC and our Certificate of Formation and Bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee or agent (including as a trustee, fiduciary, partner or manager or in a similar capacity) of another enterprise or an employee benefit plan at our request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Certificate of Formation and Bylaws or the terms of the indemnification agreements.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the securities described in this section, which were not registered under the Securities Act.

Issuance of Capital Stock

•

In April 2020, we issued and sold 28,990 shares of our Series C convertible preferred stock, par value $0.001 per share (the “Series C Preferred Stock”), to accredited investors at a purchase price of $25.00 per share for $724,750 in cash consideration.

•

In July 2020, we issued warrants to purchase an aggregate amount of 13,083 shares of our common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $8.25 per share as consideration, in lieu of cash, for approximately $108,000 billed in respect of research and development services rendered by third-parties to the Company.

•	In October 2020, we issued and sold 8,000 shares of our Series C Preferred Stock to accredited investors at a purchase price of $25.00 per share for $200,000 in cash consideration.

•

From December 2020 to April 2021, we issued and sold secured convertible promissory notes (the “$1.5M Notes”) to accredited investors in the aggregate principal amount of $1.5 million. The $1.5M Notes accrue interest at a rate of 12% per annum.

•

From June to July 2021, we issued warrants to purchase an aggregate amount of 11,084 shares of our Common Stock at an exercise price of $8.25 per share as consideration, in lieu of case, for approximately $110,000 billed in respect of research & development services rendered by third-parties to contractors of the Company.

•

In November 2021, we issued warrants (the “$1.5M Lender Warrants”) to purchase 4,545 shares of our Common Stock at an exercise price equal to the lower of (i) $6.05 per share and (ii) 30% discount to the offering price for the sale of Common Stock in a public offering, to accredited investors as consideration for the extension of the maturity of the $1.5M Notes. The exercise price of the $1.5M Lender Warrants was adjusted to $2.89 per share following the IPO.

•

In November 2021, we issued warrants (the “$1M Lender Warrants”) to purchase 15,152 shares of our Common Stock at an exercise price equal to the lower of (i) $6.05 per share and (ii) 30% discount to the offering price for the sale of Common Stock in a public offering, to accredited investors as consideration for the extension of the maturity of the $1M Loan and Security Agreement. The exercise price of the $1M Lender Warrants was adjusted to $2.89 per share following the IPO.

•

From October 2021 to February 28, 2022, we issued and sold senior subordinated convertible notes (the “Bridge Notes”) in the aggregate principal amount of $4.7 million to accredited investors for net proceeds of $4.2 million after deduction of the 10% original issue discount on our Bridge Notes (the “2021 Bridge Financing”). The Bridge Notes accrued interest at a rate of 8% per annum. The Company received net proceeds of approximately $4.2 million.

•

From October 2021 to February 28, 2022, in connection with our 2021 Bridge Financing, we issued warrants to originally purchase 775,420 shares of our Common Stock to accredited investors at an initial exercise price of $9.08 per share subject to certain round down provisions.

•

In June 2022, as a result of IPO, the Series B convertible preferred stock, par value $0.001 per share, was cancelled and we issued 703,290 shares of Common Stock to certain officers, prior directors and employees in connection with the conversion of the Series A convertible preferred stock, par value $0.001 per share.

•

In July 2022, we issued an aggregate of 188,217 shares of Common Stock without the payment of additional consideration upon the conversion of 49,176 shares of Series C Preferred Stock by a holder. Such shares of Common Stock were issued in reliance on the exemption from registration provided by Section 4(a)(2) and/or Section 3(a)(9) of the Securities Act. In accordance with Section 3(a)(9) of the Securities Act, the securities were exchanged by the Company with its existing security holder in a transaction where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

•

In September 2022, we issued warrants (the “Pre-Funded Bridge Warrants”) to purchase 61,913 shares of Common Stock to an accredited investor in connection with the cancellation of 61,913 shares of Common Stock (with the issuance of such cancelled shares being deemed null and void, ab initio) pursuant to provisions in the Bridge Notes limiting the number of shares of Common Stock into which the Bridge Notes were convertible.

•

In September 2022, as a result of the Amendment No. 1 to Bridge Warrant by and between Heart Test Laboratories, Inc. and the lead investor under the Bridge SPA, dated September 8, 2022 (the “Bridge Warrant Amendment No. 1”), the number of shares of Common Stock for which the Bridge Warrants are exercisable increased by 317,510 shares. The Bridge Warrant Amendment No. 1, including the issuance of the shares of Common Stock underlying the Bridge Warrants and of the amended and restated Bridge Warrants to accredited investors, was completed in accordance with Section 3(a)(9) of the Securities Act, as securities exchanged by the Company with its existing security holders in a transaction where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, and/or Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

•

In January 2023, the lead investor under the Securities Purchase Agreement we entered into with the Bridge Purchasers in connection with the 2021 Bridge Financing (the “Bridge SPA”) exercised its Pre-Funded Bridge Warrants in full to acquire 139,356 shares of Common Stock at an exercise price of $0.0001 per share, for a total exercise price of $13.94.

•

In February 2023, we entered into Amendment No. 2 to Bridge Warrant by and between the Company and the lead investor under the Bridge SPA, dated February 3, 2023 (the “Bridge Warrant Amendment No. 2”), which included the issuance of the shares of Common Stock underlying the Bridge Warrants and the amended and restated Bridge Warrants to accredited investors, was completed in accordance with Section 3(a)(9) of the Securities Act, as securities exchanged by the Company with its existing security holders in a transaction where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, and/or Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering. During a period of ten business days beginning February 3, 2023 and ending February 16, 2023, the Company issued 1,172,304 shares of Common Stock and a pre-funded warrant to purchase 150,000 shares of Common Stock (the “Remaining Pre-Funded Bridge Warrant”) pursuant to exercises of the Bridge Warrants. The issuance of the shares of Common Stock upon the exercises of the Bridge Warrants were completed in accordance with Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering. The issuance of the Remaining Pre-Funded Bridge Warrant was completed in accordance with Section 3(a)(9) of the Securities Act. In accordance with Section 3(a)(9) of the Securities Act, the Remaining Pre-Funded Bridge Warrant was issued by the Company to its existing security holder in exchange for existing Bridge Warrants in a transaction where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. The Remaining Pre-Funded Bridge Warrant will take on the registered characteristics of the existing Bridge Warrants as in effect prior to the Bridge Warrant Amendment No. 2.

•

In March 2023, we issued warrants to purchase an aggregate amount of 250,000 shares of our Common Stock at an exercise price of $1.04 per share as consideration, in lieu of cash, for approximately $203,000 billed in respect of research and development services rendered by a third-party to the Company.

•	In March 2023, we issued 485 shares of our Common Stock to a certain unrelated third party for consideration of $20,000.

•

As of June 1, 2023, we have issued 619,930 shares to Lincoln Park, including the 100,000 shares of our Common Stock to Lincoln Park in accordance with the Lincoln Park Purchase Agreement, dated March 13, 2023, receiving gross proceeds of approximately $498,000.

Except in connection with the 2021 Bridge Financing, no underwriters were involved in the foregoing sales of securities described above in this Item 15. The Benchmark Company LLC was paid a fee of $94,500 in connection with the 2021 Bridge Financing. Unless otherwise stated, the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Grants and Exercises of Stock Options

•

In November 2020, we granted stock options to certain employees, officers and directors of the Company to purchase an aggregate amount of 148,788 shares of our Common Stock at an exercise price of $1.16 per share, of which 3,030 shares vest over a period of time and 145,758 shares vest upon specific Company performance metrics. As of June 1, 2023, 3,030 shares of time-based awards and 53,030 shares of performance-based awards were vested, 91,819 shares of performance based awards were unvested, and 909 options have been forfeited.

•

In May 2021, we granted stock options to certain employees of the Company to purchase an aggregate amount of 2,273 shares of our Common Stock at an exercise price of $1.16 per share, vesting over a period of time. As of July 2022, all of such options have been forfeited.

•

In March 2022, we granted stock options to certain employees, officers and directors of the Company to purchase an aggregate amount of 158,106 shares of our Common Stock at an exercise price of $3.47 per share, vesting over time and performance-based metrics. As of June 1, 2023, 61,175 awards have vested, 1,970 awards have been forfeited, and 94,961 were unvested.

•

In February and March 2022, we granted stock options to our Chief Financial Officer to purchase an aggregate amount of 9,090 shares of our Common Stock at an exercise price of $3.47 per share, vesting over time and performance-based metrics. As of June 1, 2023, 6,818 awards have vested.

•

In March 2023, we granted stock options to certain employees, officers and directors of the Company to purchase (i) an aggregate amount of 919,000 shares of our Common Stock at an exercise price of $0.97 per share, vesting over time and performance-based metrics, and (ii) an aggregate amount of 12,500 shares of our Common Stock at an exercise price of $1.02 per share, vesting over time and performance-based metrics. As of June 1, 2023, all of the awards were unvested.

•	There were no grants of stock options to our employees, officers or directors in April or May 2023.

The issuances of the securities described above in this Item 15 under “Grants and Exercises of Stock Options” were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 701 promulgated thereunder as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The shares of Common Stock to be issued upon the exercise of the options are deemed to be restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index below and incorporated by reference herein.

Exhibit Number	Exhibit Description

1.1*	Form of Placement Agency Agreement by and between Heart Test Laboratories, Inc. and Maxim Group LLC, as exclusive placement agent thereunder.

3.1	Amended and Restated Certificate of Formation of Heart Test Laboratories, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

3.2	Certificate of Designations, Number, Voting Power, Preferences and Rights of Series C Convertible Preferred Stock of Heart Test Laboratories, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

3.3	Second Amended and Restated Bylaws of Heart Test Laboratories, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

3.4	Form of Certificate of Amendment to Amended and Restated Certificate of Formation of Heart Test Laboratories, Inc. (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed with the SEC on June 6, 2022).

3.5	Certificate of Amendment to Amended and Restated Certificate of Formation of Heart Test Laboratories, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC June 23, 2022).

4.1	Form of Registration Rights Agreement by and among Heart Test Laboratories, Inc. and the parties listed as signatories thereto related to the Series C Preferred Stock (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

4.2	Form of Bridge Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

4.3	Form of $1M Lender Warrant and $1.5M Lender Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

4.4	Form of Investor Warrant (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

4.5	Representative’s Warrant Agreement issued June 17, 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 23, 2022).

4.6	Warrant Agent Agreement dated June 17, 2022 between Heart Test Laboratories, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 23, 2022).

4.7	Form of Certificated Warrant (incorporated by reference to Exhibit 4.10 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed with the SEC on June 10, 2022).

4.8	Amendment No. 1 to Bridge Warrants dated September 8, 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 9, 2022).

Exhibit Number	Exhibit Description

4.9	Form of Amendment No. 2 to Bridge Warrants dated February 3, 2023 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 3, 2022).

4.10	Form of Amended and Restated Warrant to Purchase Common Stock, as amended through February 3, 2023 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 22, 2023).

4.11	Form of Pre-Funded Warrant, issued pursuant to Amendment No. 2 to Warrants to Purchase Common Stock (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K/A, filed with the SEC on March 14, 2023).

4.12*	Form of Placement Agent Warrant.

5.1*	Opinion of Foley Shechter Ablovatskiy LLP.

10.1	MyoVista Technology Agreement, by and between Heart Test Laboratories, Inc. and Guangren “Gary” Chen, dated December 31, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022)

10.2	First Amendment of MyoVista Technology Agreement by and between Heart Test Laboratories, Inc. and Guangren “Gary” Chen, dated March 13, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022)

10.3	Master Assignment by and between Heart Test Laboratories, Inc. and Guangren “Gary” Chen, dated January 1, 2014 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.4	Security Agreement and Pledge by and between Heart Test Laboratories, Inc. and Guangren “Gary” Chen, dated March 14, 2014 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.5	Evaluation, Option and License Agreement by and between Heart Test Laboratories, Inc. and The University Court of The University of Glasgow, dated June 2, 2015 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.6	Exercise of Option Agreement by and between Heart Test Laboratories, Inc. and The University Court of The University of Glasgow, dated December 23, 2015 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.7	$130K Note by and between Heart Test Laboratories, Inc. and Front Range Ventures, LLC, dated August 12, 2019 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.8	$1M Loan and Security Agreement by and among Heart Test Laboratories, Inc., Front Range Ventures, LLC and John Q. Adams, Sr., dated April 24, 2020 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.9	Amendment No. 1 to the $1M Loan and Security Agreement, dated September 30, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.10	Amendment No. 2 to the $1M Loan and Security Agreement, dated November 3, 2021 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

Exhibit Number	Exhibit Description

10.11	Form of $1.5M Note (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.12	Form of Amendment No. 1 to the Form of $1.5M Note by and among Heart Test Laboratories, Inc. and the Requisite Noteholders, dated November 2, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.13	Form of Securities Purchase Agreement by and between Heart Test Laboratories, Inc. and Purchasers listed as signatories thereto, dated December 22, 2021 (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.14	Consulting Agreement by and between Heart Test Laboratories, Inc. and Kyngstone Limited, Inc., dated June 25, 2013 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.15	FRV Side Letter by and between Heart Test Laboratories, Inc. and Front Range Ventures, LLC, dated April 10, 2019 (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed with the SEC on June 6, 2022).

10.16†	Amended and Restated Employment Agreement by and between Heart Test Laboratories, Inc. and Mark Hilz, dated April 5, 2022 (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.17†	Employment Agreement by and between Heart Test Laboratories, Inc. and Andrew Simpson, dated April 5, 2022 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.18	Form of Amendment No. 3 to the $1M Loan and Security Agreement, dated May 2022 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.19	Form of Amendment No. 2 to the Form of $1.5M Note by and among Heart Test Laboratories, Inc. and the Requisite Noteholders, dated May 2022 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.20	Form of Time-Based Vesting Nonstatutory Stock Option Agreement of Heart Test Laboratories, Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.21	Form of Performance-Based Vesting Nonstatutory Stock Option Agreement of Heart Test Laboratories, Inc (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 17, 2022).

10.22	Amendment No. 4 to the $1M Loan and Security Agreement, dated January 24, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 24, 2023).

10.23	Purchase Agreement, dated as of March 10, 2023, by and between the Company and Lincoln Park (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on March 10, 2023).

10.24	Registration Rights Agreement, dated as of March 10, 2023, by and between the Company and Lincoln Park (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on March 13, 2023).

10.25†	Heart Test Laboratories, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on March 16, 2023).

Exhibit Number	Exhibit Description

10.26†	Form of the Company’s Incentive Stock Option Agreement under the Company’s 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on March 23, 2023).

10.27†	Form of the Company’s Non-Qualified Stock Option Agreement under the Company’s 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on March 23, 2023).

10.28*	Form of Securities Purchase Agreement.

10.29*	Form of Lockup Agreement.

23.1*	Consent of Haskell & White LLP

23.2*	Consent of Foley Shechter Ablovatskiy LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (contained on the signature page hereto)

107*	Filing Fee Table.

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement;

ii. Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

iii. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas on June 7, 2023.

Heart Test Laboratories, Inc.

By:	/s/ Andrew Simpson
Name: Andrew Simpson
Title: President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

The undersigned officers and directors of Heart Test Laboratories, Inc. hereby constitute and appoint each of Andrew Simpson, Mark Hilz and Danielle Watson with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form S-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title Date

/s/ Andrew Simpson Andrew Simpson	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 7, 2023

/s/ Danielle Watson Danielle Watson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 7, 2023

/s/ Mark Hilz Mark Hilz	Chief Operating Officer, Secretary and Director	June 7, 2023

/s/ Bruce Bent Bruce Bent	Director	June 7, 2023

/s/ David R. Wells David R. Wells	Director	June 7, 2023

/s/ Brian Szymczak Brian Szymczak	Director	June 7, 2023